   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                          METROPOLITAN FINANCIAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      Ohio
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)
                                      6120
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   34-1109469
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                             6001 Landerhaven Drive
                          Mayfield Heights, Ohio 44124
                                 (216) 646-1111

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 ROBERT M. KAYE
                              6001 LANDERHAVEN DR.
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (216) 646-1111
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                              Malvin E. Bank, Esq.
                          Thompson Hine & Flory P.L.L.
                                3900 Key Center
                               127 Public Square
                           Cleveland, Ohio 44114-1216
                                 (216) 566-5500
                             Thomas F. McKee, Esq.
                           Calfee, Halter & Griswold
                        1400 McDonald Investment Center
                              800 Superior Avenue
                           Cleveland, Ohio 44114-2688
                                 (216) 622-8200

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ / ____________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                                   PROPOSED
                                                   PROPOSED        MAXIMUM
TITLE OF EACH                                      MAXIMUM        AGGREGATE
CLASS OF SECURITIES              AMOUNT TO BE   OFFERING PRICE     OFFERING       AMOUNT OF
TO BE REGISTERED                REGISTERED(1)    PER SHARE(1)      PRICE(1)    REGISTRATION FEE
- -----------------------------------------------------------------------------------------------
Shares of Common Stock,
  no par value.................     805,000         $11.00      $8,855,000.00     $3,053.45
===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 1996

PROSPECTUS

[METROPOLITAN LOGO]              700,000 SHARES
                          METROPOLITAN FINANCIAL CORP.
                                  COMMON STOCK

     Of the 700,000 shares of Common Stock, without par value (the "Common Stock") offered hereby, 400,000 shares are being sold by Metropolitan Financial Corp. ("Metropolitan" or the "Corporation"), and 300,000 shares are being sold by the sole shareholder of the Corporation (the "Selling Shareholder"). See "Selling Shareholder and Beneficial Ownership." The Corporation will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholder. After the offering, the Selling Shareholder will own 80.1% of the Corporation's Common Stock (77.2% if the Underwriter's over-allotment option is exercised in full) and as such will be able to control those matters requiring shareholder approval. See "Selling Shareholder and Beneficial Ownership." Prior to this offering, there has been no public market for the Corporation's Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for the factors considered in determining the initial public offering price of the Common Stock.

     The Corporation has applied to have the Common Stock approved for quotation, subject to official notice of issuance, on the Nasdaq National Market
under the symbol "     ". There is no guarantee that an active public trading
market for the Common Stock will develop or be sustained.

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                            ------------------------

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT
   INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY GOVERNMENT
      AGENCY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.

====================================================================================================================
                                                                                                     PROCEEDS TO
                                                              UNDERWRITING        PROCEEDS TO        THE SELLING
                                          PRICE TO PUBLIC      DISCOUNT(1)    THE CORPORATION(2)     SHAREHOLDER
- --------------------------------------------------------------------------------------------------------------------
Per Share...............................          $                 $                  $                  $
- --------------------------------------------------------------------------------------------------------------------
    Total(3)............................          $                 $                  $                  $
====================================================================================================================

(1) The Corporation and the Selling Shareholder have agreed to indemnify McDonald & Company Securities, Inc. (the "Underwriter") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $325,000 payable by the Corporation.

(3) The Selling Shareholder has granted the Underwriter a 30-day option to purchase up to an additional 105,000 shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments. If such option is exercised in full, the total Price to Public, Underwriting
    Discount, and Proceeds to the Selling Shareholder will be $           ,
    $         , and $         respectively. See "Underwriting."

    The shares of Common Stock are offered by the Underwriter subject to receipt and acceptance of the shares by it. The Underwriter reserves the right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor through the facilities of the
Depository Trust Company on or about November   , 1996.

                            ------------------------

                               MCDONALD & COMPANY
                                SECURITIES, INC.
              The date of this Prospectus is               , 1996

[METROPOLITAN SAVINGS BANK LOGO]

                                 [MAP GRAPHIC]

                         ------------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriter's over-allotment option and reflects a 3,125,635-for-one stock split which occurred prior to the completion of the offering. Prospective investors should carefully consider the information set forth under the heading "Risk Factors" beginning on page 6.

                                THE CORPORATION

     Metropolitan is the holding company for Metropolitan Savings Bank of Cleveland (the "Bank"), an Ohio chartered stock savings association headquartered in Mayfield Heights, Ohio. Metropolitan had total assets of $672.8 million at June 30, 1996. The Bank operates 14 full service retail offices serving primarily the eastern suburbs of Cleveland, Ohio and is the sixth largest savings association headquartered in Ohio. The Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

     Metropolitan is wholly-owned by Robert M. Kaye, the Selling Shareholder. In recent years, Metropolitan has pursued a strategy of maximizing long term profitability by pursuing balance sheet growth designed to enhance the franchise value of the Bank, its primary operating subsidiary. Metropolitan seeks to maintain strong growth through (i) increasing total interest-earning assets by continuing to focus on multifamily, commercial real estate and residential loan origination while maintaining a high level of asset quality and "adequately capitalized" status pursuant to FDIC guidelines, (ii) growing time and core deposits at a rate that is consistent with the overall level of growth of interest-earning assets, (iii) increasing non-interest income as a non-credit based source of income that requires a lower commitment of capital than credit based products, and (iv) increasing the capital of the Bank through retained earnings.

     As a result of this strategy, Metropolitan's assets have increased from $249.6 million at December 31, 1991 to $672.8 million at June 30, 1996. Net income for the Corporation has increased from $1.2 million for the year ended December 31, 1991 to $3.5 million for the year ended December 31, 1995. The Corporation's net income was $1.6 million for the six-month period ended June 30, 1996.

     Metropolitan is primarily engaged in originating and purchasing multifamily and commercial real estate loans in Ohio, Southeastern Michigan, Central and Northern New Jersey, Northern Kentucky, and Western Pennsylvania and residential real estate loans in Northeastern Ohio. Metropolitan has expanded its multifamily lending beyond its primary retail banking market of Northeastern, Ohio into other areas of the Midwest and Northeastern United States to markets that it believes are similar in nature to Northeastern Ohio in order to benefit from management's expertise in multifamily lending. Management believes that a certain degree of geographic diversity serves to enhance Metropolitan's asset quality.

     At June 30, 1996, Metropolitan's loan portfolio totalled $563.9 million, of which $270.0 million, or 47.9%, was in multifamily loans. Management intends to continue to focus on originating and purchasing variable rate multifamily, as well as commercial real estate and residential mortgages in its primary lending markets. Management believes that multifamily loans offer attractive risk-adjusted yields and favorable asset/liability management characteristics. Metropolitan believes that, despite growing competition for multifamily real estate loans from other lenders, it will continue to benefit from management's experience and relationships with various sources of multifamily lending developed over the years.

     At June 30, 1996, commercial real estate loans comprised 21.6% of Metropolitan's total loan portfolio. Over the past three years, this portion of Metropolitan's portfolio has increased mainly through purchases. A majority of these loans were part of larger packages of loans that included multifamily residential loans and exhibited the yield and term characteristics sought by Metropolitan and met the underwriting criteria established by Metropolitan. Metropolitan plans to continue to add commercial real estate loans to its portfolio through these types of purchases and to a lesser extent, through origination. Due to regulatory limitations, Metropolitan expects that although the level of commercial real estate loans in its portfolio will continue to increase, the percentage of its loan portfolio consisting of commercial real estate loans will remain stable.

     Metropolitan originates one- to four-family residential loans in its primary market of Northeastern Ohio. Metropolitan originates fixed rate residential loans primarily for sale in the secondary market and originates adjustable rate residential loans to hold in its portfolio. At June 30, 1996, 16.3% of Metropolitan's total loan portfolio was made up of residential real estate loans secured by one- to four-family residences. When Metropolitan sells its fixed rate residential loans into the secondary market, it retains the servicing rights on the loans, thereby increasing the amount of non-interest income to the Corporation.

     In addition to retaining servicing rights on the residential loans that it sells, Metropolitan increases its loan servicing portfolio through purchases of servicing rights. At June 30, 1996, Metropolitan's overall servicing portfolio was $1.5 billion. Of such amount, $1.1 billion represented loans serviced for others. Loan servicing income, net, which was $632,000 in the six months ended June 30, 1996, represents a significant source of fee income to Metropolitan. Management believes that the market value of the servicing portfolio exceeds the amount reflected on the balance sheet.

     Maintaining a high level of asset quality is one of management's top priorities. Net charge-offs have averaged 0.06% for the five years ended December 31, 1995, and net charge-offs were only $13,000 in the six months ended June 30, 1996. At June 30, 1996, nonperforming loans represented 1.03% of total loans and nonperforming assets represented 0.90% of total assets.

     Metropolitan plans to fund its asset growth primarily through growth in time and core deposits. Deposits have grown at a compound annual rate of 21.1% from December 31, 1991 to June 30, 1996, while assets have grown at the rate of 24.5%. As deposit growth has lagged asset growth, Federal Home Loan Bank ("FHLB") advances have been used by the Bank to fund asset growth. Metropolitan targets growing communities with demographic and market characteristics which can support new retail sales office locations and plans to open two de novo offices per year. In addition to providing a source of core deposit funding, these retail sales offices will enable the Corporation to continue to increase residential, consumer and business lending in its primary Ohio markets.

     In recent years, Metropolitan has put in place several initiatives designed to make the Bank a full service bank. Metropolitan has created a trust department, which manages investment assets for individuals and institutional clients. In addition, the Bank has business lending and consumer loan departments and personnel. Recently, the Bank instituted a credit card program. These initiatives have been undertaken despite the short-term detrimental impact on earnings as Metropolitan believes that such additional products and services will enhance its competitive position and profitability in future years. Although these activities constitute a relatively small part of Metropolitan's business strategy at the present time, management expects these lines of business to continue to grow and to become a more significant part of the business of the Bank in the future.

     The Corporation was incorporated in Ohio in 1972. Its corporate headquarters is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124 and its telephone number is (216) 646-1111.

                                  THE OFFERING

Common Stock offered by the
Corporation...........................      400,000

Common Stock offered by the Selling
Shareholder...........................      300,000(1)

Common Stock outstanding after the
offering..............................     3,525,635

Use of proceeds.......................     The Corporation anticipates that all
                                           of the proceeds to the Corporation
                                           will be contributed as paid-in
                                           capital to the Bank. See "Use of
                                           Proceeds."

Nasdaq National Market symbol.........
- ---------------

(1) 405,000 shares assuming full exercise of the Underwriter's over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain summary consolidated financial and other data of the Corporation at or for the dates indicated. The information with respect to the six month periods ended June 30, 1996 and 1995 has been derived from Metropolitan's unaudited financial statements. In the opinion of management, all adjustments (which consist of normal recurring accruals) necessary for a fair presentation have been included. This information should be read in conjunction with the Consolidated Financial Statements and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.

                                                  SIX MONTHS
                                                ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                                           ------------------------    ----------------------------------------------------------
                                              1996          1995          1995         1994        1993        1992        1991
                                           ----------    ----------    ----------    --------    --------    --------    --------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
  Total assets...........................  $  672,786    $  555,274    $  590,095    $479,384    $372,390    $300,500    $249,587
  Loans receivable, net..................     563,883       462,424       478,345     424,944     284,288     216,688     164,983
  Loans held for sale....................      10,686        16,739         1,504          84      10,391       5,082      11,839
  Mortgage-backed securities.............      41,821        24,874        39,156      16,785      13,412      23,322      33,040
  Securities.............................      12,136        12,333        22,806       7,641      10,168      19,740      20,040
  Cost in excess of fair value of net
    assets acquired......................       3,079         3,298         3,188       3,409       3,631       3,853       4,098
  Cost of loan servicing rights..........       8,693         8,910         9,130       4,825       2,295       1,541         358
  Deposits...............................     558,794       454,822       503,742     436,198     332,549     269,159     228,331
  Borrowings.............................      77,074        64,674        46,874      15,504      15,745      11,820       5,910
  Shareholder's equity...................      26,614        23,021        25,466      20,280      17,750      13,111      10,157
SELECTED OPERATIONS DATA:
  Total interest income..................  $   24,988    $   20,368    $   43,127    $ 31,389    $ 24,448    $ 22,100    $ 20,942
  Total interest expense.................     (15,449)      (12,388)      (26,816)    (15,992)    (11,215)    (12,285)    (14,851)
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Net interest income....................       9,539         7,980        16,311      15,397      13,233       9,815       6,091
  Provision for loan losses..............        (685)         (479)         (959)       (766)       (740)       (367)        (45)
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Net interest income after provision for
    loan losses..........................       8,854         7,501        15,352      14,631      12,493       9,448       6,046
  Loan servicing income, net.............         632           391         1,068         642         601         490         226
  Gain on sales of loans and
    securities...........................          36           113           833          86       1,712         719         261
  Other non-interest income..............       1,378         1,458         2,631       1,123       1,067         578         465
  Non-interest expense...................      (8,363)       (6,752)      (14,187)    (11,058)     (8,274)     (6,339)     (5,032)
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Income before income taxes and
    cumulative effect of change in
    accounting methods...................       2,537         2,711         5,697       5,424       7,599       4,896       1,966
  Income tax expense.....................        (956)       (1,032)       (2,155)     (1,987)     (2,829)     (1,773)       (715)
  Cumulative effect on prior years of
    change in accounting method..........          --            --            --          --        (300)         --          --
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Net income.............................  $    1,581    $    1,679    $    3,542    $  3,437    $  4,470    $  3,123    $  1,251
                                           ==========    ==========    ==========    ========    ========    ========    ========
PER SHARE DATA:(1)
  Net income.............................  $     0.51    $     0.54    $     1.13    $   1.10    $   1.43    $   1.00    $   0.40
  Book value.............................        8.51          7.37          8.15        6.49        5.68        4.19        3.25
  Tangible book value....................        7.46          6.20          7.04        5.26        4.32        2.71        1.63
PERFORMANCE RATIOS:(2)
  Return on average assets...............        0.50%         0.66%         0.65%       0.82%       1.34%       1.13%       0.54%
  Return on average equity...............       12.17         15.59         16.19       17.83       29.30       27.01       13.32
  Interest rate spread...................        2.89          2.97          2.92        3.65        4.05        3.86        2.82
  Net interest margin(3).................        3.19          3.27          3.18        3.87        4.26        3.88        2.82
  Average interest-earning assets to
    average interest-bearing
    liabilities..........................      105.22        105.11        105.13      105.53      105.62      100.33      100.04
  Non-interest expense to average
    assets...............................        2.63          2.64          2.61        2.64        2.49        2.30        2.17
  Efficiency ratio(4)....................       71.24         66.80         68.28       62.95       49.42       52.51       67.51
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans(5).............................        1.03          0.69          0.68        0.55        1.08        0.44        0.26
  Non-performing assets to total
    assets(5)............................        0.90          0.60          0.60        0.51        1.08        0.40        0.24
  Allowance for losses on loans to total
    loans(5).............................        0.59          0.57          0.57        0.45        0.43        0.32        0.28
  Net charge-offs to average loans(2)....        0.00          0.02          0.02        0.03        0.09        0.07        0.10
CAPITAL RATIOS:(5)
  Shareholder's equity to total assets...        3.96          4.15          4.32        4.23        4.77        4.36        4.07
  Tier 1 capital to total assets.........        5.89          5.26          5.77        5.34        5.81        4.47        4.18
  Tier 1 capital to risk-weighted
    assets...............................        8.22          7.47          8.20        7.60        8.33        6.75        7.00
OTHER DATA:
  Loans serviced for others..............  $1,135,615    $1,181,349    $1,182,216    $739,425    $504,677    $396,703    $208,899
  Number of full service offices.........          14            11            13          11           9           8          10
  Number of loan production offices......           6             4             5           4           1          --          --

- ---------------

(1) Per share data has been calculated to reflect the 3,125,635-for-one stock split which occurred prior to the completion of the offering.

(2) Ratios for interim periods are stated on an annualized basis.

(3) Represents the ratio of net interest income to average interest-earning assets.

(4) Equals non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income (excluding gains or losses on securities transactions).

(5) Ratios are calculated based on period end balances.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, together with the information set forth in this Prospectus, prior to purchasing any shares of Common Stock offered hereby.

CONTROL BY ROBERT M. KAYE

     The Corporation is currently wholly-owned by Robert M. Kaye of Rumson, New Jersey. Mr. Kaye is also Chairman of the Corporation, Chairman of the Bank and the Selling Shareholder. Following the offering, Mr. Kaye will continue to own 80.1% of the Corporation's outstanding Common Stock (77.2% if the Underwriter's over-allotment option is exercised in full), will control the outcome of various matters submitted to the shareholders for approval, will have the ability to elect or remove all of the directors of the Corporation and will have ultimate control of the Corporation and the Bank. See "Selling Shareholder and Beneficial Ownership."

DIVIDEND POLICY

     The Corporation has paid no cash dividends on its Common Stock since 1987. Furthermore, the Corporation anticipates that future earnings will be retained to finance the Corporation's operations and support the continued growth of the Bank. Accordingly, the Corporation does not currently anticipate paying cash dividends on its Common Stock in the foreseeable future. In addition, the terms of the Corporation's 10% subordinated debt maturing December 31, 2001 and outstanding in the amount of $4.9 million (the "1993 Subordinated Notes") prohibit the Corporation from paying any cash dividend while the 1993 Subordinated Notes are outstanding. Also, the Indenture dated as of December 1, 1995 between the Corporation and Boatmen's Trust Company (the "Indenture") covering the 9 5/8% subordinated debt maturing January 1, 2005 and outstanding in the amount of $14.0 million (the "1995 Subordinated Notes") imposes certain limitations on the payment of cash dividends by the Corporation. Specifically, the Indenture prohibits the Corporation from paying a dividend or other distribution on its equity securities unless the Corporation's ratio of tangible equity to total assets is in excess of 7.0%. For these purposes, the Indenture defines tangible equity as Consolidated Net Worth (as defined on the Indenture) less goodwill. Finally, the loan agreement between the Corporation and The Huntington National Bank, dated February 22, 1995 (the "Huntington Loan Agreement") prohibits the payment of dividends by the Corporation without the prior written consent of The Huntington National Bank. The Corporation is currently engaged in discussions with The Huntington National Bank regarding a modification of the terms of the Huntington Loan Agreement. See "Dividend Policy" and "Description of Subordinated Notes."

REAL ESTATE LENDING

     At June 30, 1996, approximately 90.7% of Metropolitan's loans were secured by real estate. Therefore, Metropolitan's ability to conduct its mortgage lending business and the value of Metropolitan's real estate collateral could be adversely affected by adverse changes in the real estate markets in which Metropolitan conducts its business. At June 30, 1996, approximately 61.7% of the principal amount of Metropolitan's real estate loans was secured by properties located in Ohio. A decline in real estate values in Ohio would increase the risk that losses would be incurred should borrowers default on their loans.

     At June 30, 1996, approximately 44.4% of the principal amount of Metropolitan's loans was secured by multifamily properties. Multifamily properties include residential apartment buildings of five or more units. Metropolitan focuses on this segment of the market more than many other financial institutions, and it believes that this emphasis gives Metropolitan certain competitive advantages. Loans secured by multifamily properties, however, are generally higher in principal amount and are considered to entail a higher level of risk of loss than loans secured by one- to four-family residences. Potential significant sources of losses are that the cash flows from the properties securing the loans may become inadequate to service the loan payments and that the value of the collateral may not be sufficient to repay the loan. See "Business -- Loan Originations and Purchases -- Multifamily Residential Lending."

     At June 30, 1996, approximately 20.1% of the principal amount of Metropolitan's loans was secured by commercial real estate. Commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences due to the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on commercial properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related business activities. See "Business -- Loan Originations and Purchases -- Commercial Real Estate Lending."

ALLOWANCE FOR LOSSES ON LOANS

     Metropolitan's allowance for losses on loans is maintained at a level considered adequate by management to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrowing situations, including financial position and collateral values and other factors and estimates that are subject to change over time. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Metropolitan's control, and such losses may exceed Metropolitan's current allowance for losses on loans. At June 30, 1996, Metropolitan had total non-performing loans of $5.8 million. At the same date, Metropolitan's allowance for losses on loans was $3.4 million, or 0.59% of total loans and 59.0% of total non-performing loans. There can be no assurance, however, that such allowance will be adequate to cover actual losses. See "Business -- Loan Delinquencies and Non-Performing Assets and -- Allocation of Allowance for Losses on Loans."

ASSET GROWTH STRATEGY

     Metropolitan's primary strategy is to maximize long-term profitability by pursuing balance sheet growth designed to enhance the franchise value of the Bank. This growth strategy may present special risks. One potential risk is that shareholders may incur dilution of book value and earnings per share in the event that the Corporation makes an acquisition using Common Stock as the consideration. In addition, in accordance with this growth strategy, the Corporation's objective has been to maintain "adequately capitalized" status (as opposed to "well capitalized" status) under Federal regulatory guidelines. In the event that the Corporation's operating performance would be adversely affected by losses on loans or other circumstances, the Bank's capital status could be reclassified as "undercapitalized." An undercapitalized institution is subject to "prompt corrective action" by its primary regulator and may be required to comply with certain mandatory or discretionary supervisory actions. Prompt corrective action includes increased restrictions on dividends and other capital distributions by the Bank to its holding company and can require the creation of a written capital restoration plan which must be submitted to and approved by regulators. Institutions like the Bank which operate with capital at or close to the required levels may be more likely to be reclassified to the next lower capital category. See "Regulation and Supervision -- The
Bank -- Prompt Corrective Action and -- Restrictions on Dividends and Other Capital Distributions."

LEVERAGE; CAPITAL DISTRIBUTION REGULATIONS

     As a result of the Corporation's asset growth strategy and its use of long-term debt to help fund its growth, the Corporation is highly leveraged and its debt service requirements are substantial. As of June 30, 1996, the Corporation had long term indebtedness (excluding FHLB advances) of $18.9 million and shareholder's equity of $26.6 million. The ability of the Corporation to satisfy its obligations is dependent upon the Bank's ability to generate profits and pay dividends to the Corporation as well as the Corporation's ability to renew or refinance borrowings or to raise additional equity capital. Each of these alternatives is dependent upon financial, business, regulatory and other general factors affecting the Corporation. There can be no assurance that any such alternatives would be accomplished on satisfactory terms. See "Capitalization."

     The Office of Thrift Supervision's ("OTS") capital distribution regulations limit the Bank's ability to pay dividends to Metropolitan based on the Bank's capital level and supervisory condition. Under the regulations, a savings institution that meets the OTS capital requirements is generally permitted to make capital distributions during a year up to the greater of (i) 100% of its net income during that year, plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the excess capital over its capital requirements), or (ii) 75% of its net income over the most recent four-quarter period. In addition, an insured depository institution is prohibited from declaring any dividend, making any other capital distribution, or paying a management fee to its holding company if, following the distribution or payment, the institution would be classified as "undercapitalized" or lower. See "Regulation and Supervision -- The Bank -- Prompt Corrective Action." As of June 30, 1996, the Bank met the OTS capital requirements and under the above regulations, the Bank had approximately $3.5 million available for the payment of dividends in the aggregate to Metropolitan. There can be no assurance that the Bank will continue to meet its capital requirements or that its net income and surplus capital in the future will be sufficient to permit the payment of dividends by the Bank to Metropolitan. In the event that the capital of the Bank falls below its capital requirements or the OTS notifies the Bank that it is in need of more than normal supervision, the ability of the Bank to pay dividends could be further restricted. See "Regulation and Supervision -- The Bank -- Restrictions on Dividends and Other Capital Distributions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital."

FLUCTUATIONS IN QUARTERLY RESULTS

     The Corporation has experienced and expects to continue to experience fluctuations in quarterly results of operations. The Corporation's sources of non-interest income such as loan option income may provide fluctuating amounts of non-interest income from quarter to quarter. In these option transactions Metropolitan purchases loans and sells nonrefundable options to a third party to purchase these same loans at a specified price within a specified time period. The third party is a loan broker and the loan option fee is negotiated based on the principal amount of the loans involved. These option transactions provide the loan broker a period of time to find a buyer who is willing to pay a higher price for the loans. See "Business -- Loan Option Income."

     Loan option income is dependent on the availability of suitable loans for purchase as well as the willingness of the potential optionee to negotiate an option fee with the Corporation. As a result, the Corporation believes that period-to-period comparisons of its operating results should not necessarily be relied upon to predict future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

     As a savings and loan holding company, Metropolitan is subject to regulation, examination and supervision by the OTS. The Bank is subject to regulation and examination by the OTS, the FDIC and by agencies of the State of Ohio. Applicable laws and regulations relate to such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority.

     Effective January 1, 1996, the FDIC reduced the annual deposit insurance assessment rate for "well capitalized" institutions insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000 annually and reduced the rates for other BIF-insured institutions to a range of 0.03% to 0.31% of deposits. All national banks and state commercial banks are insured by the BIF. The FDIC has made no change to the current rates paid by institutions insured by the Savings Association Insurance Fund ("SAIF"), which range from 0.23% to 0.31% of deposits depending upon the institution's capital level and risk classification. Metropolitan's deposits are insured by the SAIF and its premium rate for 1996 is 0.26% of deposits. This rate differential puts all members of the SAIF, including Metropolitan, at a competitive disadvantage. Correcting this inequity will require Congressional action.

     Several proposals are currently under consideration by Congress and it is not possible to project which will ultimately be adopted; however, one component of all proposals is likely to occur. A special one-time assessment on SAIF deposits has been agreed to by trade groups representing SAIF-insured institutions. The one-time assessment rate is expected to range from 0.85% to 0.90% of insured deposits. Based upon insured deposits at the proposed measurement date of March 31, 1995 and an assumed assessment of 0.875%, the assessment to Metropolitan would be approximately $3.9 million, or $2.6 million after-tax.

     Another aspect of the resolution of the BIF/SAIF premium disparity issue that is currently being considered is the merger of the SAIF and the BIF into a single insurance fund. In connection with the merger of the funds, it is possible that SAIF-insured institutions will be required to convert their charters into state bank charters or national bank charters. If such proposal became law, the Corporation could be subject to capital requirements. The Corporation is not currently subject to such requirements. See "Regulation and Supervision -- The Bank -- Insurance of Accounts and Regulation by the FDIC."

EXPOSURE TO CHANGES IN INTEREST RATES

     The consolidated net income of Metropolitan depends to a substantial extent on its net interest income, which reflects the difference between the interest income Metropolitan receives from loans, securities and other interest-earning assets, and the interest expense it pays to obtain deposits and other liabilities. During periods of rising interest rates, Metropolitan's net interest income could be adversely affected, because in such an environment, rates paid on deposits tend to rise more quickly than rates received on loans. These rates are highly sensitive to many factors including competition, general economic conditions and the policies of various governmental and regulatory authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management."

COMPETITION

     Metropolitan faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating loans comes primarily from other savings institutions, commercial banks, mortgage companies, credit unions, finance companies and insurance companies. Competition in deposits comes primarily from other savings institutions, commercial banks, credit unions, mutual funds and brokerage companies. Some of the Bank's competitors have higher lending limits and substantially greater financial resources than the Bank. See "Business -- Competition."

NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; DILUTION

     Prior to the offering, there has been no public market for the shares of the Corporation's Common Stock. Although the Corporation has applied to have the Common Stock approved for quotation on the Nasdaq National Market, there can be no assurance that an active market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined through negotiations among the Corporation, the Selling Shareholder and the Underwriter and may not be indicative of the market price for the shares of Common Stock after the offering. In addition, the stock market has from time-to-time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Generally, market fluctuations may adversely affect the market price of the Common Stock. A variety of events, including quarter to quarter variations in operating results, news announcements, trading volume, general market trends and other factors, could result in fluctuations in the price of the Common Stock and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of $2.42 in the net tangible book value per share of their investment. In the event the Corporation issues additional Common Stock in the future, purchasers of Common Stock in this offering may experience further dilution in the net tangible book value per share of the Common Stock. See "Underwriting" and "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following the offering, or the perception that such sales could occur, could have an adverse effect on the price of the shares of Common Stock. The shares of Common Stock offered hereby will be freely transferable by persons who are not affiliates of the Corporation without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Following the completion of the offering, the Selling Shareholder will own 80.1% of the Corporation's outstanding Common Stock (77.2% if the Underwriter's over-allotment option is exercised in full). In addition, the Underwriter has
agreed to reserve      shares of Common Stock offered by this Prospectus for
sale to officers and directors of the Corporation. The Selling Shareholder and the directors and executive officers of the Corporation have agreed not to offer or sell any shares of Common Stock or securities convertible into or exchangeable for Common Stock, for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriter. The Underwriter, in its sole discretion, and at any time without prior notice, may release all or any portion of the Common Stock subject to the lockup arrangement described herein. All shares of Common Stock held by such affiliates of the Corporation, including the Selling

Shareholder, are subject to certain restrictions on resale under the Securities Act, but may be resold upon the expiration of the lockup period in accordance with the volume and manner of sale restrictions of Rule 144 promulgated under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting."

ANTITAKEOVER PROVISIONS

     Certain provisions of the Corporation's Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Code of Regulations (the "Regulations") and of the Ohio General Corporation Law (the "OGCL"), together or separately, could discourage potential acquisition proposals, delay or prevent a change in control of the Corporation and limit the price that certain investors might be willing to pay in the future for the Common Stock. Among other things, these provisions (i) require certain supermajority votes; (ii) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings; and
(iii) provide for a classified Board of Directors, and for the removal of directors only for cause upon the affirmative vote of the holders of a majority of the shares entitled to vote.

     Pursuant to the Corporation's Articles, upon the closing of the offering, the Board of Directors of the Corporation will have authority to issue up to ten million preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to the shares of Common Stock. Issuance of preferred shares could result in the dilution of the voting power of the shares of Common Stock, adversely affect holders of the Common Stock in the event of liquidation of the Corporation or delay, defer or prevent a change in control of the Corporation. See "Description of Capital Stock -- Potential Anti-Takeover Effects of Articles, Regulations and OGCL."

                                USE OF PROCEEDS

     The net proceeds to the Corporation from the sale of the Common Stock are estimated to be $3.4 million after deduction of the underwriting discount and estimated expenses. The Corporation anticipates that all of the proceeds to the Corporation will be contributed as paid-in capital to the Bank and will be added to the Bank's general funds to be used for general corporate purposes, thereby increasing the level of its regulatory capital.

                                DIVIDEND POLICY

     The Corporation anticipates that future earnings will be retained to finance the Corporation's operations and to support the continued growth of the Bank. Accordingly, the Corporation does not currently anticipate paying cash dividends on its Common Stock in the foreseeable future. The payment of future dividends will be subject to the discretion of the Board of Directors of the Corporation and will depend on the Corporation's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements and legal restrictions on the payment of dividends. The terms of the 1993 Subordinated Notes prohibit the Corporation from paying any cash dividend while any of the 1993 Subordinated Notes are outstanding. The Indenture prohibits the Corporation from paying a dividend or other distribution on its equity securities unless the Corporation's ratio of tangible equity to total assets is in excess of 7.0%. For these purposes, the Indenture defines tangible equity as Consolidated Net Worth (as defined in the Indenture) less goodwill. Finally, the Huntington Loan Agreement prohibits the payment of dividends by the Corporation without the prior written consent of The Huntington National Bank. The Corporation is currently engaged in discussions with The Huntington National Bank regarding a modification of the terms of the Huntington Loan Agreement. See "Description of Subordinated Notes."

                                    DILUTION

     The net tangible book value of the Corporation at June 30, 1996 was $23.3 million, or $7.46 per share of Common Stock, after giving effect to the 3,125,635-for-one stock split which was effected prior to the closing of this offering. Net tangible book value per share is equal to the Corporation's total tangible assets and cost of loan servicing rights less total tangible liabilities, divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Corporation of the 400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share (the midpoint of the assumed initial public offering range), and after deducting the estimated underwriting discount and offering expenses, the pro forma net tangible book value of the Corporation as of June 30, 1996 would have been $26.7 million, or $7.58 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $0.12 per share to the Selling Shareholder and an immediate dilution of $2.42 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

     Initial public offering price per share............................           $10.00
       Net tangible book value per share as of June 30, 1996............  $7.46
       Increase per share attributable to new investors.................   0.12
                                                                          -----
     Pro forma net tangible book value per share as of June 30, 1996....             7.58
     Net tangible book value dilution per share to new investors........           $ 2.42
                                                                                   ======

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Corporation, including deposits and borrowings, as of June 30, 1996, and as adjusted to reflect the sale of 400,000 shares of Common Stock offered by the Corporation hereby and the application of the net proceeds therefrom as described under "Use of Proceeds." The historical data has been derived from the Corporation's Consolidated Financial Statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto.

                                                                              JUNE 30, 1996
                                                                        --------------------------
                                                                        HISTORICAL     AS ADJUSTED
                                                                        ----------     -----------
                                                                        (IN THOUSANDS)
Deposits.............................................................    $ 558,794      $ 558,794
FHLB advances........................................................       58,200         58,200
1993 Subordinated Notes..............................................        4,874          4,874
1995 Subordinated Notes..............................................       14,000         14,000
                                                                          --------      ---------
     Total borrowings................................................       77,074         77,074
                                                                          --------      ---------
     Total deposits and borrowings...................................    $ 635,868      $ 635,868
                                                                          ========      =========
Shareholder's equity:
  Common stock, no par value, 250,000 shares authorized, one share issued and outstanding at June 30, 1996 and 10,000,000 shares authorized, 3,525,635 shares issued and outstanding, as
     adjusted........................................................           --             --
  Additional paid-in capital.........................................    $   7,801      $  11,196
  Retained earnings..................................................       18,510         18,510
  Unrealized gain on securities available for sale...................          303            303
                                                                          --------      ---------
     Total shareholder's equity......................................    $  26,614      $  30,009
                                                                          ========      =========

     Minimum capital requirements to determine whether an institution is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" define adequately capitalized institutions as having a total risk-based capital ratio of 8% or greater; a Tier 1 risk-based capital ratio of 4% or greater and either (i) a leverage ratio of 4% or greater or (ii) a leverage ratio of 3% or greater and a rating of composite 1 under the MACRO rating system. The Bank's ratios at June 30, 1996 were 8.82%, 8.22% and 5.89% respectively. As a result, the Bank meets the capital requirements of an adequately capitalized institution. See "Regulation and Supervision -- The Bank -- Prompt Corrective Action."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth certain selected consolidated financial and other data of the Corporation at or for the dates indicated. The information with respect to the six month periods ended June 30, 1996 and 1995 has been derived from Metropolitan's unaudited financial statements. In the opinion of management, all adjustments (which consist of normal recurring accruals) necessary for a fair presentation have been included. This information should be read in conjunction with the Consolidated Financial Statements and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year.

                                                  SIX MONTHS
                                                ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
                                           ------------------------    ----------------------------------------------------------
                                              1996          1995          1995         1994        1993        1992        1991
                                           ----------    ----------    ----------    --------    --------    --------    --------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
  Total assets...........................  $  672,786    $  555,274    $  590,095    $479,384    $372,390    $300,500    $249,587
  Loans receivable, net..................     563,883       462,424       478,345     424,944     284,288     216,688     164,983
  Loans held for sale....................      10,686        16,739         1,504          84      10,391       5,082      11,839
  Mortgage-backed securities.............      41,821        24,874        39,156      16,785      13,412      23,322      33,040
  Securities.............................      12,136        12,333        22,806       7,641      10,168      19,740      20,040
  Cost in excess of fair value of net
    assets acquired......................       3,079         3,298         3,188       3,409       3,631       3,853       4,098
  Cost of loan servicing rights..........       8,693         8,910         9,130       4,825       2,295       1,541         358
  Deposits...............................     558,794       454,822       503,742     436,198     332,549     269,159     228,331
  Borrowings.............................      77,074        64,674        46,874      15,504      15,745      11,820       5,910
  Shareholder's equity...................      26,614        23,021        25,466      20,280      17,750      13,111      10,157
SELECTED OPERATIONS DATA:
  Total interest income..................  $   24,988    $   20,368    $   43,127    $ 31,389    $ 24,448    $ 22,100    $ 20,942
  Total interest expense.................     (15,449)      (12,388)      (26,816)    (15,992)    (11,215)    (12,285)    (14,851)
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Net interest income....................       9,539         7,980        16,311      15,397      13,233       9,815       6,091
  Provision for loan losses..............        (685)         (479)         (959)       (766)       (740)       (367)        (45)
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Net interest income after provision for
    loan losses..........................       8,854         7,501        15,352      14,631      12,493       9,448       6,046
  Loan servicing income, net.............         632           391         1,068         642         601         490         226
  Gain on sales of loans and
    securities...........................          36           113           833          86       1,712         719         261
  Other non-interest income..............       1,378         1,458         2,631       1,123       1,067         578         465
  Non-interest expense...................      (8,363)       (6,752)      (14,187)    (11,058)     (8,274)     (6,339)     (5,032)
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Income before income taxes and
    cumulative effect of change in
    accounting methods...................       2,537         2,711         5,697       5,424       7,599       4,896       1,966
  Income tax expense.....................        (956)       (1,032)       (2,155)     (1,987)     (2,829)     (1,773)       (715)
  Cumulative effect on prior years of
    change in accounting method..........          --            --            --          --        (300)         --          --
                                           ----------    ----------    ----------    --------    --------    --------    --------
  Net income.............................  $    1,581    $    1,679    $    3,542    $  3,437    $  4,470    $  3,123    $  1,251
                                           ==========    ==========    ==========    ========    ========    ========    ========
PER SHARE DATA:(1)
  Net income.............................  $     0.51    $     0.54    $     1.13    $   1.10    $   1.43    $   1.00    $   0.40
  Book value.............................        8.51          7.37          8.15        6.49        5.68        4.19        3.25
  Tangible book value....................        7.46          6.20          7.04        5.26        4.32        2.71        1.63
PERFORMANCE RATIOS:(2)
  Return on average assets...............        0.50%         0.66%         0.65%       0.82%       1.34%       1.13%       0.54%
  Return on average equity...............       12.17         15.59         16.19       17.83       29.30       27.01       13.32
  Interest rate spread...................        2.89          2.97          2.92        3.65        4.05        3.86        2.82
  Net interest margin(3).................        3.19          3.27          3.18        3.87        4.26        3.88        2.82
  Average interest-earning assets to
    average interest-bearing
    liabilities..........................      105.22        105.11        105.13      105.53      105.62      100.33      100.04
  Non-interest expense to average
    assets...............................        2.63          2.64          2.61        2.64        2.49        2.30        2.17
  Efficiency ratio(4)....................       71.24         66.80         68.28       62.95       49.42       52.51       67.51
ASSET QUALITY RATIOS:
  Non-performing loans to total
    loans(5).............................        1.03          0.69          0.68        0.55        1.08        0.44        0.26
  Non-performing assets to total
    assets(5)............................        0.90          0.60          0.60        0.51        1.08        0.40        0.24
  Allowance for losses on loans to total
    loans(5).............................        0.59          0.57          0.57        0.45        0.43        0.32        0.28
  Net charge-offs to average loans(2)....        0.00          0.02          0.02        0.03        0.09        0.07        0.10
CAPITAL RATIOS:(5)
  Shareholder's equity to total assets...        3.96          4.15          4.32        4.23        4.77        4.36        4.07
  Tier 1 capital to total assets.........        5.89          5.26          5.77        5.34        5.81        4.47        4.18
  Tier 1 capital to risk-weighted
    assets...............................        8.22          7.47          8.20        7.60        8.33        6.75        7.00
OTHER DATA:
  Loans serviced for others..............  $1,135,615    $1,181,349    $1,182,216    $739,425    $504,677    $396,703    $208,899
  Number of full service offices.........          14            11            13          11           9           8          10
  Number of loan production offices......           6             4             5           4           1          --          --

- ---------------

(1) Per share data has been calculated to reflect the 3,125,635-for-one stock split which occurred prior to the completion of the offering.

(2) Ratios for interim periods are stated on an annualized basis.

(3) Represents the ratio of net interest income to average interest-earning assets.

(4) Equals non-interest expense less amortization of intangible assets divided by net interest income plus non-interest income (excluding gains or losses on securities transactions).

(5) Ratios are calculated based on period end balances.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For a comprehensive understanding of Metropolitan's financial condition and performance, this discussion should be considered in conjunction with the Consolidated Financial Statements, accompanying notes, and other information contained herein.

OVERVIEW

     The reported results of Metropolitan primarily reflect the operations of the Bank. Metropolitan's results of operations are dependent on a variety of factors, including the general interest rate environment, competitive conditions in the industry, governmental policies and regulations and conditions in the markets for financial assets. Like most financial institutions, the primary contributor to Metropolitan's income is net interest income, the difference between the interest Metropolitan earns on interest-earning assets, such as loans and securities, and the interest Metropolitan pays on interest-bearing liabilities, such as deposits and borrowings. Metropolitan's operations are also affected by non-interest income, such as loan servicing fees, gains or losses from sales of loans and securities and loan option income. Metropolitan's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, occupancy costs, federal deposit insurance premiums, and other general and administrative expenses.

     Average Balances and Yields. The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin refers to net interest income divided by total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. All average balances are daily average balances. Non-accruing loans are considered in average loan balances.

                          AVERAGE BALANCES AND YIELDS

                                                                                       SIX MONTHS ENDED JUNE 30,
                                                               ------------------------------------------------------------------
                                                                            1996                               1995
                                                               ------------------------------------------------------------------
                                                                                     (DOLLARS IN THOUSANDS)
                                                               AVERAGE                 AVERAGE    AVERAGE                 AVERAGE
                  INTEREST-EARNING ASSETS:                     BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE
                                                               --------    --------    -------    --------    --------    -------
Loans receivable............................................   $538,347    $ 23,040      8.56%    $453,516    $ 19,317      8.52%
Mortgage-backed securities available for sale(1)............     38,301       1,265      6.61       20,684         656      6.34
Other(1)....................................................     21,720         683      6.29       13,604         395      5.81
                                                               --------    --------               --------    --------
  Total interest-earning assets.............................    598,368      24,988      8.35      487,804      20,368      8.35
                                                                           --------                           --------
Nonearning assets...........................................     36,781                             24,597
                                                               --------                           --------
  Total assets..............................................   $635,149                           $512,401
                                                               ========                           ========
INTEREST-BEARING LIABILITIES:
Deposits....................................................   $507,053      13,345      5.29     $424,215      10,951      5.21
Other borrowings............................................     61,624       2,104      6.87       39,890       1,437      7.26
                                                               --------    --------               --------    --------
  Total interest-bearing liabilities........................    568,677      15,449      5.46      464,105      12,388      5.38
                                                                           --------                           --------
Noninterest-bearing liabilities.............................     40,480                             26,750
Shareholder's equity........................................     25,992                             21,546
                                                               --------                           --------
  Total liabilities and shareholder's equity................   $635,149                           $512,401
                                                               ========                           ========
Net interest income and interest rate spread................               $  9,539      2.89                 $  7,980      2.97
                                                                           ========                           ========
Net interest margin.........................................                             3.19                               3.27
Average interest-earning assets to average interest-bearing
  liabilities...............................................     105.22%                            105.11%
                                                                        YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------------------------------
                                         1995                               1994                               1993
                            -----------------------------------------------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)
                            AVERAGE                 AVERAGE    AVERAGE                 AVERAGE    AVERAGE                 AVERAGE
                            BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE      BALANCE     INTEREST     RATE
                            --------    --------    -------    --------    --------    -------    --------    --------    -------
INTEREST-EARNING ASSETS:
Loans receivable.........   $458,423    $ 39,655      8.65 %   $361,627    $ 29,762      8.23 %   $267,120    $ 22,584      8.45 %
Mortgage-backed
  securities available
  for sale(1)(2).........     39,342       2,493      6.34       13,636         693      5.08       23,181       1,143      4.93
Other(1).................     14,610         979      6.70       22,261         934      4.20       20,179         721      3.57
                            --------    --------               --------    --------               --------     -------
  Total interest-earning
    assets...............    512,375      43,127      8.42      397,524      31,389      7.90      310,480      24,448      7.87
                                        --------                           --------                            -------
Nonearning assets........     31,881                             21,986                             22,241
                            --------                           --------                            -------
  Total assets...........   $544,256                           $419,510                           $332,721
                            ========                           ========                            =======
INTEREST-BEARING
  LIABILITIES:
Deposits.................   $439,286      23,522      5.35     $363,553      14,918      4.10     $287,173      10,778      3.76
Other borrowings.........     48,066       3,294      6.85       13,146       1,074      8.17        6,778         437      6.45
                            --------    --------               --------    --------               --------     -------
  Total interest-bearing
    liabilities..........    487,352      26,816      5.50      376,699      15,992      4.25      293,951      11,215      3.82
                                        --------                           --------                            -------
Noninterest-bearing
  liabilities............     35,032                             23,533                             23,516
Shareholder's equity.....     21,872                             19,278                             15,254
                            --------                           --------                            -------
  Total liabilities and
    shareholder's equity
    .....................   $544,256                           $419,510                           $332,721
                            ========                           ========                            =======
Net interest income and
  interest rate spread...               $ 16,311      2.92                 $ 15,397      3.65                 $ 13,233      4.05
                                        ========                           ========                           ========
Net interest margin......                             3.18                               3.87                               4.26
Average interest-earning
  assets to average
  interest-bearing
  liabilities............     105.13%                            105.53%                            105.62%

- ---------------

(1) The average balances of mortgage-backed securities and securities available for sale are presented at historical cost.
(2) Mortgage-backed securities were classified as held for sale in 1993, prior to the adoption of Statement of Financial Accounting Standards ("SFAS") No.
    115. The average balances of mortgage-backed securities held for sale are reported at historical cost.

     Rate and Volume Variances. Net interest income is affected by changes in the level of interest-earning assets and interest-bearing liabilities and changes in yields earned on assets and rates paid on liabilities. The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in average asset and liability balances and changes in average rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to change due to volume and change due to rate.


                                                                                YEAR ENDED DECEMBER 31,
                                      SIX MONTHS ENDED          -------------------------------------------------------
                                   JUNE 30, 1996 VS. 1995             1995 VS. 1994                 1994 VS. 1993
                                    INCREASE (DECREASE)            INCREASE (DECREASE)           INCREASE (DECREASE)
                                 --------------------------     -------------------------     -------------------------
                                                                     (IN THOUSANDS)
                                           CHANGE    CHANGE               CHANGE   CHANGE              CHANGE   CHANGE
                                 TOTAL     DUE TO    DUE TO      TOTAL    DUE TO   DUE TO     TOTAL    DUE TO   DUE TO
                                 CHANGE    VOLUME     RATE      CHANGE    VOLUME    RATE      CHANGE   VOLUME    RATE
                                 ------    ------    ------     -------   ------   ------     ------   ------   -------
INTEREST INCOME ON:
  Loans receivable.............  $3,723    $3,630    $   93     $ 9,893   $7,966   $1,927     $7,178   $7,990   $  (812)
  Mortgage-backed securities...     609       581        28       1,800    1,306      494       (450)    (471)       21
  Other........................     288       253        35          45     (321)     366        213       75       138
                                 ------    ------    ------     -------   ------   ------     ------   ------   -------
Total interest income .........   4,620    $4,464    $  156      11,738   $8,951   $2,787      6,941   $7,594   $  (653)
                                 ------    ======    ======     -------   ======   ======    -------   ======   =======
INTEREST EXPENSE ON:
  Deposits.....................   2,394    $2,205    $  189       8,604   $3,108   $5,496      4,140   $2,867   $ 1,273
  Other borrowings.............     667       742       (75)      2,220    2,853     (633)       637      411       226
                                 ------    ------    ------     -------   ------   ------     ------   ------   -------
Total interest expense.........   3,061    $2,947    $  114      10,824   $5,961   $4,863      4,777   $3,278   $ 1,499
                                 ------    ======    ======     -------   ======   ======    -------   ======   =======
Increase in net interest
  income.......................  $1,559                         $   914                       $2,164
                                 ======                         =======                       ======

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     Net Income. Net income was $1.6 million for the six months ended June 30, 1996, a decrease of 5.8% as compared to $1.7 million for the same period in 1995. Net interest income and non-interest income increased 19.5% and 4.3%, respectively, in the six month period ended June 30, 1996 as compared to the same period in 1995; however, the provision for loan losses and non-interest expense increased 43.1% and 23.9%, respectively, in the six months ended June 30, 1996.

     Metropolitan's net interest margin declined eight basis points to 3.19% for the six month period ended June 30, 1996, as compared to 3.27% for the same period in 1995, largely as a result of an increase in the costs paid for deposits as compared to the first half of 1995. Rates paid on deposits increased in response to slightly higher market interest rates and as a result of Metropolitan's efforts to increase deposits in order to fund the significant growth in loans.

     Interest Income. Total interest income increased 22.7% to $25.0 million in the six month period ended June 30, 1996, as compared to $20.4 million in the same period in 1995. This increase resulted primarily from a 22.7% increase in average interest-earning assets between the two respective periods. The average balance of loans increased $84.8 million, which was a result of Metropolitan's consistent strategy of increasing assets so long as quality loans with acceptable yield and term characteristics are available. Metropolitan originated $103.1 million and purchased $81.8 million in loans in the six months ended June 30, 1996, as compared to $72.1 million and $53.0 million, respectively, for the same period in 1995. The weighted average yield on interest-earning assets remained flat at 8.35% during the six month period ended June 30, 1996, as compared to the same period in 1995.

     Interest Expense. Total interest expense increased 24.7% to $15.4 million for the six month period ended June 30, 1996, as compared to $12.4 million for the same period in 1995. Interest expense increased due to a higher average balance of interest-bearing liabilities outstanding and due to a higher cost of funds for the six month period ending June 30, 1996 compared to the same period in 1995. In accordance with Metropolitan's strategy of increasing time and core deposits at a rate consistent with the increase in interest-earning assets, the average balance of deposit accounts increased $82.8 million, or 19.5%, during the six months ended June 30, 1996 compared to 1995. Metropolitan's cost of funds increased to 5.46% in the six months ended

June 30, 1996, as compared to 5.38% in the same period in 1995, due primarily to increases in the rates paid on deposits.

     Provision for Loan Losses. The provision for loan losses increased 43.1% to $685,000 in the six month period ended June 30, 1996, as compared to $479,000 for the comparable period in 1995. The increase was related to the increase in total loans and management's estimate of the adequacy of the allowance for losses on loans. Total loans (including loans held for sale) increased 19.8% to $578.0 million at June 30, 1996 from $482.6 million at December 31, 1995. The allowance for losses on loans at June 30, 1996 was $3.4 million or 0.59% of total loans, as compared to $2.8 million, or 0.57% of total loans, at December 31, 1995, while net charge-offs were only $13,000 during the six month period. Management's estimate of the adequacy of the allowance for losses on loans is based upon an analysis of such factors as historical loan loss experience, the status of impaired loans, economic conditions affecting real estate markets, regulatory considerations and other matters.

     Non-Interest Income. Total non-interest income increased 4.3% to $2.0 million in the six months ended June 30, 1996, as compared to the same period in 1995. The following table sets forth Metropolitan's non-interest income for the periods indicated.

                                           SIX MONTHS ENDED                     YEAR ENDED
                                               JUNE 30,                        DECEMBER 31,
                                          ------------------          ------------------------------
                                           1996        1995            1995        1994        1993
                                          ------      ------          ------      ------      ------
                                                                (IN THOUSANDS)
Loan servicing income, net.............   $  632      $  391          $1,068      $  642      $  602
Gain on sale of loans..................       36         113             444          52       1,394
Gain on sale of securities.............       --          --             389          34         318
Loan option income.....................      406         420             559          --          --
Loan credit discount income............       --         406             640          --          --
Other..................................      972         632           1,432       1,123       1,067
                                          ------      ------          ------      ------      ------
Total..................................   $2,046      $1,962          $4,532      $1,851      $3,381
                                          ======      ======          ======      ======      ======

     Net loan servicing income increased 61.9% to $632,000 in the six month period ended June 30, 1996, as compared to $391,000 in the same period in 1995 due to the increase in the portfolio being serviced for others. The increase in net loan servicing fees was a result of Metropolitan's strategy of increasing non-credit based fee income. Although the portfolio of loans serviced for others declined to $1.1 billion at June 30, 1996 compared to $1.2 billion at June 30, 1995, servicing rights for $371.2 million were acquired in June 1995, and had not been serviced long enough to contribute to loan servicing income during the first half of 1995. The benefit of this acquisition did not begin to be realized until the third quarter of 1995. Metropolitan remains committed to this business and continues to evaluate new acquisitions; however, Metropolitan will only acquire the rights to service portfolios where the loan characteristics and pricing are consistent with management's long-term profitability objectives.

     Gain on sale of loans was $36,000 in the six months ended June 30, 1996, as compared to a gain of $113,000 in the same six month period in 1995. This income was dependent upon both the amount of loans sold, secondary market pricing, and the value allocated to mortgage servicing rights, and these variables in turn were directly affected by prevailing interest rates. The proceeds from sale of loans decreased $2.6 million to $24.6 million during the six month period ended June 30, 1996, as compared to $27.2 million in the same period in 1995.

     Loan option income was $406,000 in the six month period ended June 30, 1996, as compared to $420,000 in the same period in 1995. Loan option income has been a source of non-interest income for Metropolitan since the second quarter of 1995. In these option transactions Metropolitan purchased loans and sold nonrefundable options to a third party to purchase these same loans at a specified price within a specified time period. The third party was a loan broker and the loan option fee was negotiated based on the principal amount of the loans involved. These option transactions provided the loan broker a period of time to find a buyer who was willing to pay a higher price for the loans.

     Loan credit discount income was $406,000 during the six month period ended June 30, 1995. Metropolitan frequently purchases multifamily and commercial real estate loans in the secondary market.

These loans are often purchased at a discount based on a comparison of loan rates to market interest rates. The discount attributable to interest rate is accreted to interest income over the life of the loan. From time to time, however, Metropolitan purchases loans at a discount due to Metropolitan's assessment of credit risk and the value of the underlying collateral. These collateral discounts are not recognized in income over the life of the loan. When these loans pay off, if Metropolitan receives the full contractual principal due, any discount related to management's initial assessment of the deficiency in collateral values is recognized as non-interest income. Metropolitan had no loan credit discount income in the six months ended June 30, 1996 and does not expect this source of non-interest income to be recurring.

     Other non-interest income increased $340,000 or 54.0% for the six months ended June 30, 1996 compared to the same period in the previous year. This increase was primarily due to fee income earned on checking accounts and from ATM transactions as both the number of retail sales offices and the number of checking accounts were up in 1996 compared with 1995.

     Non-Interest Expense. Total non-interest expense increased to $8.4 million in the six month period ended June 30, 1996, as compared to $6.8 million for the same period in 1995, or an increase of 23.9%. The following table sets forth Metropolitan's non-interest expense for the periods indicated:

                                         SIX MONTHS ENDED                      YEAR ENDED
                                             JUNE 30,                         DECEMBER 31,
                                        ------------------          --------------------------------
                                         1996        1995            1995         1994         1993
                                        ------      ------          -------      -------      ------
                                                               (IN THOUSANDS)
Personnel related costs..............   $4,071      $3,259          $ 6,819      $ 5,349      $3,834
Occupancy costs......................    1,124       1,025            2,135        1,488       1,130
Federal deposit insurance............      640         548            1,132          929         794
Data processing expense..............      295         328              586          381         361
State franchise tax..................      232         152              307          284         178
Marketing expense....................      285         226              543          392         256
Amortization of intangibles..........      109         111              220          222         222
Other operating expenses.............    1,607       1,103            2,445        2,013       1,499
                                        ------      ------          -------      -------      ------
Total................................   $8,363      $6,752          $14,187      $11,058      $8,274
                                        ======      ======          =======      =======      ======

     Personnel related expenses increased $812,000, which represented 50.4% of the increase in total non-interest expense in the six month period ended June 30, 1996, over the same period in 1995. The increase was a result of having two additional full service retail sales offices open in the 1996 period, incentives paid for loan and deposit production, the addition to staff of loan production officers, the full effect of additions to staff in various departments late in 1995 and the effects of merit increases. Other operating expenses, which include miscellaneous general and administrative costs such as loan servicing, loan processing, business development, check processing and ATM expenses, increased $504,000, which represented 31.2% of the increase in total non-interest expense in the six month period ended June 30, 1996, over the same period in 1995. This increase was a result of the overall increase in business levels, including an increase in loans, deposits and servicing. Occupancy costs increased $99,000, which represented 6.2% of the increase in total non-interest expense in the six month period ended June 30, 1996, over the same period in 1995, generally as a result of an increase in the number of full service retail sales offices.

     Provision for Income Taxes. The provision for income taxes decreased 7.4% to $956,000 in the six month period ended June 30, 1996, as compared to $1.0 million in the same period in 1995. The effective tax rate was 37.7% for the six month period ended June 30, 1996, as compared to 38.1% for the same period in 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994.

     Net Income. Net income for 1995 was $3.5 million as compared to $3.4 million for 1994, a 3.1% increase. Net interest income and non-interest income increased 5.9% and 144.9%, respectively, in 1995, as compared to 1994; however, in 1995 the provision for loan losses and non-interest expense increased 25.2% and 28.3%, respectively.

     Interest Income. Total interest income increased 37.4% to $43.1 million in 1995 as compared to $31.4 million in 1994. This increase primarily resulted from a 28.9% increase in average interest-earning assets between the two periods. The average balance of loans increased $96.8 million which was a result of Metropolitan's consistent strategy of increasing assets so long as quality loans with acceptable yield and term characteristics are available. Metropolitan originated $161.9 million and purchased $103.7 million in loans in 1995, as compared to $186.5 million and $74.1 million, respectively, for 1994. In addition, as a result of the generally higher interest rate environment, the weighted average yield on interest-earning assets increased to 8.42% during 1995 as compared to 7.90% during 1994.

     Metropolitan's net interest margin declined 69 basis points to 3.18% for 1995 as compared to 3.87% for 1994, largely as a result of market-driven increases in interest rates and the interest sensitivity of the Bank's balance sheet. Rates paid on deposits increased in response to higher market interest rates and in order to fund the significant growth in loans, resulting in increased cost of funds. The rate earned on interest-earning assets increased more slowly during the period because (i) the portfolio of fixed rate loans increased from 22.2% of the portfolio at December 31, 1994 to 31.4% of the portfolio at December 31, 1995; and (ii) increases in rates of adjustable rate mortgages generally lag the market due to contractual timing of adjustments (i.e., monthly, annually).

     Interest Expense. Total interest expense increased 67.7% to $26.8 million for 1995 as compared to $16.0 million for 1994. Interest expense increased due to a higher average balance of interest-bearing liabilities outstanding and due to a higher cost of funds during 1995 as compared to 1994. In accordance with Metropolitan's strategy of increasing time and core deposits at a rate consistent with the increase in interest-earning assets, the average balance of deposit accounts increased $75.7 million, or 20.8%, from December 31, 1994 to December 31, 1995.

     Metropolitan's cost of funds increased to 5.50% in 1995 as compared to 4.25% in 1994, due to the higher level of market interest rates and Metropolitan's pursuit of higher deposit growth in order to fund the significant growth in loans.

     Provision for Loan Losses. The provision for loan losses increased 25.2% to $959,000 in 1995 as compared to $766,000 in 1994. The increase was related to the increase in total loans and management's estimate of the adequacy of the allowance for losses on loans. Total loans (including loans held for sale) increased 13.2% to $482.6 million at December 31, 1995 from $426.5 million at the same date in 1994. The allowance for losses on loans at December 31, 1995 was $2.8 million, or 0.57% of total loans, as compared to $1.9 million, or 0.45% of total loans, at the same date in 1994. Management's estimate of the adequacy of the allowance for losses on loans is based upon an analysis of such factors as historical loan loss experience, the status of impaired loans, economic conditions affecting real estate markets, regulatory considerations, and other matters.

     Non-Interest Income. Total non-interest income increased 144.9% to $4.5 million in 1995 as compared to $1.9 million in 1994. Net loan servicing income increased 66.4% to $1.1 million in 1995 as compared to $642,000 in 1994 due to the increase in the portfolio being serviced for others. The increase in the servicing portfolio and related net loan servicing fees was a result of Metropolitan's strategy of increasing non-credit based fee income. In that regard, the portfolio of loans serviced for others was increased to $1.2 billion at December 31, 1995 from $739.4 million at December 31, 1994.

     Gain on sale of loans was $444,000 in 1995 as compared to $52,000 in 1994. This income was dependent upon both the amount of loans sold and secondary market pricing, and these variables in turn were directly affected by prevailing interest rates. The proceeds from sale of loans increased 17.4% to $59.8 million during 1995 as compared to $51.0 million in the same period in 1994. The pricing achieved in the 1995 period was more favorable due to the general stability of interest rates even at higher levels. In addition, during 1995 the gain on sale of loans was favorably affected by the adoption of SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires lenders who sell originated loans and retain the servicing rights to recognize the rights to service mortgage loans for others as separate assets. Modest gains on loan sales during the last half of 1994 partially offset losses which were incurred in the early months of 1994 as interest rates were increasing sharply.

     Gain on sale of securities was $389,000 in 1995 as compared to $34,000 in 1994. During 1995, Metropolitan elected to securitize certain of its one- to four-family loans into mortgage-backed securities guaranteed by FNMA, in order to reduce the risk-based capital requirements, to reduce credit risk by acquiring the investor guarantee, and to create collateral that is a more efficient source of funds in the market place. These securities were classified as held-to-maturity upon securitization. On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued a special report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities -- Questions and Answers" ("Special Report"). The Special Report primarily provided additional guidance for implementation of SFAS No. 115, based upon inquiries made to the FASB since the statement was issued in May 1993. The Special Report allowed an enterprise to reassess the appropriateness of the classifications of all securities held at that time. In light of the guidance provided in the Special Report, Metropolitan reclassified all the FNMA securities created through securitization of the Bank originated one- to four-family loans to available-for-sale. In addition $29.2 million of those securities, representing the greatest degree of interest rate risk, were sold at a gain of $389,000.

     Loan option income was $559,000 in 1995. This represented a new source of non-interest income for the Bank in 1995. In these option transactions Metropolitan purchased loans and sold nonrefundable options to a third party to purchase these same loans at a specified price within a specified time period. The third party was a loan broker and the loan option fee was negotiated based on the principal amount of loans involved. These option transactions provided the loan broker a period of time to find a buyer who was willing to pay a higher price for the loans.

     Loan credit discount income was $640,000 in 1995. Since 1993, Metropolitan has purchased multifamily and commercial real estate loans in the secondary market. These loans are often purchased at a discount based on a comparison of loan rates to market interest rates. The discount attributable to interest rate is accreted to interest income over the life of the loan. From time to time, however, Metropolitan purchases loans at a discount due to Metropolitan's assessment of credit risk and the value of the underlying collateral. These collateral discounts are not recognized in income over the life of the loan. When these loans pay off, if Metropolitan receives the full contractual principal due, any discount related to management's initial assessment of the deficiency in collateral values is recognized as non-interest income.

     Non-Interest Expense. Total non-interest expense increased 28.3% to $14.2 million in 1995 as compared to $11.1 million in 1994. Personnel related expenses increased $1.5 million, which represented 47.0% of the increase in 1995 over 1994. The increase was primarily a result of having three additional full service retail sales offices open in 1995. In addition, during 1995 Metropolitan staffed a business lending department, a trust department and a facilities maintenance department, none of which existed during 1994. Occupancy costs increased $647,000, which represented 20.7% of the increase in 1995 over 1994, generally as a result of an increase in the number of full service retail sales offices. Other operating expenses, which include miscellaneous general and administrative costs such as loan servicing, loan processing, business development, check processing and ATM expenses, increased $432,000, which represented 13.8% of the increase in 1995 over 1994. This increase was a result of the overall increase in business levels, including an increase in loans, deposits and servicing.

     Provision for Income Taxes. The provision for income taxes was $2.2 million in 1995 as compared to $2.0 million in 1994. The effective tax rate was 37.8% for 1995 and 36.6% for 1994. The higher effective tax rate in the 1995 period was largely due to premium payments for a key man life insurance policy, which are not deductible for income tax purposes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

     Net Income. Net income for 1994 was $3.4 million as compared to $4.5 million for 1993. This 23.1% decrease was primarily a result of a 45.3% decline in non-interest income. Non-interest income decreased due to a sharp decline in gains on sale of loans. Net interest income increased 16.4% in 1994 as compared to 1993; however, the significant decline in non-interest income and increases in the provision for loan losses and non-interest expense of 3.5% and 33.6%, respectively, more than offset the increase in interest income.

     Interest Income. Total interest income increased 28.4% to $31.4 million for 1994 as compared to $24.4 million for 1993. This increase primarily resulted from a 28.0% increase in average interest-earning assets between the years. The average balance of loans increased $94.5 million, which was a result of Metropolitan's strategy of increasing assets when quality loans with acceptable portfolio characteristics are available. Metropolitan originated $186.5 million and purchased $74.1 million in loans in 1994. The weighted average yield on interest-earning assets increased to 7.90% during 1994 as compared to 7.87% during 1993.

     Metropolitan's net interest margin declined 39 basis points to 3.87% for 1994 as compared to 4.26% for 1993, largely as a result of market-driven increases in interest rates and the interest sensitivity of the Bank's balance sheet. Rates paid on deposits increased in response to higher market interest rates and in order to fund the significant growth in loans, resulting in increased cost of funds. The rate earned on interest-earning assets increased more slowly during the period because (i) the fixed rate loan portfolio increased from 17.6% of the portfolio at December 31, 1993 to 22.2% of the portfolio at December 31, 1994; (ii) the proportion of adjustable rate one- to four-family loans, which have the smallest spread to their market index of all adjustable rate loans in the portfolio, increased from 6.1% at December 31, 1993 to 14.8% at December 31, 1994; and (iii) increases in rates of adjustable rate mortgages generally lag the market due to contractual timing of adjustments (i.e., monthly, annually).

     Interest Expense. Total interest expense increased 42.6% to $16.0 million for 1994 as compared to $11.2 million for 1993. Interest expense increased due to a higher average balance of interest-bearing liabilities outstanding and due to a higher cost of funds during 1994. The average balance of deposit accounts increased $76.4 million in 1994 compared to 1993 as a result of Metropolitan's strategy of increasing time and core deposits at a rate consistent with the increase in interest-earning assets.

     Metropolitan's cost of funds increased to 4.25% in 1994 as compared to 3.82% in 1993 generally due to the higher overall level of interest rates as well as a shift in mix of deposits toward higher cost time deposits. At December 31, 1994, Metropolitan's percentage of deposits held as certificates was 60.0% compared to 50.0% a year earlier.

     Provision for Loan Losses. The provision for loan losses increased 3.5% to $766,000 in 1994 as compared to $740,000 in 1993. The modest increase reflected management's assessment that the improvement in the level of non-performing assets during 1994 offset the increase in total loans. The allowance for losses on loans at December 31, 1994 was $1.9 million, or 0.45% of total loans, as compared to $1.2 million, or 0.43% of total loans, at the same date in 1993.

     Non-Interest Income. Total non-interest income decreased 45.3% to $1.9 million in 1994 as compared to $3.4 million in 1993 due to a sharp decline in gain on sale of loans. Gain on sale of loans was $52,000 in 1994 as compared to $1.4 million in 1993. This income was dependent upon both the amount of loans sold and secondary market pricing, and these variables were in turn directly affected by prevailing interest rates. The proceeds of loans sold were $51.0 million during 1994 as compared to $132.3 million in 1993. The generally higher interest rate environment of 1994 affected both the volume of loans which could be originated for sale and the pricing available in the secondary market. Losses were incurred in the early months of 1994 as interest rates were increasing sharply, while gains were enhanced in 1993 during that period of slowly falling interest rates.

     Net loan servicing income increased 6.7% to $642,000 in 1994 as compared to $602,000 in 1993. The increase in net loan servicing fees was a result of Metropolitan's strategy of increasing non-credit based fee income. During 1994, the portfolio of loans serviced for others was increased from $504.7 million to $739.4 million.

     Non-Interest Expense. Total non-interest expense increased 33.6% to $11.1 million in 1994 as compared to $8.3 million in 1993. Personnel related expenses increased $1.5 million, which represented 54.4% of the increase in 1994 over 1993. The increase was largely due to retail sales office expansion. One office, opened late in 1993, had a full year of staff in 1994 and two additional offices were staffed and opened in the last half of 1994. In addition, during 1994 a residential loan production office was established in Westlake, Ohio and staffed with commissioned loan officers. Also during 1994, a construction loan production office was opened in

Columbus, Ohio and multifamily/commercial real estate loan production offices were opened in Detroit, Michigan and Covington, Kentucky, each with one loan officer.

     Occupancy costs increased $357,000, which represented 12.8% of the increase of non-interest expense in 1994 over 1993, as a result of the retail sales office expansion and loan origination office expansion discussed above. Other operating expenses, which include miscellaneous general and administrative costs, loan servicing, loan processing, business development, check processing and ATM expenses, increased $514,000, which represented 18.5% of the increase in non-interest expense in 1994 over 1993. This increase was a result of the overall increase in business levels including an increase in loans, deposits and servicing.

     Provision for Income Taxes. The provision for income taxes decreased 29.8% to $2.0 million in 1994 as compared to $2.8 million in 1993 because income before taxes declined. The effective tax rate was 36.6% for 1994 and 37.2% for 1993. The higher effective tax rate in 1993 was due to a capital loss on the sale of a mutual fund investment which was not deductible for income tax purposes.

ASSET QUALITY

     Non-Performing Assets. Metropolitan's goal is to maintain the above average asset quality of its loan portfolio through conservative lending policies and prudent underwriting. Detailed reviews of the loan portfolio are undertaken regularly to identify potential problem loans or trends early and to provide for adequate estimates of potential losses. In performing these reviews, Metropolitan's management considers, among other things, current economic conditions, portfolio characteristics, delinquency trends, and historical loss experiences. Metropolitan normally considers loans to be non-performing when payments are 90 days or more past due or when the loan review analysis indicates that repossession of the collateral may be necessary to satisfy the loan. In addition, Metropolitan considers loans to be impaired when, in management's opinion, it is probable that the borrower will be unable to meet the contractual terms of the loan. When loans are classified as non-performing, an assessment is made as to the collectibility of the unpaid interest. Interest determined to be uncollectible is reversed from interest income and future interest income is recorded only if the loan principal and interest due is considered collectible and is less than the estimated fair value of the underlying collateral.

     The table below sets forth the amounts and categories of Metropolitan's non-performing assets as of the dates indicated. At June 30, 1996, all loans classified by management as impaired were also classified as non-performing.

                                                                             AT DECEMBER 31,
                                                       AT JUNE 30,     ----------------------------
                                                          1996          1995       1994       1993
                                                       -----------     ------     ------     ------
                                                                  (DOLLARS IN THOUSANDS)
Non-accrual loans....................................    $ 4,750       $3,103     $2,240     $2,819
Loans past due greater than 90 days or impaired,
  still accruing.....................................      1,074          204        128        277
                                                         -------       ------     ------     ------
Total non-performing loans...........................      5,824        3,307      2,368      3,096
Real estate owned....................................        219          258         53        941
                                                         -------       ------     ------     ------
Total non-performing assets..........................    $ 6,043       $3,565     $2,421     $4,037
                                                         =======       ======     ======     ======
Non-performing loans to total loans..................       1.03%        0.68%      0.55%      1.08%
Non-performing assets to total assets................       0.90         0.60       0.51       1.08

     Non-performing loans at June 30, 1996 increased $2.5 million, or 72.2%, to $5.8 million as compared to $3.3 million at December 31, 1995. The increase was due to four large credits, two secured by multifamily properties and two secured by retail strip shopping centers. The loans secured by multifamily properties have principal amounts of $1.3 million and $631,000, respectively, and the underlying collateral is located in Southern California and Northeastern Ohio, respectively. The loans secured by retail strip shopping centers have principal amounts of $1.1 million and $925,000, respectively, and the underlying collateral is located in Eastern Pennsylvania and Central New Jersey, respectively. The multifamily loan located in Northeastern Ohio was current but management elected to classify it as non-performing because the debt service coverage ratio was below 1.0. Management will likely move to foreclose on the remaining three properties and therefore expects the status of those loans to remain non-performing through the rest of 1996 and into 1997. Management considers all four of these loans to be impaired because it does not expect that all principal and interest amounts will be collected according to the loan contract. Based upon recent appraisals of the underlying collateral, the loans are adequately secured by the collateral value and no material losses are anticipated.

     Non-performing loans at December 31, 1995 and 1994 included a $1.5 million loan secured by an apartment building in Southern California which was damaged in the January 1994 earthquake. The apartment building has been reconstructed. Under the terms of a loan workout agreement the borrower has resumed regular principal and interest payments, and is also repaying interest accrued during the reconstruction period. Management expects that deferred interest and principal will be fully collected and therefore this loan was no longer considered impaired by management at June 30, 1996.

     Allowance for Losses on Loans. The provision for loan losses and allowance for losses on loans is based on an analysis of individual loans, prior loss experience, growth in and trends in the performance of the loan portfolio, changes in the mix of the loan portfolio and other factors including current economic conditions. See Note 1 of Notes to Consolidated Financial Statements. The following table sets forth an analysis of Metropolitan's allowance for losses on loans at the dates indicated.

                                                                       YEAR ENDED DECEMBER 31,
                                            SIX MONTHS ENDED       --------------------------------
                                             JUNE 30, 1996          1995         1994         1993
                                            ----------------       ------       ------       ------
                                                            (DOLLARS IN THOUSANDS)
Balance at beginning of period............       $2,765            $1,911       $1,239       $  725
CHARGE-OFFS:
  One- to four-family.....................           --               (23)         (23)         (50)
  Multifamily.............................           --               (64)         (64)        (100)
  Commercial real estate..................           --               (27)          --          (74)
  Construction and land...................           --                --           --           --
  Consumer................................          (14)              (56)         (14)          (5)
  Business................................           --                --           --           --
                                                 ------            ------       ------       ------
          Total charge-offs...............          (14)             (106)        (101)        (229)
                                                 ------            ------       ------       ------
RECOVERIES:
  One- to four-family.....................            1                 1            1            3
  Multifamily.............................           --                --            6           --
  Commercial real estate..................           --                --           --           --
  Construction and land...................           --                --           --           --
  Consumer................................           --                --           --           --
  Business................................           --                --           --           --
                                                 ------            ------       ------       ------
          Total recoveries................            1                 1            7            3
                                                 ------            ------       ------       ------
Net charge-offs...........................          (13)             (105)         (94)        (226)
Provision for loan losses.................          685               959          766          740
                                                 ------            ------       ------       ------
          Balance at end of period........       $3,437            $2,765       $1,911       $1,239
                                                 ======            ======       ======       ======
Net charge-offs to average loans(1).......         0.00%             0.02%        0.03%        0.09%
Provision for loan losses to average
  loans(1)................................         0.25              0.21         0.21         0.29
Allowance for losses on loans to total
  non-performing loans at end of period...        59.01             83.61        80.70        40.02
Allowance for losses on loans to total
  loans at end of period..................         0.59              0.57         0.45         0.43

- ---------------

(1) Ratio for the interim period is stated on an annualized basis.

     The allowance for losses on loans as a percentage of total loans was 0.59% at June 30, 1996 as compared to 0.57% at December 31, 1995 and 0.45% at December 31, 1994. In each period, the provision for loan losses and allowance for losses on loans were based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions. Based on such analysis, Metropolitan increased the allowance for losses on loans in excess of net charge-offs by $672,000, $854,000 and $672,000, during the periods ended June 30, 1996, and December 31, 1995 and 1994, respectively.

COMPARISON OF JUNE 30, 1996 AND DECEMBER 31, 1995 FINANCIAL CONDITION

     Total assets amounted to $672.8 million at June 30, 1996, as compared to $590.1 million at December 31, 1995, an increase of $82.7 million, or 14.0%. The increase in assets was funded with deposit growth of $55.1 million and an increase in FHLB advances and other borrowings of $30.2 million.

     Cash and cash equivalents decreased $5.8 million, or 32.1%, to $12.3 million at June 30, 1996. The decline was due to a lower volume of transactions in process at month end June 30, 1996. Such balances normally fluctuate from day to day.

     Securities decreased $10.7 million, or 46.8%, to $12.1 million at June 30, 1996. The decline was largely due to a reduction in excess short-term liquidity which was used to fund loan purchases early in 1996.

     Net loans receivable increased $85.5 million, or 17.9%, to $563.9 million at June 30, 1996. This increase was consistent with Metropolitan's overall strategy of increasing assets while adhering to prudent underwriting standards and preserving its adequately capitalized status. The mix of loan types did not change significantly from December 31, 1995 to June 30, 1996. The following increases by loan category were experienced: multifamily loans -- $38.6 million; one- to four-family loans -- $15.8 million; commercial real estate loans -- $12.6 million; consumer loans -- $9.6 million; business loans -- $6.3 million; and construction and land loans (net of loans in process) -- $3.4 million.

     Loans held for sale increased $9.2 million, to $10.7 million at June 30, 1996. The increase was attributable to loans purchased for sale for which Metropolitan had outstanding contracts providing a third party the option to purchase these loans.

     Cost of loan servicing rights decreased $437,000, or 4.8%, to $8.7 million at June 30, 1996. The decline occurred when amortization of existing rights exceeded the amount capitalized for new acquisitions during the period. Metropolitan assesses the fair value of the capitalized mortgage servicing rights for impairment quarterly and carries these rights on the balance sheet at the lower of cost or fair value. Although purchases of loan servicing rights decreased, Metropolitan remains committed to this line of business and continues to evaluate new acquisitions.

     Deposits totalled $558.8 million at June 30, 1996, an increase of $55.1 million, or 10.9%, over the balance at December 31, 1995. The increase resulted from management's marketing efforts and growth at newer retail sales offices.

     Other borrowings increased $30.2 million to $77.1 million at June 30, 1996, as compared to $46.9 million at December 31, 1995. Based on the lower cost of wholesale funds as compared to comparable maturity retail deposits, management chose to fund a portion of the loan growth discussed above with wholesale funds. FHLB advances were the source of borrowings.

COMPARISON OF DECEMBER 31, 1995 AND DECEMBER 31, 1994 FINANCIAL CONDITION

     Total assets amounted to $590.1 million at December 31, 1995, as compared to $479.4 million at December 31, 1994, an increase of $110.7 million, or 23.1%. The increase in assets was funded with deposit growth of $67.5 million and an increase in FHLB advances and other borrowings of $31.4 million and an increase in shareholder's equity of $5.2 million.

     Securities increased by $15.2 million, or 198.5%, to $22.8 million. Securities available for sale are primarily maintained by Metropolitan to meet the 5.0% regulatory liquidity requirement and were increased in response to the increase in average daily balance of withdrawable accounts and short-term borrowings during the period. See "-- Liquidity and Capital Resources." In addition, at December 31, 1995, liquid assets were higher than required in anticipation of a loan purchase completed in early 1996.

     Mortgage-backed securities increased $22.3 million, to $39.2 million. The increase was primarily due to the securitization of bank originated one- to four-family loans into FNMA mortgage-backed securities.

     Loans receivable increased $53.4 million, or 12.6%, to $478.3 million at December 31, 1995. One- to four-family loans decreased $36.6 million due to the securitization of loans. During 1995, Metropolitan elected to securitize certain of its one- to four-family loans into mortgage-backed securities guaranteed by FNMA. The loans selected for securitization included only loans which were originated by Metropolitan and which met investor requirements for pooling loans (e.g., maturity date, consistent adjustment terms, caps, floors and margins for adjustable rate loans, and range of interest rates for fixed rate loans). By securitizing these loans, Metropolitan reduced its risk-based capital requirement, reduced credit risk by acquiring the investor guarantee, and created collateral that is a more efficient source of funds in the market place. The cost of securitizing loans is the investor guarantee fee, which is negotiated for each transaction but averaged 31 basis points on the loans securitized by Metropolitan in 1995. In addition, the service fee earned by Metropolitan on loans that it securitizes, which ranges from 25 basis points for fixed rate loans to 37.5 basis points for adjustable rate loans, was previously reported in interest income but is subsequently reported in non-interest income. The average service fee on the loans securitized by Metropolitan was 34 basis points. The effect on interest income of securitizing these loans was to lower the yield on this portion of interest-earning assets approximately 65 basis points. In categories other than one- to four-family loans, the following increases were experienced: commercial real estate loans -- $26.0 million; construction and land loans (net of loans in process ) -- $5.9 million; business loans -- $8.5 million; consumer loans -- $6.3 million; and multifamily loans -- $43.5 million. These increases were consistent with Metropolitan's overall strategy of increasing assets while adhering to prudent underwriting standards and preserving its adequately capitalized status. See "-- Liquidity and Capital Resources -- Capital."

     Premises and equipment increased $4.4 million, or 138.1%, to $7.5 million. This increase was directly a result of retail sales office expansion. In 1995, Metropolitan embarked on a strategy of building and owning new retail sales offices, rather than leasing. In that regard, land and a building were acquired in Mayfield Heights for an office which opened in September 1995. Land was acquired and construction completed for an office in Macedonia, which opened in November 1995. Land was also acquired in Auburn, Aurora and Twinsburg for construction of future retail sales offices.

     Cost of loan servicing rights increased $4.3 million, or 89.2%, to $9.1 million. This asset includes both purchased mortgage servicing rights ("PMSRs") and originated mortgage servicing rights ("OMSRs"). PMSRs increased as a result of Metropolitan's strategy of increasing non-interest income by focusing on non-credit products. The portfolio of loans serviced for others underlying this asset increased to $872.7 million at December 31, 1995 from $481.5 million at December 31, 1994. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires lenders who sell originated loans and retain the servicing rights to recognize as separate assets the rights to service mortgage loans for others. It also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Management elected to adopt this statement effective January 1, 1995. At December 31, 1995, the value of these OMSRs on the balance sheet was $542,000. The fair value of such rights was in excess of that amount.

     Deposits totalled $503.7 million at December 31, 1995, an increase of $67.5 million, or 15.5%, over the balance at December 31, 1994. The increase resulted from management's marketing efforts, continued growth at newer retail sales offices and increased custodial checking balances, which are maintained for the benefit of investors in the loan servicing segment of the business.

     Other borrowings increased $31.4 million, to $46.9 million at December 31, 1995, as compared to $15.5 million at December 31, 1994. Based on the lower cost of these funds, management chose to fund a large portion of the asset growth discussed above with wholesale funds. FHLB advances were the predominant source of borrowings. During 1995 Metropolitan issued $14.0 million in principal amount of 1995 Subordinated Notes. See "Description of Subordinated Notes."

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. The term "liquidity" refers to Metropolitan's ability to generate adequate amounts of cash to meet its needs, typically for funding loan originations and purchases. Metropolitan's primary sources of internally generated funds are principal repayments and payoffs of loans receivable, cash flows from operations and proceeds from sales of loans. External sources of funds include increases in deposits, FHLB advances, and reverse repurchase agreements.

     While principal repayments and FHLB advances are fairly stable sources of funds, deposit flows and loan prepayments are greatly influenced by prevailing interest rates, economic conditions, and competition. Metropolitan regularly reviews cash flow needed to fund its operations and believes that the aforementioned resources are adequate for its foreseeable requirements.

     The Bank is required by regulation to maintain a liquidity ratio (average daily balance of liquid assets to average daily balance of net withdrawable accounts and short-term borrowings) of 5%. See "Regulation and Supervision -- The Bank -- Liquidity." The Bank's liquidity ratio for June 1996 was 5.74%. Historically, Metropolitan has maintained its liquidity close to the required minimum since the yield available on qualifying investments is lower than alternative uses of funds and is generally not at an attractive spread over incremental cost of funds.

     The Corporation's primary source of funds currently is dividends from the Bank, which are subject to restrictions imposed by federal bank regulatory agencies. See "Risk Factors -- Capital Distribution Regulations" and "Regulation and Supervision -- The Bank -- Restrictions on Dividends and Other Capital Distributions." The Corporation's primary use of funds is for interest payments on its existing debt. See "Business -- Sources of Funds." At June 30, 1996, the Corporation, excluding the Bank, had cash of $756,000.

     Metropolitan's liquidity, represented by cash equivalents, is a result of its operating, investing, and financing activities. These activities are summarized as follows:

                                        SIX MONTHS ENDED                    YEAR ENDED
                                            JUNE 30,                       DECEMBER 31,
                                      ---------------------     ----------------------------------
                                        1996         1995         1995         1994         1993
                                      --------     --------     --------     --------     --------
                                                           (IN THOUSANDS)
Net cash from operating
  activities........................  $ (8,745)    $(10,751)    $  8,204     $ 15,552     $   (545)
Net cash used for investing
  activities........................   (82,289)     (57,546)    (100,338)    (146,949)     (49,508)
Net cash provided by financing
  activities........................    85,206       67,707       98,739      103,234       67,143
                                      --------     --------     --------     --------     --------
Net change in cash and cash
  equivalents.......................    (5,828)        (590)       6,605      (28,163)      17,090
Cash and cash equivalents at
  beginning of period...............    18,170       11,565       11,565       39,728       22,638
                                      --------     --------     --------     --------     --------
Cash and cash equivalents at end of
  period............................  $ 12,342     $ 10,975     $ 18,170     $ 11,565     $ 39,728
                                      ========     ========     ========     ========     ========

     Cash provided or used by operating activities is determined largely by changes in the level of loans held for sale. The level of loans held for sale depends on the level of loan originations and the time until an investor funds the purchase of the loan from the Bank.

     Cash provided from investing activities consists primarily of principal payments on loans and mortgage-backed securities. The level of these payments increases and decreases depending on the size of the loan and mortgage-backed securities portfolios and the general trend and level of interest rates, which influences the level of refinancings and mortgage repayments. During the 1993, 1994 and 1995 years and during the six months ended June 30, 1996, net cash was used in investing activities, primarily to fund and purchase new loans.

     At June 30, 1996, $43.8 million, or 7.8%, of Metropolitan's deposits were in the form of certificates of deposit of $100,000 and over. If a large number of these certificates of deposits matured at approximately the same time and were not renewed there could be an adverse effect on Metropolitan's liquidity. Metropolitan monitors maturities to attempt to minimize the potential adverse effect on liquidity. See "Business -- Sources of Funds."

     When evaluating sources of funds Metropolitan considers the cost of various alternatives such as local retail deposits, FHLB advances and other wholesale borrowings. One option considered and utilized in the past has been the acceptance of out-of-state time deposits from individuals and entities, predominantly credit unions. These deposits, which are not accepted through brokers, typically have balances of $90,000 to $100,000 and have a term of one year or more. At June 30, 1996, approximately $43.2 million of time deposits, or 7.7% of Metropolitan's total deposits, were held by these individuals and entities. Of that amount, $4.4 million were in the form of certificates of deposit of $100,000 and over. If Metropolitan were unable to replace these deposits upon maturity, it could have an adverse effect on Metropolitan's liquidity.

     Capital. The OTS imposes capital requirements on savings associations. Savings associations are required to meet three minimum capital standards: (i) a leverage requirement, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. Such standards must be no less stringent than those applicable to national banks. In addition, the OTS is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The OTS leverage requirement expressly requires that core capital be maintained in an amount not less than 3% of adjusted total assets. The OTS has taken the position, however, that the Prompt Corrective Action regulatory scheme has effectively raised the leverage ratio requirement for all but the most highly rated savings associations to 4%. Core capital is defined to include shareholders' equity less intangibles other than qualifying supervisory goodwill and certain qualifying intangibles, less investments in subsidiaries engaged in activities not permissible for national banks. See "Regulation and Supervision -- The Bank -- Regulatory Capital Requirements and -- Prompt Corrective Action."

     Under the tangible capital requirement, tangible capital (defined as core capital less all intangible assets, except a limited amount of qualifying PMSRs), must be maintained in an amount equal to at least 1.5% of adjusted total assets. Adjusted total assets, for the purpose of the tangible capital ratio, include total assets less all intangible assets except qualifying PMSRs.

     The risk-based capital ratio is calculated based on the risk weight assigned to on-balance sheet assets and off-balance sheet commitments, which ranges from 0% to 100% of the book value of the asset and is based upon the risk inherent in the asset. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, FNMA or FHLMC except for those classes with residual characteristics or stripped mortgage-related securities;
(iii) 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC, certain qualifying multifamily first lien mortgage loans and residential construction loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, repossessed assets and loans more than 90 days delinquent. The risk-based capital requirement mandates total capital of 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

     The Bank's regulatory capital ratios at June 30, 1996 were in excess of the capital requirements specified by OTS regulations as shown by the following table:

                                           TANGIBLE                                 RISK-BASED
                                           CAPITAL            CORE CAPITAL           CAPITAL
                                        --------------       --------------       --------------
                                                         (DOLLARS IN THOUSANDS)
    Capital amount
      Actual..........................  $39,279   5.89%      $39,571   5.93%      $42,462   8.82%
      Required........................   10,003   1.50        26,687   4.00        38,500   8.00
                                        -------   ----       -------   ----       -------   ----
      Excess..........................  $29,276   4.39%      $12,884   1.93%      $ 3,962   0.82%
                                        =======   ====       =======   ====       =======   ====

     The permissible level of investment in loans secured by non-residential real property is 400% of "total capital" (defined to include general loan loss reserves). For purposes of this limitation, non-residential loans exclude loans secured by apartments, condominiums and improved one- to four-family building lots. At

June 30, 1996, Metropolitan had $122.7 million of non-residential loans (including those held for sale) which represented 289% of total capital.

     Savings associations must deduct from capital the amount of investments in subsidiaries which are engaged in activities not permitted for national banks. The Bank's subsidiaries are not engaged in activities which are not permitted for national banks.

ASSET/LIABILITY MANAGEMENT

     Metropolitan, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. The Bank's Asset and Liability Committee, which includes representatives of senior management, monitors the level and relative mix of its interest-earning assets and interest-bearing liabilities.

     The steps being taken by the Bank to manage interest rate risk include: (i) the continued focus of originating and purchasing adjustable rate assets for portfolio; (ii) the sale of fixed rate one- to four-family loans with servicing retained; (iii) focus on shortening the term of fixed rate lending by increasing the percent of the fixed rate loan portfolio represented by consumer loans; (iv) increasing business lending which will generally result in loans with adjustable rates and shorter terms; (v) increasing the loan servicing portfolio; (vi) emphasizing transaction account deposit products which are less susceptible to repricing in a rising interest rate environment; (vii) maintaining competitive pricing on longer term certificates of deposit; and (viii) utilizing term advances and other borrowings rather than short-term funds.

     At June 30, 1996, 66.2% of the total loan portfolio had adjustable rates. In order to remain competitive in the mortgage loan market and meet customer needs, Metropolitan also offers a variety of fixed rate products. Metropolitan has managed its investment in fixed rate loans in several ways in order to minimize interest rate risk. It has long been Metropolitan's policy to sell the majority of its fixed rate one- to four-family loan production in the secondary market. At June 30, 1996, Metropolitan had 6.5% of its total loans comprised of fixed rate residential one- to four-family loans. The fixed rate residential loans held in the loan portfolio typically have maturities of 15 years. Within the remaining fixed rate portfolio, Metropolitan has focused on short-term loan types. Fixed rate multifamily and commercial real estate loans comprised 16.5% of total loans at June 30, 1996, and had a weighted average contractual term to maturity of approximately five years. Fixed rate consumer loans, with a weighted average contractual term of maturity of approximately seven years, comprised 5.8% of total loans at June 30, 1996. In both cases the effective term to maturity is anticipated to be less than the contractual term.

     At June 30, 1996, Metropolitan had a portfolio of mortgage loan servicing of $1.1 billion comprised of predominantly fixed rate loans. In periods of rising interest rates these loans prepay at a slower rate which results in a stable source of fee income, thereby increasing the economic value of this portfolio.

     As part of its effort to monitor and manage interest rate risk, the Bank uses the NPV methodology adopted by the OTS. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from theoretical instantaneous and sustained parallel shifts of 100 basis points in market interest rates.

     Presented below, as of June 30, 1996 and 1995, is an analysis of the Bank's interest rate risk measured by the NPV methodology. The table also contains the policy limits set by the Board of Directors of the Bank established with consideration of the dollar impact of various rate changes and the Bank's capital position.

 CHANGES IN                           JUNE 30, 1996              JUNE 30, 1995
INTEREST RATE                     ----------------------     ----------------------
   (BASIS         BOARD LIMIT     CHANGE IN     % CHANGE     CHANGE IN     % CHANGE
   POINTS)         % CHANGE          NPV         IN NPV         NPV         IN NPV
- -------------     -----------     ---------     --------     ---------     --------
                                                (DOLLARS IN THOUSANDS)
     +400             (75)%       $(23,339)        (43)%     $(26,493)        (61)%
     +300             (50)         (17,235)        (32)       (19,072)        (44)
     +200             (25)         (11,114)        (21)       (11,864)        (28)
     +100             (10)          (5,205)        (10)        (5,268)        (12)
     -100             (10)           4,164           8          4,883          11
     -200             (25)           9,387          17          9,866          23
     -300             (50)          18,071          33         15,741          37
     -400             (75)          30,127          56         22,287          52

     As illustrated in the table, the Bank's NPV is unfavorably affected in the rising rate scenarios. This occurs principally because the interest rates paid on deposits would increase more rapidly than interest rates earned on assets because deposits generally have shorter periods to repricing. In addition, the fixed rate assets in portfolio will only reprice as the loans are repaid and new loans at higher rates are made. Furthermore, even for the adjustable rate assets, repricing may lag behind the rate change due to contractual time frames.

     The Bank's sensitivity to rising rates at June 30, 1996 was improved compared to the sensitivity at the same point in time in 1995 due to the increased capital level and the changing mix of assets. At June 30, 1996, the Bank was within the Board established limits for various changes in interest rates.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, as a result of competition, the interest rates on certain assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of repayment on assets and early withdrawal levels from certificates of deposit would likely deviate from those scheduled. Despite its limitations, management considers NPV the best method for monitoring interest rate risk since core repricing and maturity relationships are very clearly seen. The clarity of the risk relations is enhanced by the simplicity of the rate changes and the fact that all rates, short-term and long-term, change by the same degree.

ACCOUNTING DEVELOPMENTS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial components approach that focuses on control. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of SFAS No. 125 on its financial position and results of operations.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires lenders who sell originated loans and retain the servicing rights to recognize as separate assets the rights to service mortgage loans for others. It also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The provisions of this statement were adopted effective January 1, 1995. The balance capitalized with respect to originated mortgage servicing rights was $667,000 and $542,000 at June 30, 1996 and December 31, 1995, respectively. The fair value of those rights exceeded the amount capitalized at both dates.

     In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," which requires disclosures about derivative financial instruments including futures, forward, swap and option contracts, and other financial instruments with similar characteristics. This statement, which is effective for fiscal years ending after December 15, 1994, has limited applicability to Metropolitan, since it has no off-balance sheet derivative financial instruments other than the loan commitments disclosed in the notes to the financial statements.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This statement was amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends certain accounting and disclosure requirements set forth in SFAS No. 114. The provisions of these statements were adopted effective January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations require an increase in the allowance for loan losses, such increase is reported as bad debt expense. Based on the analysis prepared, no bad debt expense was recorded by Metropolitan in connection with adopting this standard. As allowed, management excludes all consumer loan and residential single family loans with balances less than $200,000 from possible classification as impaired.

     Effective January 1, 1994, Metropolitan adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of debt and equity securities as held to maturity, trading or available for sale upon their acquisition. Securities classified as trading would be carried at market value with the unrealized holding gain or loss recorded in the statement of operations. Securities available for sale are carried at their estimated market value with the unrealized holding gain or loss reflected as a separate component of shareholders' equity. The cumulative effect on Metropolitan's shareholder's equity at January 1, 1994, of adopting SFAS No. 115, is included as a separate component of shareholder's equity in the consolidated statement of financial condition and represents the after-tax effect of adjusting securities available for sale to fair value. Securities classified as held to maturity are carried at amortized cost unless there is a permanent impairment in value.

     In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes." This Statement calls for a balance sheet approach in calculating current and deferred taxes based on the difference between financial statement balances and the tax basis of assets and liabilities at currently enacted tax rates. This Statement superseded SFAS No. 96 by which the Corporation calculated its provision for income taxes during 1990, 1991 and 1992. SFAS No. 109 became effective for fiscal years beginning after December 15, 1992 and Metropolitan implemented it in early 1993. The impact on Metropolitan as a result of adopting this statement was a reduction of $300,000 in net income for the year ended December 31, 1993.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and notes included herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in relative purchasing power of money over time due to inflation. The impact of inflation is reflected in and a component of the increased cost of Metropolitan's operations.

     In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policies. Metropolitan's ability to match the interest rate sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest on its financial performance.

                                    BUSINESS

GENERAL

     Metropolitan is a savings and loan holding company incorporated in 1972 that is engaged in the principal business of originating and purchasing mortgage and other loans through its wholly-owned subsidiary, the Bank. Funds for lending and other investment activities are obtained primarily from savings deposits, principal repayments on loans, wholesale borrowings and the sale of loans. The activities of the Corporation are limited and have no significant impact on the results of operations on a consolidated basis. Unless otherwise noted, all of the activities discussed below are of the Bank. Metropolitan's corporate headquarters is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124.

     The Bank is a state chartered savings association established in 1958. The Bank operates 14 full service retail offices throughout Eastern Cuyahoga County, Lake, Summit, Portage and Geauga Counties. An additional full service retail office is currently under construction in Summit County which will open in the first quarter of 1997 and land has been acquired for three additional full service retail office locations in Summit and Geauga Counties. The Bank also maintains six residential, construction and multifamily loan production offices. At June 30, 1996, Metropolitan had total assets of $672.8 million, total deposits of $558.8 million and shareholder's equity of $26.6 million. The deposits of the Bank are insured by the FDIC up to applicable limits.

     In addition to the Bank, Metropolitan has four other subsidiaries, each of which are either directly or indirectly wholly-owned by Metropolitan. These subsidiaries include: MetroCapital Corporation; Kimberly Construction Company, Incorporated ("Kimberly Construction"); Metropolitan Savings Service Corporation; and Metropolitan Securities Corporation. Each of these subsidiaries, with the exception of Kimberly Construction, is inactive. Currently, Kimberly Construction's sole business function is to serve as a principal party to various construction contracts entered into in connection with the construction of Bank premises.

METROPOLITAN'S OPERATING STRATEGY

     In recent years, Metropolitan has pursued a strategy of maximizing long term profitability by pursuing balance sheet growth designed to enhance the franchise value of the Bank. Metropolitan has experienced significant growth in terms of total assets, total deposits, and shareholder's equity over the last five years. Metropolitan's total assets have grown by a 24.5% compound annual rate, total deposits have increased by a 21.1% compound annual rate and shareholder's equity has grown by a 23.9% compound annual rate from December 31, 1991 to June 30, 1996. Metropolitan seeks to maintain strong growth through (i) increasing total interest-earning assets by continuing to focus on multifamily, commercial real estate and residential loan origination while maintaining a high level of asset quality and adequately capitalized status pursuant to FDIC guidelines, (ii) growing time and core deposits at a rate that is consistent with the overall level of growth of interest-earning assets, (iii) increasing non-interest income as a non-credit based source of income that requires a lower commitment of capital than credit-based products, and (iv) increasing the capital of the Bank through retained earnings.

     Multifamily Origination. With a total multifamily loan portfolio of $270.0 million, at June 30, 1996, Metropolitan was one of the largest multifamily lenders in Ohio. Approximately 43.8% of the growth in total loans from December 31, 1991 to June 30, 1996 has been in the category of multifamily lending. However, the dynamics of this market have changed in recent years due to experienced developers and managers of multifamily properties returning to the market because of increasingly attractive returns, and stabilization of property values. In order to continue its growth and in response to increased competition, Metropolitan has been expanding its market area. The Bank now has multifamily loan production offices in Detroit, Cincinnati and Pittsburgh.

     Metropolitan intends to continue penetration of its primary lending markets for variable rate multifamily mortgage lending, including Ohio, Central and Northern New Jersey, Northern Kentucky, Southeastern Michigan, and Western Pennsylvania, by capitalizing on management's collective knowledge of these specific markets and its relationships with existing and potential sources of multifamily mortgages. Metropolitan has longstanding relationships with owners of multifamily units in all of its primary lending markets, and management believes that a certain degree of geographic diversity serves to enhance Metropolitan's asset quality.

     One- to Four-family ARM Origination. Metropolitan currently originates one- to four-family adjustable rate mortgages ("ARMs") in its primary Ohio markets of Cuyahoga, Lorain, Lake, Summit, Portage and Geauga Counties. As part of its overall strategy to expand interest-earning assets with primarily variable rate mortgages, Metropolitan has and will continue to increase the origination of ARMs by (i) maintaining price competitiveness through offering variable rate mortgages consistent with the local market, (ii) expanding the number of loan originators, and (iii) continuing to market its mortgage products, including Metropolitan's mortgage preapproval program and its five-day unconditional loan approval program for new purchasers.

     Approximately 12.9% of the growth in total loans from December 31, 1991 to June 30, 1996, has been in one- to four-family lending. Adjustable rate one- to four-family loans have increased from 5.2% of total loans at December 31, 1991 to 8.7% at June 30, 1996.

     One- to Four-family and Multifamily ARM Purchases. In addition to increasing the origination of ARMs, as part of its goal to increase total earning assets, Metropolitan from time to time purchases seasoned one- to four-family and multifamily ARMs that are underwritten by a process similar to the underwriting process for its own originations.

     Commercial Real Estate Lending and Purchases. Metropolitan originates commercial real estate loans secured by strip shopping centers and small office buildings. In addition, over the past three years, this segment of the loan portfolio has significantly increased mainly through purchases of commercial real estate loans. Approximately 23.3% of the growth in total loans from December 31, 1991 to June 30, 1996 has been in commercial real estate lending.

     Business Lending. Metropolitan expanded its lending activities beginning in late 1994 by adding experienced commercial lenders to originate business loans in Metropolitan's Ohio markets. These loans may be secured or unsecured term loans or lines of credit. At June 30, 1996, Metropolitan had $15.0 million of business loans outstanding and unfunded commitments of $3.6 million.

     Consumer Lending. Metropolitan's consumer lending activities include the origination of home equity loans and lines of credit and installment loans secured by automobiles, boats, recreational vehicles, mobile homes, and motorcycles. In addition, Metropolitan purchases automobile and second mortgage loans through brokers and in March 1996, a $4.6 million credit card portfolio was acquired. Approximately 9.4% of the growth in total loans from December 31, 1991 to June 30, 1996, has been in consumer loans.

     Retail Deposits. One of the elements of Metropolitan's strategy is to increase deposits at a rate that is consistent with its growth in earning assets and to maintain a stable ratio of core deposits to time deposits so that Metropolitan can obtain a stable and reasonably priced source of funds. The Bank has opened three new full service retail sales offices over the past eighteen months and seeks to maintain this rate of growth in coming years to expand its depositor base. In September 1995, a new office was opened in Mayfield Heights and in November 1995, another new full service retail sales office was opened in Macedonia. In July 1996, a full service retail office was opened in Aurora. An additional full service retail office is under construction in Hudson which is scheduled to open in early 1997. The Bank has purchased land in Auburn, Stow and Twinsburg in anticipation of opening full service retail offices in these cities within the next two years.

     Non-Interest Income Growth. One of Metropolitan's long-term objectives is to increase the ratio of non-interest income to non-interest expense. Metropolitan intends to achieve this objective through an increased emphasis on fee-based/non-credit products, which are expected to increase non-interest income at a greater rate than the increase in overhead to support such growth.

     A significant source of fee income for Metropolitan is revenue generated through its loan servicing portfolio. Accordingly, Metropolitan has significantly increased its servicing portfolio, increasing its servicing income from $226,000 in 1991 to $1.1 million in 1995. In the six months ended June 30, 1996, servicing income was $632,000. Metropolitan competes regionally to purchase mortgage loan servicing rights for loan pools generally under $100 million. Management believes that it is successful in purchasing these servicing rights at attractive prices because it seeks to purchase smaller size loan pools, which typically attract less competition among bidders, and because of its ability to expedite the transaction and transfer process.

Metropolitan retains servicing rights on the fixed rate loans it sells. Metropolitan is also working to increase the number of fixed rate mortgages it originates for sale by hiring additional loan production officers and expanding its retail sales office delivery network.

     Metropolitan generates fees from a variety of other sources including ATM transactions, money orders, travelers checks, consumer loans and credit cards. In 1995, Metropolitan established a trust department and began offering trust services. Metropolitan anticipates that, as this line of business becomes established, it will also contribute to the growth of non-interest income.

     In 1995, Metropolitan also began a program to generate loan option income. In these transactions Metropolitan purchases loans and issues a nonrefundable option to a third party to purchase these same loans at a later date. The loan option fee is recognized in income when it is collected.

LENDING ACTIVITIES

     General. Metropolitan primarily originates and purchases mortgage loans secured by multifamily residential real estate. Metropolitan also originates one- to four-family residential, construction and commercial real estate loans, and to a lesser extent, consumer and business loans. In order to minimize interest rate risk, the majority of the residential real estate loans retained by Metropolitan in its portfolio are ARMs.

     Loan Portfolio Composition. The following information presents the composition of Metropolitan's loan portfolio, including loans held for sale, in dollar amounts and in percentages (before deductions for loans in process, deferred fees, premiums and discounts, net, and allowance for losses) as of the dates indicated.

                                                                         DECEMBER 31,
                                          -----------------------------------------------------------------------------------------
                          JUNE 30, 1996          1995              1994              1993              1992              1991
                        ----------------- ---------------- ----------------- -----------------  ----------------- -----------------
                         AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT   AMOUNT   PERCENT  AMOUNT  PERCENT
                        --------  ------- --------  ------- --------  ------- --------  -------  --------  ------- -------- -------
                                                                      (DOLLARS IN THOUSANDS)
REAL ESTATE LOANS:
  One-to four-family... $ 92,055   15.1%  $ 76,259   15.0%  $112,840   25.2%  $ 39,510   12.7%   $ 36,351   15.3%  $ 37,758   20.3%
  Multifamily..........  270,049   44.4    231,459   45.8    187,928   41.9    166,221   53.2     129,599   54.7     84,974   45.8
  Commercial...........  122,006   20.1    109,403   21.5     83,354   18.6     54,819   17.5      36,717   15.5     23,610   12.7
  Construction and
    land...............   56,323    9.3     48,210    9.5     38,270    8.5     30,894    9.9      24,255   10.2     25,386   13.7
  Held for sale........   10,686    1.8      1,504    0.2         84    0.0     10,391    3.3       5,082    2.2     11,839    6.4
                        --------  -----   --------  -----   --------  -----   --------  -----    --------  -----   --------  -----
    Total real estate
      loans............  551,119   90.7    466,835   92.0    422,476   94.2    301,835   96.6     232,004   97.9    183,567   98.9
CONSUMER LOANS.........   41,787    6.9     32,214    6.3     25,946    5.8     10,687    3.4       5,022    2.1      2,068    1.1
BUSINESS AND OTHER
  LOANS................   15,034    2.4      8,703    1.7        171    0.0         50    0.0          50    0.0         50    0.0
                        --------  -----   --------  -----   --------  -----   --------  -----    --------  -----   --------  -----
    Total loans........  607,940  100.0%   507,752  100.0%   448,593  100.0%   312,572  100.0%    237,076  100.0%   185,685  100.0%
                                  =====             =====             =====             =====              =====             =====
LESS:
Loans in process.......   28,095            23,373            19,338            14,656             11,222             6,982
Deferred fees,
  premiums and
  discounts, net.......    1,839             1,764             2,317             1,998              3,359             1,386
Allowance for losses on
  loans................    3,437             2,765             1,911             1,239                725               495
                        --------          --------          --------          --------           --------          --------
  Total loans
    receivable, net.... $574,569          $479,850          $425,027          $294,679           $221,770          $176,822
                        ========          ========          ========          ========           ========          ========

     Metropolitan had commitments to originate or purchase loans of $42.6 million and $29.7 million at June 30, 1996 and December 31, 1995, respectively. In addition, Metropolitan had firm commitments to sell loans of $1.5 million and $2.0 million and optional commitments to sell loans of $10.0 million and $458,000 at June 30, 1996 and December 31, 1995, respectively.

     The following table shows the composition of Metropolitan's loan portfolio, including loans held for sale, by fixed and adjustable rate at the dates indicated.

                                                                         DECEMBER 31,
                                          -----------------------------------------------------------------------------------------
                          JUNE 30, 1996          1995              1994              1993              1992              1991
                        ----------------- ---------------- ----------------- -----------------  ----------------- -----------------
                         AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT   AMOUNT   PERCENT  AMOUNT  PERCENT
                        --------  ------- --------  ------- --------  ------- --------  -------  --------  ------- -------- -------
                                                                      (DOLLARS IN THOUSANDS)
FIXED-RATE LOANS:
Real estate:
  One-to four-family... $ 39,386    6.5%  $ 35,042    6.9%  $ 46,418   10.4%  $ 20,448    6.5%   $ 19,571    8.3%  $ 28,127   15.2%
  Multifamily..........  100,307   16.5     71,909   14.2     19,852    4.4      5,281    1.7      10,370    4.4     10,574    5.7
  Commercial...........   18,546    3.0     17,615    3.5      7,948    1.8      8,325    2.7       8,291    3.5      8,478    4.6
  Construction
    and land...........       96    0.0         39    0.0         --     --         --     --          --     --         --     --
  Held for sale........    8,868    1.5      1,504    0.3         84    0.0     10,391    3.3       5,082    2.1         79    0.0
                        --------  -----   --------  -----   --------  -----   --------  -----    --------  -----   --------  -----
    Total fixed rate
      real estate loans  167,203   27.5    126,109   24.9     74,302   16.6     44,445   14.2      43,314   18.3     47,258   25.5
Consumer...............   35,305    5.8     30,817    6.0     25,228    5.6     10,687    3.4       5,022    2.1      2,068    1.1
Business and other.....    3,273    0.5      2,744    0.5         20    0.0         --     --          --     --         --     --
                        --------  -----   --------  -----   --------  -----   --------  -----    --------  -----   --------  -----
    Total fixed
     rate loans........  205,781   33.8%   159,670   31.4%    99,550   22.2%    55,132   17.6%     48,336   20.4%    49,326   26.6%
                        --------  =====   --------  =====   --------  =====   --------  =====    --------  =====   --------  =====
ADJUSTABLE-RATE LOANS:
Real estate:
  One-to four-family...   52,669    8.7%    41,217    8.1%    66,422   14.8%    19,062    6.1%     16,780    7.1%     9,631    5.2%
  Multifamily..........  169,742   27.9    159,550   31.4    168,076   37.5    160,940   51.5     119,229   50.3     74,400   40.1
  Commercial...........  103,460   17.1     91,788   18.1     75,406   16.8     46,494   14.9      28,426   12.0     15,132    8.1
  Construction
    and land...........   56,227    9.2     48,171    9.5     38,270    8.5     30,894    9.9      24,255   10.2     25,386   13.7
  Held for sale........    1,818    0.3         --     --         --     --         --     --          --     --     11,760    6.3
                        --------  -----   --------  -----   --------  -----   --------  -----    --------  -----   --------  -----
    Total adjustable
      rate real estate
      loans............  383,916   63.2    340,726   67.1    348,174   77.6    257,390   82.4     188,690   79.6    136,309   73.4
Consumer...............    6,482    1.1      1,397    0.3        718    0.2         --     --          --     --         --     --
Business and other.....   11,761    1.9      5,959    1.2        151    0.0         50    0.0          50    0.0         50    0.0
                        --------  -----   --------  -----   --------  -----   --------  -----    --------  -----   --------  -----
    Total adjustable-
      rate loans.......  402,159   66.2%   348,082   68.6%   349,043   77.8%   257,440   82.4%    188,740   79.6%   136,359   73.4%
                        --------  =====   --------  =====   --------  =====   --------  =====    --------  =====   --------  =====
LESS:
Loans in process.......    28,095           23,373            19,338             14,656            11,222             6,982
Deferred fees,
  premiums and
  discounts, net.......    1,839             1,764             2,317             1,998              3,359             1,386
Allowance for losses on
  loans................    3,437             2,765             1,911             1,239                725               495
                        --------          --------          --------          --------           --------          --------
    Total loans
      receivable, net.. $574,569          $479,850          $425,027          $294,679           $221,770          $176,822
                        ========          ========          ========          ========           ========          ========

     The following table illustrates the contractual maturities of Metropolitan's loan portfolio at June 30, 1996. Loans that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments, enforcements of due-on-sale clauses, or the effect of the amortization of deferred loan fees.

                                DUE IN ONE            DUE AFTER ONE YEAR              DUE AFTER
                             YEAR OR LESS(1)          THROUGH FIVE YEARS             FIVE YEARS                    TOTAL
                          ----------------------    -----------------------    -----------------------    -----------------------
                                      WEIGHTED                   WEIGHTED                   WEIGHTED                   WEIGHTED
                          AMOUNT    AVERAGE RATE     AMOUNT    AVERAGE RATE     AMOUNT    AVERAGE RATE     AMOUNT    AVERAGE RATE
                          -------   ------------    --------   ------------    --------   ------------    --------   ------------
                                                                  (DOLLARS IN THOUSANDS)
REAL ESTATE:
  One- to
    four-family........   $   516        6.67%      $  2,121        8.00%      $ 93,021        7.57%      $ 95,658        7.58%
  Multifamily..........     7,125        9.16         85,573        8.94        183,696        8.26        276,394        8.50
  Commercial...........    13,230        9.65         58,509        9.27         51,006        8.83        122,744        9.13
  Construction and
    land...............    47,604        9.27          8,719        9.33             --          --         56,323        9.28
CONSUMER...............     7,370       11.02         15,081        8.99         19,335        9.94         41,787        9.79
BUSINESS...............     8,197        9.86          3,246        9.56          3,591        9.76         15,034        9.77
                          -------                   --------                   --------                   --------
Total..................   $84,042        9.52       $173,249        9.07       $350,649        8.27       $607,940        8.67
                          =======                   ========                   ========                   ========

- ---------------

(1) Includes demand loans, loans having no stated maturity and overdraft loans.

     The total amount of loans due after June 30, 1997 which have predetermined interest rates is $205.7 million, while the total amount of loans due after that date which have floating or adjustable rates is $318.2 million.

LOAN ORIGINATIONS AND PURCHASES

     Metropolitan's strategy in recent years has been to increase interest-earning assets, primarily by increasing the total loan portfolio, as long as quality assets with the necessary portfolio characteristics are available. Specifically, Metropolitan has sought to add (i) adjustable rate loans or (ii) fixed rate loans with higher yields and shorter terms to maturity. Both of these types of loans must continue to meet the underwriting criteria that have resulted in Metropolitan's low level of charge-offs. Over 70% of loan additions in each of the last three years have been a result of internal origination efforts. The remaining loans are purchased, seasoned loans which have been subjected to a similar underwriting and approval process.

     The following table sets forth loan origination, purchase, sale and repayment activities of Metropolitan for the periods indicated.

                                                     SIX MONTHS ENDED
                                                         JUNE 30,                YEAR ENDED DECEMBER 31,
                                                   --------------------    -----------------------------------
                                                     1996        1995        1995         1994         1993
                                                   --------    --------    ---------    ---------    ---------
                                                                         (IN THOUSANDS)
ORIGINATIONS BY TYPE
- --------------------
ADJUSTABLE RATE:
Real estate:
  One- to four-family...........................   $ 17,640    $ 15,382    $  22,503    $  47,136    $   3,034
  Multifamily...................................     12,891      13,847       24,542       20,588       43,961
  Commercial....................................      2,679       2,452        5,919        8,486        1,375
  Construction and land.........................     23,165      22,363       41,559       44,053       35,376
Consumer........................................         58          --           --           --           --
Business........................................      5,866       2,665        6,814           20           --
                                                   ---------   ---------   ---------    ---------    ---------
  Total adjustable rate.........................     62,299      56,709      101,337      120,283       83,746
                                                   ---------   ---------   ---------    ---------    ---------
FIXED RATE:
Real estate:
  One- to four-family...........................     30,788       5,732       24,230       37,030      112,048
  Multifamily...................................      4,233          --       13,957        8,745        8,322
  Commercial....................................         --       1,200        4,400        3,220           --
  Construction and land.........................         30          38           37           --           --
Consumer........................................      3,762       7,748       15,048       17,124        7,401
Business........................................      1,977         728        2,915          101           --
                                                   ---------   ---------   ---------    ---------    ---------
  Total fixed rate..............................     40,790      15,446       60,587       66,220      127,771
                                                   ---------   ---------   ---------    ---------    ---------
  Total loans originated........................    103,089      72,155      161,924      186,503      211,517
                                                   ---------   ---------   ---------    ---------    ---------
PURCHASES BY TYPE
- -----------------
ADJUSTABLE RATE:
Real estate:
  One- to four-family...........................      1,835          --           --        4,939        9,140
  Multifamily...................................     30,882       2,955        3,694       10,129       21,651
  Commercial....................................      6,112      12,480       13,939       23,632       32,777
  Construction and land.........................         --          --           --           --           --
Consumer........................................      5,018          --           --           --           --
Business........................................         --          --           --           --           --
                                                   ---------   ---------   ---------    ---------    ---------
  Total adjustable rate.........................     43,847      15,435       17,633       38,700       63,568
                                                   ---------   ---------   ---------    ---------    ---------
FIXED RATE:
Real estate:
  One- to four-family...........................      1,125      19,345       19,381       13,079        5,798
  Multifamily...................................     14,838       9,920       50,420       12,218           --
  Commercial....................................     15,326       8,234       15,879        3,904          283
  Construction and land.........................         --          --           --           --           --
Consumer........................................      6,692          86          387        6,213          616
Business........................................         --          --           --           --           --
                                                   ---------   ---------   ---------    ---------    ---------
  Total fixed rate..............................     37,981      37,585       86,067       35,414        6,697
                                                   ---------   ---------   ---------    ---------    ---------
  Total loans purchased.........................     81,828      53,020      103,700       74,114       70,265
                                                   ---------   ---------   ---------    ---------    ---------
REDUCTIONS
- ----------
SALES:
Real estate:
  One- to four-family...........................    (25,697)     (2,700)     (35,770)     (23,000)    (103,788)
  Multifamily...................................     (5,312)    (16,835)     (27,094)     (22,082)     (22,138)
  Commercial....................................         --          --       (1,835)      (6,285)      (7,425)
  Construction and land.........................         --          --           --           --           --
Consumer........................................         --          --           --           --           --
Business........................................         --          --           --           --           --
                                                   ---------   ---------   ---------    ---------    ---------
  Total loan sales..............................    (31,009)    (19,535)     (64,699)     (51,367)    (133,351)
Loans securitized...............................         --      (7,803)     (53,795)          --           --
Principal repayments............................    (53,720)    (37,477)     (87,972)     (73,229)     (72,930)
                                                   ---------   ---------   ---------    ---------    ---------
  Total reductions..............................    (84,729)    (64,815)    (206,466)    (124,596)    (206,281)
Decrease in other items, net....................     (5,469)     (6,224)      (4,336)      (5,673)      (2,592)
                                                   ---------   ---------   ---------    ---------    ---------
Net increase....................................   $ 94,719    $ 54,136    $  54,822    $ 130,348    $  72,909
                                                   =========   =========   =========    =========    =========

     Multifamily Residential Lending. Metropolitan focuses its primary portfolio lending efforts on multifamily residential real estate loans.

     Multifamily loans are originated by Metropolitan from referrals by present customers of the Bank and mortgage and real estate brokers. Through its existing referral network and advertising efforts, Metropolitan has become known for multifamily lending in its primary multifamily lending markets of Ohio, Northern Kentucky, Southeastern Michigan, Western Pennsylvania, and Northern and Central New Jersey. Although Metropolitan operates full service retail sales offices solely in Northeastern Ohio, it has origination offices in Southern Ohio, Southeastern Michigan and Western Pennsylvania to pursue opportunities in growth-oriented communities.

     At June 30, 1996, Metropolitan's multifamily loans totaled $270.0 million, with an average loan size of approximately $672,000. Of this amount, $152.4 million, or 56.4%, were originated by Metropolitan. Currently, Metropolitan emphasizes the origination of ARMs with principal amounts of less than $2.0 million and maturities of 10 years. The loans are adjustable on a one-, three- or five-year schedule with an amortization of 25 or 30 years. Rate adjustments are based on the appropriate term U.S. Treasury securities plus a margin. The loans are subject to a maximum individual aggregate interest rate adjustment as well as a maximum aggregate adjustment over the life of the loan (generally 6%). Due to increasing demand for fixed rate loans, Metropolitan has allocated some funds for fixed rate programs, typically those with 7- to 10-year maturities. The maximum loan to value ratio of Metropolitan's multifamily residential loans is 75%.

     Metropolitan recognizes that multifamily residential property loans generally involve a higher degree of risk than the financing of one- to four-family residential real estate because they typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on these loans is typically dependent upon the successful operation of the related real estate project and is subject to certain risks including excessive vacancy rates or inadequate rental income levels. In order to manage and reduce these risks, Metropolitan uses strict underwriting standards in its multifamily residential lending process.

     The loans originated in this area are typically less than $2.0 million in principal amount and are secured by garden-style apartments with generally under 75 residential units. The underwriting process includes a site evaluation which considers such factors as location, access by roadways, condition of the apartments and amenities. In addition, a Metropolitan employee visits each location before a loan approval is made. The underwriting process also involves an evaluation of the borrower, whether the borrower is an individual or a group of individuals acting as a separate entity. The financial statements of each of the individual borrowers are reviewed and personal guarantees in an amount equal to the original principal amount of the loan are generally obtained. The financial statements of individual guarantors are reviewed by senior officers of Metropolitan. Another important aspect of Metropolitan's underwriting of its multifamily residential loans is the debt service coverage test of the property. Debt service coverage requirements are determined based upon the individual characteristics of each loan, and are typically at least 1.15. In order to factor in the adjustable rate of the multifamily loans, the debt service coverage is calculated at a rate in excess of the initial interest rate of the loan.

     At June 30, 1996, $117.6 million, or 43.6%, of Metropolitan's multifamily residential loan portfolio was purchased. The loans purchased are selected seasoned loans and are obtained from a variety of sources. Prior to purchasing these loans, Metropolitan utilizes a similar underwriting process with substantially the same standards as for its originated loans. Real estate located in Northeastern Ohio secures 61.7% of Metropolitan's multifamily residential loan portfolio. Underlying real estate for these loans is also located primarily in Eastern Pennsylvania, Michigan and New Jersey. In addition, at June 30, 1996, 9.7% of the multifamily residential loan portfolio was secured by real estate in California. This percentage has been steadily declining since 1990, and these loans are primarily a result of purchases by the Bank prior to 1990.

     Commercial Real Estate Lending. Although Metropolitan has always held a limited investment in loans secured by commercial real estate, this portion of the portfolio has increased mainly through purchases in the last three years. These loans were part of larger packages of loans that included multifamily residential loans or had the yield and term requirements and underwriting criteria sought by Metropolitan. At June 30, 1996, Metropolitan's loans secured by commercial real estate totalled $122.0 million, or 20.1%, of Metropolitan's total portfolio, with an average loan size of $439,000. Of this amount, $32.3 million, or 26.5%, was originated by Metropolitan and $89.7 million, or 73.5%, represented seasoned loans purchased from a variety of sources.

     Loans secured by commercial real estate are purchased by Metropolitan when they are in the primary lending markets being targeted by Metropolitan, are secured by retail strip shopping centers or office buildings, and meet Metropolitan's yield and term requirements. The $89.7 million of purchased commercial real estate loans were acquired by Metropolitan from 1993 to 1996.

     To a much lesser extent Metropolitan originates commercial real estate loans secured by strip shopping centers and small office buildings. Through customer referrals and real estate brokers, Metropolitan lends on commercial real estate in Northern and Central Ohio, Northern Kentucky, and Southeastern Michigan. These loans are adjustable on a one-, three- or five-year schedule with amortization of 25 or 30 years at a margin over the appropriate term treasuries. The maximum loan to value ratio is 75%.

     The following table presents information as to the locations and types of properties securing Metropolitan's multifamily and commercial real estate portfolio as of June 30, 1996:

                                                  NUMBER
                                                 OF LOANS        %        PRINCIPAL         %
                                                 --------      -----      ----------      -----
                                                            (DOLLARS IN THOUSANDS)
    Ohio:
      Multifamily.............................      240         35.3%      $166,507        42.5%
      Office buildings........................       58          8.6         23,801         6.0
      Retail centers..........................       39          5.7         27,757         7.1
      Other...................................       49          7.2         10,922         2.8
                                                    ---        -----        -------       -----
         Total................................      386         56.8        228,987        58.4
                                                    ---        -----        -------       -----
    Michigan:
      Multifamily.............................       22          3.3         31,858         8.1
      Office buildings........................        1          0.1          1,014         0.3
      Retail centers..........................        3          0.4          3,502         0.9
      Other...................................       13          1.9         24,106         6.1
                                                    ---        -----        -------       -----
         Total................................       39          5.7         60,480        15.4
                                                    ---        -----        -------       -----
    California:
      Multifamily.............................       41          6.1         26,275         6.7
      Office buildings........................       --           --             --          --
      Retail centers..........................       --           --             --          --
      Other...................................        7          1.0          6,075         1.6
                                                    ---        -----        -------       -----
         Total................................       48          7.1         32,350         8.3
                                                    ---        -----        -------       -----
    New Jersey:
      Multifamily.............................       26          3.8          9,499         2.4
      Office buildings........................       28          4.1          5,191         1.3
      Retail centers..........................       23          3.4          5,860         1.5
      Other...................................       26          3.8          4,042         1.1
                                                    ---        -----        -------       -----
         Total................................      103         15.1         24,592         6.3
                                                    ---        -----        -------       -----
    Other states:(1)
      Multifamily.............................       73         10.7         35,910         9.2
      Office buildings........................        8          1.2          2,081         0.5
      Retail centers..........................        6          0.9          4,200         1.1
      Other...................................       17          2.5          3,455         0.8
                                                    ---        -----        -------       -----
         Total................................      104         15.3         45,646        11.6
                                                    ---        -----        -------       -----
                                                    680        100.0%      $392,055       100.0%
                                                    ===        =====        =======       =====

- ---------------

(1) Properties securing loans in other states are located in seven other states, none of which exceed 5.0% of the outstanding principal balance of the total multifamily and commercial real estate portfolio.

     The following table presents aggregate information as to the type of security within the multifamily and commercial real estate portfolio as of June 30, 1996:

                                                   NUMBER     AVERAGE BALANCE
                                                  OF LOANS       PER LOAN        PRINCIPAL       %
                                                  --------    ---------------    ----------    -----
                                                                (DOLLARS IN THOUSANDS)
Multifamily....................................      402           $ 672          $270,049      63.0%
Office buildings...............................       95             338            32,087      10.8
Retail centers.................................       71             582            41,319      16.1
Other..........................................      112             434            48,600      10.1
                                                  --------                        --------     -----
  Total........................................      680             577          $392,055     100.0%
                                                  ========                        ========     =====

     One- to Four-family Residential Lending. About 50% of Metropolitan's one- to four-family residential loans are originated through its full service retail sales offices. The remainder are originated by commissioned loan officers. Metropolitan has focused its one- to four-family residential lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied residences. As of June 30, 1996, Metropolitan's one- to four-family residential mortgages totaled $92.1 million or 15.1% of Metropolitan's loan portfolio.

     Metropolitan emphasizes the origination of conventional ARM loans for retention in Metropolitan's portfolio and fixed rate loans suitable for sale in the secondary market. In addition, Metropolitan offers fixed rate end loan financing to purchasers building homes with Metropolitan's approved construction loan builders. Metropolitan retains only a limited dollar amount of this fixed rate end loan financing in its portfolio. The amount being originated and subsequently retained is monitored very closely. Substantially all of Metropolitan's one- to four-family residential mortgage loans originated for retention in Metropolitan's portfolio are secured by property located in its Northeastern Ohio market area. At June 30, 1996, Metropolitan's fixed rate residential mortgage loan portfolio totaled $39.4 million, or 6.5% of Metropolitan's total loan portfolio.

     Metropolitan is presently originating three types of ARM products for retention in its portfolio. The first product is a one-year adjustable ARM, the interest rate being subject to change annually. The adjustments are based upon the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, and are generally limited to a 2% maximum annual interest rate adjustment, as well as a maximum lifetime adjustment of 6%. The second product, known as a five/one ARM, has the same index and caps as the one year ARM; the five/one ARM, however, retains its initial interest rate for the first five years of the loan and then begins to adjust annually in the sixth year. The third product, the three-year ARM, allows for interest rate adjustments every three years. The adjustments are based upon the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years, and are generally limited to a 2% maximum interest rate adjustment per change, as well as a maximum lifetime adjustment of 6%.

     Metropolitan's originated ARMs do not permit negative amortization of principal and most of them are convertible into fixed rate mortgages. If converted, they are typically sold in the secondary market. ARMs are originated with terms to maturity of up to 30 years, and borrowers are qualified based upon secondary market requirements.

     Construction Lending and Land Development. Metropolitan originates construction loans on single family homes to small, local builders (who typically build less than fifteen homes per year) in Metropolitan's primary lending market and to individual borrowers on owner-occupied properties. Metropolitan also makes loans to builders for the purchase of fully-improved single family lots and to developers for the purpose of developing land into single family lots. Metropolitan's market area for construction lending is in Ohio and primarily in Cuyahoga County, but loans are also made in Lake, Geauga, Summit, Medina, Portage, and Lorain counties. Metropolitan has a loan origination office in the high volume Columbus, Ohio construction market to originate single family construction loans and improved lot loans.

     The following table presents the number, amount, and type of properties securing Metropolitan's construction and land development loans at June 30, 1996:

                                                          NUMBER             PRINCIPAL
                                                         OF LOANS             BALANCE
                                                         --------      ---------------------
                                                                            (DOLLARS IN
                                                                            THOUSANDS)
    RESIDENTIAL CONSTRUCTION LOANS:
      Owner-occupied..................................        2               $   970
      Builder presold.................................       44                 7,326
      Builder spec/model..............................       72                14,238
      Allocated construction loans (LOC)..............       19                17,480
      Lot loans.......................................       46                 5,727
      Development loans...............................       17                 8,156
    COMMERCIAL CONSTRUCTION LOAN......................        1                 2,325
    LAND LOANS........................................        6                   101
                                                         -------              -------
      Total...........................................      207               $56,323
                                                         =======              =======

     Metropolitan's risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost of the project. The application process includes a submission of the cost, specifications and plans. Metropolitan also reviews the borrower's financial position and requires a personal guarantee on all builder loans. All loans are based upon the appraised value of the underlying collateral, as completed. Appraisals are completed by qualified outside fee appraisers who have been approved by Metropolitan's Board of Directors.

     Each type of loan has a maximum loan to value ratio which is established by the contract price, cost estimate or appraised value, whichever is less. The maximum loan to value ratio for each type of construction loan is as follows: owner-occupied homes-80%; builder presold homes-80%; builder models or speculative homes-75%; lot loans-75%; development loans-70% (development of single-family home lots for resale to builders) and 75% (development of land for cluster or condominium projects which will be part of an allocated construction loan).

     All of Metropolitan's construction loans that are made to builders are made for relatively short terms (six to 24 months) and are made with an adjustable rate of interest. Owner-occupied loans are initially adjustable rate loans with the option to convert to a fixed rate product only upon the completion of the home. These loans increase the yield on, and the proportion of interest rate sensitive loans in, Metropolitan's portfolio.

     Lines of credit or allocated construction loans are used to build single family homes only and cannot be used for any other purpose. All lines of credit are secured by the homes that are built with the draws under such credit agreements. Most of the homes built with the line of credit funds are presold homes, and the number of spec and model homes allowed to be built is limited by the financial strength of the builder. Lines of credit can only be utilized where a builder owns a specific number of lots in a development. Draws are based upon the percentage of completion, and at all times, funds remain to complete the home. Disbursements are only made after receipt of a property inspection and a mechanic's lien update from the title company.

     To a much lesser extent, Metropolitan originates construction loans secured by commercial real estate. One such loan in the amount of $2.3 million was outstanding at June 30, 1996 and was made for development of an art gallery.

     Consumer Lending. Since 1990, Metropolitan has instituted a controlled growth strategy for its consumer loan portfolio, increasing the size of its portfolio each year, while insuring an acceptable level of delinquency. This strategy has been successfully accomplished through the introduction of new products on a gradual basis, and through purchases of seasoned portfolios. As new products are introduced to the mix of existing products, Metropolitan expects to gain the benefits of increased loan volume.

     The underwriting standards employed by Metropolitan for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. At June 30, 1996, $33.2 million or 79.4% of Metropolitan's $41.8 million consumer loan portfolio was secured. However, even in the case of secured loans, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance due to the higher likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent upon the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

     In 1994, Metropolitan introduced credit cards to its offering of consumer credit products. At December 31, 1995 the outstanding balance was $1.4 million with $4.8 million in unused credit lines. In March 1996, Metropolitan acquired a $4.6 million existing portfolio from a Chicago lender and consequently increased the outstanding balance of credit cards at June 30, 1996 to $6.5 million with $17.9 million in unused credit lines. Metropolitan plans to continue to review credit card portfolios which are available for sale and may, from time to time, purchase additional credit card portfolios.

     Business Lending. Metropolitan began offering business loans in late 1994. At June 30, 1996, Metropolitan had $15.0 million of business loans outstanding, or 2.4% of Metropolitan's total loan portfolio, against available lines and letters of credit on existing business loans totaling $18.6 million. Metropolitan's business lending activities encompass loans with a variety of purposes and security, including loans to finance accounts receivable, inventory and equipment. Generally, Metropolitan's business lending has been limited to borrowers headquartered, or doing business in, Metropolitan's retail market area.

     The following table sets forth information regarding the number and amount of Metropolitan's business loans as of June 30, 1996:

                                                                   TOTAL       OUTSTANDING
                                                      NUMBER        LOAN        PRINCIPAL
                                                     OF LOANS    COMMITMENT      BALANCE
                                                     --------    ----------    -----------
                                                            (DOLLARS IN THOUSANDS)
    LOANS SECURED BY:
      Accounts receivable, inventory and
         equipment................................       75       $  7,542       $ 4,926
      Certificates of deposit.....................        3            208            44
      Stand-by letters of credit..................        1             61            --
      Stocks and bonds............................        3            127           123
      First lien on real estate...................       14          4,241         4,023
      Second lien on real estate..................        9          6,137         5,815
    UNSECURED LOANS...............................        3            255            53
                                                     -------      --------       -------
    Total business loans..........................      108       $ 18,571       $14,984
                                                     =======      ========       =======

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of business loans may be substantially dependent upon the success of the business itself. Furthermore, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

SECONDARY MARKET ACTIVITIES

     In addition to originating loans for its own portfolio, Metropolitan participates in secondary mortgage market activities by selling whole loans to FNMA and FHLMC. Secondary market sales allow Metropolitan to make loans during periods when deposit flows decline, or are not otherwise available, and at times when customers prefer loans with long-term fixed interest rates which Metropolitan does not choose to originate for its own portfolio. Metropolitan's primary focus in its mortgage banking operations is on the sale of fixed rate one- to four-family residential mortgage loans.

     The secondary market for mortgage loans is comprised of institutional investors who purchase loans meeting certain underwriting specifications with respect to loan-to-value ratios, maturities and yields. Subject to market conditions, Metropolitan tailors certain real estate loan programs to meet the specifications of FHLMC and FNMA, two of the largest institutional investors. Metropolitan may retain a portion of the loan origination fee paid by the borrower and receive annual servicing fees as compensation for retaining responsibility for and performing the servicing of all loans sold to institutional investors. See "--Loan Servicing Activities." The sale of substantially all loans to FHLMC and FNMA is nonrecourse to Metropolitan.

     The terms and conditions under which such sales are made depend upon, among other things, the specific requirements of each institutional investor, the type of loan, the interest rate environment and Metropolitan's relationship with the institutional investor. In the case of single-family residential loans, Metropolitan periodically obtains formal commitments primarily with FHLMC. Pursuant to these commitments, FHLMC is obligated to purchase a specific dollar amount of whole loans over a specified period of time. The terms of the commitments range from ten to sixty days. The pricing will vary, depending upon the length of each commitment. Management expects to enter into additional formal commitments in the future as it develops working relationships with additional institutional investors. Loans are classified as held for sale while Metropolitan is negotiating for the sale of specific loans that meet selected criteria to a specific investor.

     Metropolitan also sells multifamily and commercial real estate loans to private investors. The majority of Metropolitan's sales of multifamily and commercial real estate loans are made pursuant to individually negotiated whole loan or participation sales agreements for individual loans or for a package of such loans.

LOAN SERVICING ACTIVITIES

     At June 30, 1996, Metropolitan's overall servicing portfolio was $1.5 billion. Of such amount, loans serviced for others totalled $1.1 billion. The following table summarizes the portfolio by investor and source:

                                                     ORIGINATED       PURCHASED
                                                     SERVICING        SERVICING         TOTAL
                                                     ----------       ---------       ----------
                                                                   (IN THOUSANDS)
ONE- TO FOUR-FAMILY:

  Metropolitan portfolio...........................   $ 73,187              --        $   73,187
  FHLMC............................................    158,728        $563,584           722,312
  FNMA.............................................     65,955         234,451           300,406
  Private investors................................         --          12,475            12,475
                                                     ----------       --------        ----------
     Total one- to four-family.....................    297,870         810,510         1,108,380
                                                     ----------       --------        ----------
MULTIFAMILY AND COMMERCIAL:
  Metropolitan portfolio...........................    321,171              --           321,171
  FHLMC............................................     17,024           9,949            26,973
  FNMA.............................................     28,313          25,642            53,955
  Private investors................................     19,047             447            19,494
                                                     ----------       --------        ----------
     Total multifamily and commercial..............    385,555          36,038           421,593
                                                     ----------       --------        ----------
     Total.........................................   $683,425        $846,548        $1,529,973
                                                     ==========       ========        ==========

     Metropolitan services the loans that it originates. When Metropolitan sells loans to an investor, such as FHLMC or FNMA, it retains the servicing rights for the loans. Servicing fee income is generated from the loans sold to investors. In order to further increase Metropolitan's servicing fee income, the Bank has aggressively pursued purchases of servicing portfolios from other originating institutions. These purchased servicing portfolios are primarily FHLMC and FNMA single family loans that are geographically located within the eastern half of the nation. Metropolitan's purchasing activities began in 1992 and have steadily increased through the present. Metropolitan increased its purchased servicing portfolio from $261.2 million at December 31, 1993 to $846.5 million as of June 30, 1996. During the same period, the Corporation's PMSRs increased from $2.3 million at December 31, 1993 to $8.0 million as of June 30, 1996.

     Approximately 74% of the overall servicing portfolio (by dollar volume) is comprised of loans sold to investors, primarily FHLMC and FNMA. Metropolitan receives fee income for servicing these sold loans, ranging from 0.125% on multifamily loans to 0.250% on fixed rate or 0.375% on adjustable rate residential loans (percentage based upon unpaid principal balances of the loans serviced). Servicing fees are collected and retained by Metropolitan out of monthly mortgage payments.

     Loan servicing functions include collecting and remitting loan payments, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making rate and payment changes to contractually adjustable loans, managing loans in payment default, processing foreclosure and other litigation activities to recover mortgage debts, conducting property inspections and risk assessment for investment loans in addition to general administration of loans for the investors to whom they are sold, or for Metropolitan as mortgagee.

LOAN OPTION INCOME

     During 1995, Metropolitan developed a program to purchase loans and sell loan options in order to take advantage of its underwriting capabilities, increase net interest income and increase non-interest income. In these transactions, Metropolitan purchases loans and sells nonrefundable options to a third party to purchase these same loans at a specified price within a specified time period. The Bank, prior to purchasing the loans that will be subject to the options, utilizes a similar underwriting process with substantially the same standards as in its origination process. In the event the option is not exercised, Metropolitan would sell the underlying loans or transfer them to the Bank's portfolio at its fair value at the date of the transfer. A nonrefundable option fee is negotiated based on a percentage of the principal amount of the loans involved. The third party acquiring the option is a loan broker who markets the loans to potential buyers who may be willing to pay a higher price for the loans. To date, Metropolitan has entered into these option transactions with one loan broker. At June 30, 1996, loans with a carrying value of $10.0 million were held for sale in connection with outstanding options and $406,000 had been recognized in income in the six month period then ended.

LOAN DELINQUENCIES AND NON-PERFORMING ASSETS

     When a borrower fails to make a required payment on a loan, Metropolitan attempts to cause the delinquency to be cured by contacting the borrower. In the case of real estate loans, a late notice is sent 15 days after the due date. If the delinquency is not cured by the 30th day, contact with the borrower is made by phone. Additional written and verbal contacts are made with the borrower between 30 and 90 days after the due date. If the delinquency continues for a period of 90 days, Metropolitan usually institutes appropriate action to foreclose on the property. If foreclosed, the property is sold at public auction and may be purchased by Metropolitan. Delinquent consumer loans are handled in a generally similar manner, except that initial contacts are made when the payment is 10 days past due and appropriate action may be taken to collect any loan payment that is delinquent for more than 30 days. Metropolitan's procedures for repossession and sale of consumer collateral are subject to various requirements under state consumer protection laws.

     The following table sets forth information concerning delinquent loans at June 30, 1996, in dollar amounts and as a percentage of each category of Metropolitan's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                                 LOANS DELINQUENT FOR
                             -------------------------------------------------------------
                                      60-89 DAYS                   90 DAYS AND OVER             TOTAL DELINQUENT LOANS
                             -----------------------------   -----------------------------   -----------------------------
                                                 PERCENT                         PERCENT                         PERCENT
                                                 OF LOAN                         OF LOAN                         OF LOAN
                             NUMBER   AMOUNT    CATEGORY     NUMBER   AMOUNT    CATEGORY     NUMBER   AMOUNT    CATEGORY
                             ------   ------   -----------   ------   ------   -----------   ------   ------   -----------
                                                                (DOLLARS IN THOUSANDS)
Real estate
  One- to four-family......     4      $557        0.57%         5    $ 525        0.54%         9    $1,082       1.11%
  Multifamily..............    --        --          --          4    1,981        0.71          4    1,981        0.71
  Commercial...............     2        49        0.04          2    2,065        1.68          4    2,114        1.72
  Construction and land....     1       172        0.61          1       15        0.05          2      187        0.66
Consumer...................    32       116        0.28        151      517        1.24        183      633        1.51
Business...................    --        --          --          1       90        0.60          1       90        0.60
                               --      ----                    ---    ------                          ------
  Total....................    39      $894        0.15        164    $5,193       0.89        203    $6,087       1.04
                               ==      ====                    ===    ======                          ======

     Non-performing assets include all non-accrual loans, loans past due greater than 90 days still accruing and real estate acquired in foreclosure. Interest is not accrued on loans contractually past due 90 days or more as to interest or principal payments unless in the judgment of management the loan is well secured, and no loss in principal or interest is expected.

     When a loan reaches non-accrual status, interest accruals are discontinued and prior accruals are reversed. The classification of a loan on non-accrual status does not necessarily indicate that the principal is uncollectible in whole or in part. A determination as to collectibility is made by management of Metropolitan on a case-by-case basis. Metropolitan considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect non-accrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are commencing foreclosure, collecting on guarantees, restructuring the loan or instituting collection lawsuits.

The following table summarizes non-performing assets by category as of the dates indicated.

                                     AT JUNE                       AT DECEMBER 31,
                                       30,         ------------------------------------------------
                                       1996         1995       1994       1993       1992      1991
                                    ----------     ------     ------     ------     ------     ----
                                                        (DOLLARS IN THOUSANDS)
Non-accruing loans
  One- to four-family...............   $  233      $  293     $  337     $  475     $  258     $197
  Multifamily.......................    1,981       2,138      1,585        549        180       --
  Commercial real estate............    2,065         391        150        691         --      244
  Construction and land
     development....................       15          15         15      1,051        518       --
  Consumer..........................      367         266        153         53         21       19
  Business..........................       90          --         --         --         --       --
                                       ------      ------     ------     ------     ------     ----
     Total non-accruing loans.......    4,751       3,103      2,240      2,819        977      460
Loans past due greater than 90 days
  or impaired, still accruing.......    1,073         204        128        277         --       --
                                       ------      ------     ------     ------     ------     ----
Total non-performing loans..........    5,824       3,307      2,368      3,096        977      460
Real estate owned...................      219         258         53        941        230      147
                                       ------      ------     ------     ------     ------     ----
Total non-performing assets.........   $6,043      $3,565     $2,421     $4,037     $1,207     $607
                                       ======      ======     ======     ======     ======     ====
Non-performing loans to total
  loans.............................     1.03%       0.68%      0.55%      1.08%      0.44%    0.26%
Non-performing assets to total
  assets............................     0.90        0.60       0.51       1.08       0.40     0.24

     For the six months ended June 30, 1996, and for the year ended December 31, 1995, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $72,000 and $86,000, respectively. The amounts that were included in interest income on such loans were $45,000 and $10,000 for the six months ended June 30, 1996 and for the year ended December 31, 1995, respectively.

     Non-performing assets were $6.0 million at June 30, 1996, an increase of $2.4 million from $3.6 million at December 31, 1995, primarily due to two retail strip shopping centers and two multifamily properties. Based upon current appraisals the fair value of each property exceeds the investment and no loss is anticipated. The loans secured by multifamily properties have principal amounts of $1.3 million and $631,000, respectively, and the underlying collateral is located in Southern California and Northeastern Ohio, respectively. The loans secured by retail strip shopping centers have principal amounts of $1.1 million and $925,000, respectively, and the underlying collateral is located in Eastern Pennsylvania and Central New Jersey, respectively. The multifamily loan located in Northeastern Ohio was current but management elected to classify it as non-performing because the debt service coverage ratio was below 1.0. Management will likely foreclose on the remaining three properties and therefore expects the status of these loans to remain non-performing through the rest of 1996 and 1997. During the same time period net loans receivable increased $85.5 million to $563.9 million at June 30, 1996. Non-performing assets at December 31, 1995, increased $1.1 million from December 31, 1994, primarily in the multifamily and consumer loan categories. Non-performing assets at December 31, 1994 decreased $1.5 million from December 31, 1993, primarily due to the sale of real estate owned. Non-performing assets increased in 1993 as a result of five multifamily loans to one troubled borrower, one commercial construction loan and two residential construction projects. All three situations were resolved in a timely manner. At June 30, 1996, all loans classified by management as impaired were included in non-performing loans.

     Non-performing loans at December 31, 1995 and 1994 included a $1.5 million loan secured by an apartment building in Southern California which was damaged in the January 1994 earthquake. The apartment building has been reconstructed. Under the terms of a loan workout agreement the borrower has resumed regular principal and interest payments, and is also repaying interest accrued during the reconstruction period. This loan is no longer considered impaired.

     Metropolitan adopted SFAS No. 114 and SFAS No. 118 effective January 1, 1995. All loans identified as impaired by Metropolitan were also classified as non-performing loans at June 30, 1996 and therefore the adoption of SFAS No. 114 and SFAS No. 118 had no effect on the comparability of non-performing assets at June 30, 1996 to prior periods.

ALLOCATION OF ALLOWANCE FOR LOSSES ON LOANS

     Because some loans may not be repaid in full, an allowance for losses on loans is maintained. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     The following table sets forth an allocation of the allowance for losses on loans among categories as of the dates indicated. Management believes that any allocation of the allowance for losses on loans into categories lends an appearance of precision which does not exist. The allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts or the relative proportion of future charges to the allowance.

                                                                                AT DECEMBER 31,
                                                ------------------------------------------------------------------------------
                              AT JUNE 30,
                                 1996                 1995                1994                 1993                1992
                           -----------------    -----------------   -----------------    -----------------   -----------------
                                    PERCENT              PERCENT             PERCENT              PERCENT             PERCENT
                                    OF LOANS             OF LOANS            OF LOANS             OF LOANS            OF LOANS
                                    IN EACH              IN EACH             IN EACH              IN EACH             IN EACH
                                    CATEGORY             CATEGORY            CATEGORY             CATEGORY            CATEGORY
                                    TO TOTAL             TO TOTAL            TO TOTAL             TO TOTAL            TO TOTAL
                           AMOUNT    LOANS      AMOUNT    LOANS     AMOUNT    LOANS      AMOUNT    LOANS     AMOUNT    LOANS
                           ------   --------    ------   --------   ------   --------    ------   --------   ------   --------
                                                                (DOLLARS IN THOUSANDS)
One- to four-family...... $  191      15.7%    $  172      15.2%   $  189      25.2%    $   93       16.0%    $ 50       17.5%
Multifamily..............  1,008      45.5        887      45.8       733      41.9        494       53.2      361       54.7
Commercial real estate...    839      20.2        676      21.5       358      18.6        314       17.5      195       15.5
Construction and land....    172       9.3        167       9.5        99       8.5         90        9.9       56       10.2
Consumer.................    761       6.9        512       6.3       340       5.8        124        3.4       53        2.1
Business.................    140       2.4         74       1.7         1       0.0         --         --       --         --
Unallocated..............    326        --        277        --       191        --        124         --       11         --
                          ------     -----     ------     -----    ------     -----     ------      -----     ----      -----
  Total.................. $3,437     100.0%    $2,765     100.0%   $1,911     100.0%    $1,239      100.0%    $726      100.0%
                          ======     =====     ======     =====    ======     =====     ======      =====     ====      =====


                             AT DECEMBER 31,
                            -----------------

                                  1991
                            -----------------
                                     PERCENT
                                     OF LOANS
                                     IN EACH
                                     CATEGORY
                                     TO TOTAL
                            AMOUNT    LOANS
                            ------   --------

One- to four-family......    $ 27       26.7%
Multifamily..............     175       45.8
Commercial real estate...     229       12.7
Construction and land....      27       13.7
Consumer.................      23        1.1
Business.................      --         --
Unallocated..............      14         --
                             ----      -----
  Total..................    $495      100.0%
                             ====      =====

     With the uncertainties that could adversely impact the overall quality of Metropolitan's loan portfolio, Metropolitan's management considers an adequate allowance for losses on loans essential. The unallocated allowance is considered adequate to cover losses from the existing loans that have not demonstrated problems such as late payments, financial difficulty of the borrower or deterioration of collateral values. The risks associated with off-balance sheet commitments are insignificant in the opinion of Metropolitan's management and therefore, no allowance for such commitments is provided.

     At June 30, 1996, management had allocated $175,000 of the allowance for losses on loans to impaired loans with balances of $1.9 million. The remaining $2.6 million of impaired loan balances did not require an allocation of the allowance for losses on loans in the opinion of management. The adoption of SFAS No. 114 had no impact on the comparability of the June 30, 1996 allowance for losses on loans allocation to prior periods.

     The following table provides an analysis of Metropolitan's allowance for losses on loans for the periods indicated. In each period, the provision for loan losses was based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions.

                                                                           YEAR ENDED DECEMBER 31,
                                         SIX MONTHS ENDED     --------------------------------------------------
                                          JUNE 30, 1996        1995        1994        1993       1992      1991
                                         ----------------     ------      ------      ------      ----      ----
                                                                   (DOLLARS IN THOUSANDS)
Balance at beginning of period........        $2,765          $1,911      $1,239      $  725      $495      $617
CHARGE-OFFS:
  One- to four-family.................            --             (23)        (23)        (50)       (6)       --
  Multifamily.........................            --              --         (64)       (100)       --        --
  Commercial real estate..............            --             (27)         --         (74)     (174)       --
  Construction and land...............            --              --          --          --        --      (167)
  Consumer............................           (14)            (56)        (14)         (5)       (8)       --
  Business............................            --              --          --          --        --        --
                                              ------
    Total charge-offs.................           (14)           (106)       (101)       (229)     (188)     (167)
                                              ------          ------      ------      ------      ----      ----
RECOVERIES:
  One- to four-family.................            --               1           1           3        --        --
  Multifamily.........................            --              --           6          --        --        --
  Commercial real estate..............            --              --          --          --        --        --
  Construction and land...............            --              --          --          --        51        --
  Consumer............................             1              --          --          --        --        --
  Business............................            --              --          --          --        --        --
                                              ------          ------      ------      ------      ----      ----
    Total recoveries..................             1               1           7           3        51        --
                                              ------          ------      ------      ------      ----      ----
Net charge-offs.......................           (13)           (105)        (94)       (226)     (137)     (167)
  Provision for loan losses...........           685             959         766         740       367        45
                                              ------          ------      ------      ------      ----      ----
    Balance...........................        $3,437          $2,765      $1,911      $1,239      $725      $495
                                              ======          ======      ======      ======      ====      ====
Net charge-offs to average loans(1)...          0.00%           0.02%       0.03%       0.09%     0.07%     0.10%
Provision for loan losses to average
  loans(1)............................          0.25            0.21        0.21        0.29      0.19      0.03
Allowance for losses on loans to total
  non-performing loans................         59.01           83.61       80.70       40.02      74.21     107.61
Allowance for losses on loans to total
  loans...............................          0.59            0.57        0.45        0.43      0.32      0.28

- ---------------
(1) Ratio for the interim period is stated on an annualized basis.

INVESTMENT PORTFOLIO

     Metropolitan maintains its investment portfolio based on regulatory requirements and restrictions which dictate the type of securities that can be held. As a member of the FHLB System, the Bank is required to hold a minimum amount of FHLB stock based upon asset size and mix. As the Bank grows, this investment will increase.

     The following table summarizes the amounts and the distribution of Metropolitan's securities held as of the dates indicated:

                                                                            AT DECEMBER 31,
                                                   AT JUNE 30,      --------------------------------
                                                      1996           1995         1994       1993(1)
                                                   -----------      -------      ------      -------
                                                                    (IN THOUSANDS)
Securities available for sale:
  Mutual funds..................................     $ 1,131        $10,364          --           --
  U.S. Treasury securities......................       6,030         12,442      $7,641      $10,168
  FNMA preferred stock..........................       4,975             --          --           --
  FHLB stock....................................       3,852          3,569       2,311        2,139
                                                     -------        -------      -------     -------
     Total......................................     $15,988        $26,375      $9,952      $12,307
                                                     =======        =======      =======     =======
Other interest-earning assets:
  U.S. Treasury securities......................          --             --          --      $14,950
  Interest-bearing deposits with banks..........     $   300        $ 4,788      $1,080        1,375
  Overnight repurchase agreements...............          --             --          --        9,900
  Federal funds sold............................          --             --          --        1,000
                                                     -------        -------      -------     -------
     Total......................................     $   300        $ 4,788      $1,080      $27,225
                                                     =======        =======      =======     =======

- ---------------

(1) Securities classified as held for sale.


     The following table sets forth the contractual maturities and approximate weighted average yields of Metropolitan's securities available for sale at June 30, 1996.

                                                                   DUE IN
                                                ---------------------------------------------
                                                ONE YEAR OR LESS       ONE YEAR TO FIVE YEARS        TOTAL
                                                ----------------       ----------------------       -------
                                                                  (DOLLARS IN THOUSANDS)
Mutual funds.................................        $1,131                        --               $ 1,131
U.S. Treasury securities.....................            --                    $6,030                 6,030
FNMA preferred stock.........................         4,975                        --                 4,975
FHLB stock...................................         3,852                        --                 3,852
                                                     ------                    ------               -------
Total........................................        $9,958                    $6,030               $15,988
                                                     ======                    ======               =======
Weighted average yield.......................          6.54%                     6.61%                 6.57%

MORTGAGE-BACKED SECURITIES PORTFOLIO

     The FNMA pass-through certificates represent securitization of the Bank's single family loans. These securities, in addition to having a lower risk-based capital requirement, are available as collateral for wholesale borrowings. The FHLMC participation certificates are held to meet regulatory liquidity needs.

     The following table sets forth Metropolitan's mortgage-backed securities portfolio at the dates indicated. All securities are classified as available for sale, or prior to 1994, held for sale.

                                                                           AT DECEMBER 31,
                                               AT JUNE 30,       -----------------------------------
                                                  1996            1995          1994          1993
                                               -----------       -------       -------       -------
                                                                  (IN THOUSANDS)
FNMA pass-through certificates..............     $20,123         $22,549            --            --
GNMA pass-through certificates..............      10,460          11,348       $11,274       $12,642
FHLMC participation certificates............      10,748           4,715         4,956            --
Sears Mortgage Corporation obligations......         490             544           555           673
Collateralized mortgage obligations.........          --              --            --            17
                                                 -------         -------       -------       -------
  Total.....................................     $41,821         $39,156       $16,785       $13,412
                                                 =======         =======       =======       =======

     The following table sets forth the contractual maturities and approximate weighted average yields of Metropolitan's mortgage-backed securities at June 30, 1996.

                                                                 DUE IN
                                                ----------------------------------------
                                                  ONE TO         FIVE TO         OVER           BALANCE
                                                FIVE YEARS      TEN YEARS      TEN YEARS      OUTSTANDING
                                                ----------      ---------      ---------      -----------
                                                         (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
FNMA pass-through certificates...............          --        $ 1,190        $18,933         $20,123
GNMA pass-through certificates...............          --            200         10,260          10,460
FHLMC participation certificates.............    $ 10,748             --             --          10,748
Sears Mortgage Corporation obligations.......          --             --            490             490
                                                  -------        -------        -------         -------
     Total available for sale................    $ 10,748        $ 1,390        $29,683         $41,821
                                                  =======        =======        =======         =======
     Weighted average yield..................        6.98%          6.51%          6.51%           6.63%

SOURCES OF FUNDS

     The Bank's primary sources of funds are deposits, amortization and repayment of loan principal, borrowings, sales of mortgage loans, sales or maturities of mortgage-backed securities, securities, and short-term investments.

     Deposits are the principal source of Metropolitan's funds for lending and investment purposes. The following paragraphs provide a brief description of the types of accounts offered by Metropolitan:

     Passbook and Statement Savings Accounts. Savings may be invested in and withdrawn from regular passbook, tiered passbook and statement savings accounts without restriction. Interest on tiered passbook accounts is compounded monthly and credited monthly. Interest on regular passbook and statement savings accounts is compounded quarterly and credited quarterly.

     Checking Accounts. Metropolitan offers two interest-bearing checking and one noninterest-bearing checking account. The non-interest checking requires no minimum balance and has no monthly service fees. The rate paid on the interest checking account is dependent upon the balance in the account. Monthly service charges can be waived on the interest-bearing checking accounts by maintaining either a $1,000 minimum balance or greater than $3,000 minimum balance in another deposit account. All accounts have no minimum maturity or prepayment penalty and no restrictions on the size and frequency of the withdrawals or additional deposits. Metropolitan reviews the interest rate paid on the interest-bearing checking accounts and adjusts the rate based on cash flow projections and market interest rates.

     IRA Accounts. Metropolitan offers Individual Retirement Accounts. Funds may be invested in a passbook account or any Certificate of Deposit offered by Metropolitan.

     Certificates of Deposit. Metropolitan offers fixed rate, fixed term certificates of deposit. Terms are from seven days to five years, and there are no regulatory rate ceilings. Certificates of deposit require a penalty for withdrawal prior to maturity dates. These accounts are the highest cost deposit product offered by Metropolitan. Interest rates offered on certificates of deposit are regularly reviewed and adjusted based on cash flow projections and market interest rates.

     The following table sets forth information regarding trends in Metropolitan's average deposits for the periods indicated.

                                                                                YEAR ENDED DECEMBER 31,
                                  SIX MONTHS ENDED           -------------------------------------------------------------
                                   JUNE 30, 1996                         1995                             1994
                            ----------------------------     ----------------------------     ----------------------------
                                                                (DOLLARS IN THOUSANDS)
                            AVERAGE     PERCENT     RATE     AVERAGE     PERCENT     RATE     AVERAGE     PERCENT     RATE
                             AMOUNT     OF TOTAL    PAID      AMOUNT     OF TOTAL    PAID      AMOUNT     OF TOTAL    PAID
                            --------    --------    ----     --------    --------    ----     --------    --------    ----
Noninterest-bearing demand
  deposits(1).............  $ 33,308        6.2%      --     $ 24,636        5.3%      --     $ 18,388        4.8%      --
Interest-bearing demand
  deposits................    35,949        6.7     2.63%      37,695        8.1     2.57%      57,124       15.0     2.52%
Savings deposits..........   161,733       29.9     4.79      118,475       25.5     4.76       88,723       23.2     3.57
Time deposits.............   309,371       57.2     5.85      283,186       61.1     5.98      217,706       57.0     4.74
                            --------      -----              --------      -----              --------      -----
Total average deposits....  $540,361      100.0%    4.96     $463,992      100.0%    5.07     $381,941      100.0%    3.91
                            ========      =====              ========      =====              ========      =====


                                        1993
                            ----------------------------
                            AVERAGE     PERCENT     PAID
                             AMOUNT     OF TOTAL    RATE
                            --------    --------    ----
                            <
Noninterest-bearing demand
  deposits(1).............  $ 16,257        5.4%      --
Interest-bearing demand
  deposits................    88,987       29.3     2.95%
Savings deposits..........    63,707       21.0     2.96
Time deposits.............   134,479       44.3     4.66
                            --------      -----
Total average deposits....  $303,430      100.0%    3.55
                            ========      =====

<FM>
- ---------------
(1) Includes principal and interest custodial accounts and taxes and insurance custodial accounts for loans serviced for FHLMC, FNMA and private investors.

     Deposits have increased steadily from December 31, 1993 to June 30, 1996 consistent with the overall growth of the Bank. The composition over this time period shows a shift toward increased time deposits. Non-interest checking was also increased during this time period as a result of principal and interest custodial accounts and taxes and insurance custodial accounts for the loan servicing portfolio. The tiered passbook savings account, because of its tiered pricing structure, attracted funds away from the interest checking product.

     The following table shows rate and maturity information for Metropolitan's certificates of deposit as of June 30, 1996.

                                             2.00-       5.00-        6.00-                   PERCENT
                                             4.99%       5.99%        7.99%       TOTAL       OF TOTAL
                                            -------     --------     -------     --------     --------
                                                              (DOLLARS IN THOUSANDS)
CERTIFICATE ACCOUNTS MATURING IN QUARTER
  ENDING:
September 30, 1996.......................   $21,857     $ 41,600     $14,676     $ 78,133        24.8%
December 31, 1996........................     4,277       42,982       3,970       51,229        16.2
March 31, 1997...........................     8,810       58,493       8,895       76,198        24.1
June 30, 1997............................        56       38,043      11,356       49,455        15.7
September 30, 1997.......................         4        7,566       5,701       13,271         4.2
December 31, 1997........................        71        4,095       3,593        7,759         2.5
March 31, 1998...........................        61        4,606       4,426        9,093         2.9
June 30, 1998............................        51        1,673         761        2,485         0.8
September 30, 1998.......................        18          879         238        1,135         0.4
December 31, 1998........................        19        1,052         210        1,281         0.4
March 31, 1999...........................     1,585          148         459        2,192         0.7
June 30, 1999............................        24          285         367          676         0.2
Thereafter...............................         4        4,218      18,351       22,573         7.1
                                            -------     --------     -------     --------       -----
     Total...............................   $36,837     $205,640     $73,003     $315,480       100.0%
                                            =======     ========     =======     ========       =====
     Percent of total....................      11.7%        65.2%       23.1%       100.0%

     The following table sets forth the remaining maturity for time deposits of $100,000 or more at the date indicated.

                                                                          JUNE 30, 1996
                                                                          --------------
                                                                          (IN THOUSANDS)
        Three months or less...........................................      $  8,925
        Over three through six months..................................         4,624
        Over six through twelve months.................................        18,651
        Over twelve months.............................................        11,632
                                                                              -------
             Total.....................................................      $ 43,832
                                                                              =======

     In addition to deposits, Metropolitan relies on borrowed funds. The following describes Metropolitan's current borrowings:

     Line of Credit. The terms of the Huntington Bank Loan are governed by the Huntington Loan Agreement. The Huntington Bank Loan had no balance outstanding at June 30, 1996. The Huntington Loan Agreement was most recently amended in May 1996. In order to reduce fees charged in connection with the loan, the maximum permitted borrowing was reduced to $4.0 million. The Huntington Bank Loan is a revolving line of credit for the first 24 month period and then it converts to a 36 month term note. The terms of the Huntington Bank Loan require interest only payments for 24 months, then quarterly principal payments based on a 60-month amortization with a balloon payment due in May 2001. The interest rate during the first 24 months is tied to LIBOR or Huntington National Bank prime at Metropolitan's option. After conversion to a term loan in May 1998, the interest rate is prime. This term loan is secured by a pledge of all of the shares of Common Stock of Metropolitan owned by Mr. Kaye and all of the capital stock of the Bank and is guaranteed by the Selling Shareholder, Robert M. Kaye. The Corporation is currently engaged in discussions with The Huntington National Bank regarding modification of the terms of the Huntington Loan Agreement.

     Subordinated Note Offerings. In 1993 and early 1994, Metropolitan issued the 1993 Subordinated Notes with an aggregate principal balance of $4.9 million through a private placement offering. The interest rate on the notes is 10%, which is paid quarterly, and principal will be repaid when the notes mature on December 31, 2001. The 1993 Subordinated Notes are unsecured. The Corporation may redeem the 1993 Subordinated Notes, in whole or in part, at any time from time to time, by paying the outstanding principal amount plus accrued interest and a prepayment premium. The prepayment premium is 10% of the principal amount prepaid if such prepayment is made during the first year following the issuance of the 1993 Subordinated Notes and the prepayment premium is reduced by 1% for each year the 1993 Subordinated Notes are outstanding. If the 1993 Subordinated Notes are prepaid more than seven years after issuance, the prepayment premium is 3%. The 1993 Subordinated Notes may also be repurchased in privately negotiated transactions. See "Description of Subordinated Notes."

     In December 1995, Metropolitan issued the 1995 Subordinated Notes with an aggregate principal balance of $14.0 million through a public offering. The interest rate on the 1995 Subordinated Notes is 9.625%, which is paid monthly and principal will be repaid when the notes mature January 1, 2005. The 1995 Subordinated Notes are unsecured. The 1995 Subordinated Notes are not redeemable, in whole or in part, by the Corporation prior to December 1, 1998. After December 1, 1998, the 1995 Subordinated Notes may be redeemed by the Corporation at a declining premium which begins at 3% of the prepaid principal amount. After December 1, 2000, the 1995 Subordinated Notes may be prepaid at par plus accrued interest. The 1995 Subordinated Notes may also be repurchased in privately negotiated or open market transactions. See "Description of Subordinated Notes."

     FHLB Advances. The FHLB makes funds available for housing finance to eligible financial institutions like Metropolitan. The FHLB generally limits advances to 25% of assets with a total borrowing limit of 40% of assets from all borrowing sources. Advances are collateralized by any combination of the following assets and collateralization rates: one- to four-family first mortgage loans, not past due greater than 90 days, pledged on a blanket basis at 150% of the advance amount, specifically identified mortgage loans at 125% of the advance amount and various types of investment and mortgage backed securities at rates ranging from 101-110% of the advance amount. FHLB stock owned by the Bank is pledged as additional collateral but is not available as primary collateral.

     Reverse Repurchase Agreements. From time to time the Bank borrows funds by using its investment or mortgage-backed securities to issue reverse repurchase agreements. This type of borrowing provides an alternative source of funds to FHLB borrowings and at times, more favorable rates. At June 30, 1996, there were no borrowings under reverse repurchase agreements.

     The following table sets forth the maximum month-end balance and average balance of other borrowings during the periods indicated.

                                                    SIX MONTHS ENDED
                                                        JUNE 30,           YEAR ENDED DECEMBER 31,
                                                   ------------------    ----------------------------
                                                    1996       1995       1995       1994       1993
                                                   -------    -------    -------    -------    ------
                                                                     (IN THOUSANDS)
MAXIMUM BALANCE:
  FHLB advances.................................   $58,200    $45,000    $51,000    $23,000    $7,000
  Term loan.....................................        --      3,280      3,280      3,640     3,820
  Qualifying subordinated debt..................        --      1,200      1,200      1,600     2,000
  1993 Subordinated Notes.......................     4,874      4,874      4,874      4,874     3,505
  1995 Subordinated Notes.......................    14,000         --     14,000         --        --
  Line of credit................................        --      5,000      5,000         --        --
  Reverse repurchase agreements.................        --      9,000      9,000         --        --
AVERAGE BALANCE:
  FHLB advances.................................   $42,750    $24,026    $28,467    $ 3,914    $1,069
  Term loan.....................................        --        997        485      3,420     3,712
  Qualifying subordinated debt..................        --      1,085        923      1,220     1,610
  1993 Subordinated Notes.......................     4,874      4,874      4,874      4,593       387
  1995 Subordinated Notes.......................    14,000         --        690         --        --
  Line of credit................................        --      2,908      3,834         --        --
  Reverse repurchase agreements.................        --      6,000      7,591         --        --

     The following table sets forth the end of period balances and interest rates at the dates indicated.

                                                                          YEAR ENDED DECEMBER 31,
                                                            JUNE 30,    ---------------------------
                                                              1996       1995       1994      1993
                                                            --------    -------    ------    ------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE:
  FHLB advances..........................................   $58,200     $28,000    $6,150    $7,000
  Term loan..............................................        --          --     3,280     3,640
  Qualifying subordinated debt...........................        --          --     1,200     3,505
  1993 Subordinated Notes................................     4,874       4,874     4,874     1,600
  1995 Subordinated Notes................................    14,000      14,000        --        --
  Line of credit.........................................        --          --        --        --
  Reverse repurchase agreements..........................        --          --        --        --
WEIGHTED AVERAGE INTEREST RATE:
  FHLB advances..........................................      5.70 %      5.75%     7.00%     3.60%
  Term loan..............................................       N/A         N/A      8.50      6.00
  Qualifying subordinated debt...........................       N/A         N/A     10.75      9.00
  1993 Subordinated Notes................................     10.00       10.00     10.00     10.00
  1995 Subordinated Notes................................      9.63        9.63       N/A       N/A
  Line of credit.........................................       N/A         N/A       N/A       N/A
  Reverse repurchase agreements..........................       N/A         N/A       N/A       N/A

RETAIL SALES OFFICES

     Metropolitan's goal is to open two de novo retail sales offices per year in growing communities in Northeastern Ohio with demographic and market characteristics that can support new retail sales offices. Prior to 1995, Metropolitan's strategy had been to lease retail sales offices. In 1995, Metropolitan embarked on a new strategy. Although the characteristics of the communities targeted are the same, the strategy now employed is to build and own retail sales offices. The facilities are constructed larger than initially required to provide the option to expand as needed. Until that time, Metropolitan may lease excess space reducing the overall cost of retail sales office occupancy.

     The planned new retail sales offices are expanding Metropolitan's primary market south toward Akron, Ohio, and increasing Metropolitan's presence in Geauga, Portage and Summit counties. It is anticipated that these new retail sales offices will provide new opportunities for residential, consumer and business lending, in addition to increasing retail deposits to fund asset growth.

TRUST DEPARTMENT

     In June 1995, the Bank received all of the necessary regulatory approvals to enable it to establish a Trust Services Department to manage investment assets for individual and institutional clients. Services offered through the Trust Department include investment management for individuals, families, other fiduciaries and corporations, acting as trustee for revocable and irrevocable living trusts, acting as executor, guardian and conservator of estates, cash management for corporations, trustees and non-profit entities, and management of corporate and self-employed employee benefit programs. At June 30, 1996, there were $3.7 million of assets under administration.

COMPETITION

     Metropolitan faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating loans comes primarily from other savings institutions, commercial banks, mortgage companies, credit unions, finance companies and insurance companies. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the type of loans it originates and the quality of services it provides to borrowers. Some of the Bank's competitors, however, have higher lending limits and substantially greater financial resources than the Bank.

     The Bank attracts its deposits through its retail sales offices, primarily from the communities in which those retail sales offices are located; therefore, competition for those deposits is principally from other savings institutions, commercial banks, credit unions, mutual funds and brokerage companies located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and convenient branch locations.

EMPLOYEES

     At June 30, 1996, Metropolitan had a total of 247 employees, including part-time employees. The Corporation's employees are not represented by any collective bargaining group. Management considers its employee relations to be excellent.

PROPERTIES

     Metropolitan's corporate headquarters, which is leased under a long-term lease agreement, is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124. The Bank operates 14 retail sales office locations, eight of which are leased under long-term lease agreements with various parties. The other six retail sales offices, located in Cleveland, Willoughby Hills, Mayfield Heights, Cleveland Heights, Macedonia and Aurora, are owned by Metropolitan. In addition, Metropolitan owns land in Twinsburg, Auburn and Stow and land and a building in Hudson. Each of Twinsburg, Auburn, Stow and Hudson are planned sites for future full service retail sales offices. The Bank also leases office space for its loan production offices in Detroit, Cincinnati, Pittsburgh, Strongsville, North Olmsted and Columbus.

LEGAL PROCEEDINGS

     The Corporation is involved in various legal proceedings incidental to the conduct of its business. The Corporation does not expect that any such proceedings will have a material adverse effect on the Corporation's financial position or results of operations.

                           REGULATION AND SUPERVISION

INTRODUCTION

     Metropolitan is registered as a savings and loan holding company within the meaning of the Home Owners' Loan Act (the "HOLA"). As a savings and loan holding company, Metropolitan is subject to the regulations, examination, supervision and reporting requirements of the OTS. The Bank is an Ohio-chartered savings and loan association, is a member of the FHLB System, and its deposits are insured by the FDIC through the SAIF. The Bank is subject to examination and regulation by the OTS, the FDIC and the Ohio Superintendent of Savings and Loan Associations and to regulations regarding such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Such examination and regulation is intended primarily for the protection of depositors.

     Legislation in recent years has significantly changed laws and regulations applicable to savings associations. Such legislation includes the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The descriptions of the statutes and regulations which are applicable to Metropolitan and the Bank and the effects thereof, which are set forth below and elsewhere in this document, do not purport to be a complete description of such statutes and regulations and their effects on Metropolitan or the Bank or to identify every statute and regulation that may apply to Metropolitan or the Bank.

METROPOLITAN

     As a savings and loan holding company, Metropolitan is subject to certain restrictions with respect to its activities and investments. Among other things, Metropolitan is generally prohibited, either directly or indirectly, from acquiring control of any other savings association or savings and loan holding company, absent prior approval of the OTS, and from acquiring more than 5% of the voting stock of any savings association or savings and loan holding company that is not a subsidiary of Metropolitan.

     Similarly, OTS approval must be obtained prior to any person's acquiring control of the Bank or Metropolitan. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the institution or the holding company. Control is rebuttably presumed to exist if, among other things, a person acquires more than 10% of any class of voting stock (or 25% of any class of stock) and is subject to any of certain specified "control factors."

     Savings and loan holding companies that control only one savings association that is a qualified thrift lender ("QTL") (as defined below) are exempt from certain restrictions on the conduct of unrelated business activities applicable to other savings and loan holding companies and similar restrictions on the conduct of unrelated business activities applicable to bank holding companies. Although Metropolitan currently has no significant unrelated business activities, as long as Metropolitan controls only the Bank and the Bank remains a QTL, Metropolitan will be exempt from such restrictions and could pursue such activities. Some of the activities permitted as a result of such exemption may involve risks different from, or greater than, the risks generally associated with owning a savings association.

THE BANK

     General. The OTS also has enforcement authority over all savings associations. This enforcement authority includes the ability to impose penalties for and to seek correction of violations of laws and regulations and unsafe or unsound practices by assessing civil money penalties, issuing cease and desist or removal and prohibition orders against an institution, its directors, officers or employees and other persons, or initiating injunctive actions.

     As a lender and a financial institution, the Bank is subject to various regulations promulgated by the Federal Reserve Board including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation F (Interbank Liabilities), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As lenders under loans secured by real property, and as owners of real property, financial institutions, including the Bank, are subject to compliance with various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of the property.

     Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

     Under the FDIC risk-based deposit insurance assessment system, all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well-capitalized and requiring little supervision would pay the lowest premium while institutions that are classified as undercapitalized and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     With respect to the SAIF, the FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. In addition, under FDICIA, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     Similarly, with respect to deposits insured by the BIF, the FDIC is authorized to adjust the assessment rates in order to maintain the reserve ratio at 1.25% of BIF-insured deposits. The FDIC reported that the BIF reached the required reserve ratio during May 1995 and as a result, the FDIC reduced BIF assessment rates. The FDIC initially reduced the BIF assessment rates, effective June 1, 1995 to rates ranging from 0.04% to 0.27% of deposits. Subsequently, having determined that the BIF had sufficient reserves in excess of the required 1.25% ratio, the FDIC further reduced the BIF assessment rates. Effective January 1, 1996, the FDIC reduced the assessment rate for "well capitalized" institutions without any significant supervisory concerns to the statutory minimum of $2,000 annually, and reduced the rates for other BIF-insured institutions to a range from 0.03% to 0.27% of deposits.

     The FDIC has noted that the SAIF is not expected to attain the designated reserve ratio until the year 2001. The SAIF rates were therefore not adjusted. The FDIC has determined that SAIF-insured institutions should continue to pay assessments at the current SAIF assessment rates, which range from 0.23% of deposits to 0.31% of deposits.

     As a result of the revisions to the deposit insurance assessment rates, BIF members will generally pay lower premiums. This disparity is likely to provide institutions paying only the BIF assessments with certain competitive advantages in the pricing of loans and deposits, and in lowered operating costs. In order to eliminate this disparity, a number of proposals to recapitalize the SAIF have been recently considered. The plan under current consideration provides for a one-time assessment, anticipated to range from 0.85% to 0.90%, to be imposed on all SAIF-assessable deposits as of March 31, 1995, and for BIF deposit insurance premiums to be used to pay the Financing Corp. ("FICO") bond interest on a pro rata basis together with SAIF premiums. The BIF and SAIF would be merged into one fund as soon as practicable, but no later than January 1, 1998.

     In connection with the merger of the BIF and the SAIF, SAIF-insured institutions could be forced to convert to state bank charters or national bank charters. If such a proposal became law, the Corporation would become a bank holding company and be subject to regulation by the Federal Reserve Board. The Federal Reserve Board imposes capital requirements on bank holding companies. The Corporation is not currently subject to capital requirements.

     It is uncertain whether this or any other resolution to the disparity will be enacted and, if so, what the ultimate impact on the Bank will be. Moreover, there can be no assurance that premiums for either BIF or SAIF members, or both, will not be adjusted in the future by the FDIC.

     FIRREA and FDICIA generally imposed a moratorium on conversions from SAIF membership to BIF membership before the later of August 9, 1994 or the date on which the SAIF meets its designated reserve ratio. Subject to certain limitations, however, a savings association may convert to a bank charter if the resulting bank remains a member of the SAIF. FDICIA lessened the restrictions on bank and savings institution mergers and acquisitions by permitting any insured depository institution to participate in merger transactions, with the resulting merged institution being subject to proportionate assessments by the BIF and the SAIF. Acquisitions of state-chartered institutions, however, continue to be subject to state law restrictions.

     Regulatory Capital Requirements. FIRREA and the capital regulations of the OTS issued thereunder (the "Capital Regulations") established a "leverage limit," a "tangible capital requirement" and a "risk-based capital requirement." These capital standards are required by FIRREA to be generally no less stringent than the capital standards applicable to national banks. The OTS may establish, on a case by case basis, individual minimum capital requirements for a savings association that vary from the requirements that would otherwise apply under the Capital Regulations. The OTS has not established such individual minimum capital requirements for the Bank.

     A savings association that fails to meet one or more of the applicable capital requirements is subject to various regulatory limitations and sanctions, including a prohibition on growth and the issuance of a capital directive by the OTS requiring the following: an increase in capital, reduction of rates paid on savings accounts; cessation of or limitations on deposit-taking and lending, limitations on operational expenditures, an increase in liquidity, and such other actions deemed necessary or appropriate by the OTS. In addition, a conservator or receiver may be appointed under certain circumstances.

     The leverage limit currently requires a savings association to maintain "core capital" of not less than 3% of adjusted total assets. The OTS has taken the position, however, that the prompt corrective action regulatory scheme (See "--Prompt Corrective Action") has effectively raised the leverage ratio requirement for all but the most highly-rated institutions to 4% since an institution is "undercapitalized" for such purpose if, among other things, its leverage ratio is less than 4% (3% for MACRO 1 rated institutions).

     The tangible capital requirement requires a savings association to maintain "tangible capital" in an amount not less than 1.5% of adjusted total assets.

     The risk-based capital requirement generally provides that a savings association must maintain total capital in an amount at least equal to 8.0% of its risk-weighted assets. The risk-based capital regulations are similar to those applicable to national banks. The regulations assign each asset and certain off-balance sheet assets held by a savings association to one of four risk-weighting categories, based upon the degree of credit risk associated with the particular type of asset.

     Savings associations are required to incorporate interest rate risk in their capital calculations for determining compliance with capital requirements. Interest rate risk is measured by the decline in "net portfolio value" that would result from a hypothetical 200 basis point increase or decrease in market interest rates, whichever is lower, divided by the estimated economic value of assets. An institution whose measured interest rate exposure exceeds 2% must deduct an amount equal to one-half of the difference between its measured interest rate risk and 2%, multiplied by the estimated economic value of its total assets, from total capital in determining whether it meets its risk-based capital requirement.

     Banking regulators continue to indicate their desire to raise capital requirements applicable to financial institutions beyond their current levels. No prediction can be made as to whether and when higher capital requirements would be imposed and, if so, to what levels and on what schedule.

     For purposes of determining compliance with the capital standards, a savings association's investments in and extensions of credit to any subsidiary engaged in activities not permissible for national banks are generally deducted from the savings association's capital. The assets and liabilities of each of a savings association's subsidiaries generally are consolidated with the assets and liabilities of the savings association for capital purposes unless all of the investments in and extensions of credit to such subsidiary are deducted from capital.

     FDICIA also directs each bank regulatory agency and the OTS to review each of their capital standards every two years to determine whether those standards require sufficient capital to facilitate prompt corrective action to prevent or minimize loss to the deposit insurance funds. This provision also requires that each bank regulatory agency and the OTS revise each of their risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of non-traditional activities, and reflect the actual performance and expected risk of loss of multifamily mortgages.

     At June 30, 1996, the Bank complied with each of the tangible capital, the minimum leverage and the risk-based capital requirements. The following table presents the Bank's regulatory capital position at June 30, 1996.

                                                                               PERCENT OF
                                                                               REGULATORY
                                                               AMOUNT           ASSETS(1)
                                                               -------         -----------
                                                               (DOLLARS IN THOUSANDS)
        Tangible capital....................................   $39,279             5.89%
        Tangible capital requirement........................    10,003             1.50
                                                               -------             ----
        Excess..............................................   $29,276             4.39%
                                                               =======             ====
        Core capital........................................   $39,571             5.93%
        Core capital requirement(2).........................    26,687             4.00
                                                               -------             ----
        Excess..............................................   $12,884             1.93%
                                                               =======             ====
        Risk-based capital..................................   $42,462             8.82%
        Risk-based capital requirement......................    38,500             8.00
                                                               -------             ----
        Excess..............................................   $ 3,962             0.82%
                                                               =======             ====

- ---------------

(1) Represents the percentage of adjusted total assets for tangible and core capital purposes and the percentage of risk-weighted assets for risk-based capital purposes.

(2) The "prompt corrective action" regulatory scheme (See "--Prompt Corrective Action") has effectively raised the leverage requirement to 4% for all but the most highly-rated institutions since an institution is considered "undercapitalized" for such purposes if, among other things, it has a leverage ratio of under 4% (3% for MACRO 1 rated institutions).

     Prompt Corrective Action. FDICIA contains "prompt corrective action" provisions pursuant to which banks and savings associations are classified into one of five categories based upon capital adequacy, ranging from "well-capitalized" to "critically undercapitalized" and require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized."

     The federal banking agencies have issued a joint rule for this purpose under which, in general, an institution is: "well-capitalized" if it has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater, a leverage ratio of 5% or greater, and is not subject to an order or other supervisory directive to meet and maintain a specific capital level for any capital measure; "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater, and a leverage ratio of 4% or greater (3% or greater if rated Composite 1 under the MACRO rating system); "undercapitalized" if it has total risk-based capital of less than 8%, Tier 1 risk-based capital of less than 4%, or a leverage ratio of less than 4% (3% if rated Composite 1 under the MACRO rating system); "significantly undercapitalized" if it has total risk-based capital of less than 6%, Tier 1 risk-based capital of less than 3%, or a leverage ratio of less than 3%; and "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%. Based on these requirements, the Bank is an "adequately capitalized" institution.

     The appropriate federal banking agency has the authority to reclassify a well-capitalized institution as adequately capitalized, and to treat an adequately capitalized or undercapitalized institution as if it were in the next lower capital category, if it is determined, after notice and an opportunity for a hearing, to be in an unsafe or unsound condition or to have received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. As a result of such reclassification or determination, the appropriate federal banking agency may require an adequately capitalized or under-capitalized institution to comply with certain mandatory or discretionary supervisory actions. A significantly undercapitalized savings association may not be reclassified, however, as critically undercapitalized.

     Restrictions on Dividends and Other Capital Distributions. Savings association subsidiaries of holding companies generally are required to provide their OTS District Director not less than thirty days' advance notice of any proposed declaration of a dividend on the association's stock. Any dividend declared within the notice period, or without giving the prescribed notice, is invalid.

     OTS regulations impose limitations upon certain "capital distributions" by savings associations, including cash dividends, payments to repurchase or otherwise acquire an association's shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations.

     An association that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its capital requirement is considered a Tier 1 institution ("Tier 1 Institution"). An association that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its minimum regulatory capital requirement but less than its fully phased-in capital requirement, is considered a Tier 2 institution ("Tier 2 Institution"). An association that does not meet its minimum regulatory capital requirement immediately prior to, or on a pro forma basis after giving effect to, a proposed capital distribution is considered a Tier 3 institution ("Tier 3 Institution"). The OTS retains discretion to treat a Tier 1 Institution as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is in need of more than normal supervision and has provided the institution with notice to that effect.

     A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of:
(i) 100% of its net income to date during the calendar year plus the amount that would reduce the association's "surplus capital ratio" (the excess over its fully phased-in capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory non-objection. A Tier 2 Institution may, after prior notice but without the approval of the OTS, make capital distributions in accordance with the following schedule: if the association's capital satisfies the risk-based capital standard applicable to the association as of January 1, 1993, the association may make distributions up to 75% of its net income over the most recent four-quarter period, and, if the association's capital satisfies the risk-based capital standard applicable as of January 1, 1991, it may make distributions up to 50% of its net income over the most recent four-quarter period. A Tier 3 Institution is not authorized under the regulation to make any capital distributions unless it receives prior written approval from the OTS or in accordance with the express terms of an approved capital plan.

     The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulation if the OTS determines that the capital distribution would constitute an unsafe or unsound practice. The regulation also states that the capital distribution limitations apply to direct and indirect distributions to affiliates, including those occurring in connection with corporate reorganizations.

     Under the "prompt corrective action" provisions of FDICIA (See "--Prompt Corrective Action"), an FDIC-insured institution may not make a "capital distribution" (which includes, among other things, cash dividends and stock purchases) if, after making the distribution, the institution would be "undercapitalized" for such purposes.

     The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe-harbor percentage limitations. In their current form, the proposed regulations would not apply to the Bank as it is owned by a holding company. Under the proposal, a savings association may make a capital distribution without notice to the OTS provided that it has a MACRO 1 or 2 rating, is not in troubled condition, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. A savings association will be considered in troubled condition if it has a MACRO rating of 4 or 5, is subject to an enforcement action relating to its safety and soundness or financial viability, or has been informed in writing by the OTS that it is in troubled condition. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

     Liquidity. Federal regulations currently require savings associations to maintain, for each calendar month, an average daily balance of liquid assets (including cash, certain time deposits, bankers' acceptances, and specified United States Government, state or federal agency obligations) equal to at least 5% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to an amount within a range of 4% to 10% of such accounts and borrowings depending upon economic conditions and the deposit flows of savings associations. Federal regulations also require each savings association to maintain, for each calendar month, an average daily balance of short-term liquid assets (generally those having maturities of 12 months or less) equal to at least 1% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. Monetary penalties may be imposed for failure to meet liquidity ratio requirements. At June 30, 1996, the liquidity and short-term liquidity ratios of the Bank were 5.74% and 2.94%, respectively, which exceeded the applicable requirements.

     Qualified Thrift Lender Test. Pursuant to the Qualified Thrift Lender test, a savings institution must invest at least 65% of its portfolio assets in "qualified thrift investments" on a monthly average for nine out of twelve months on a rolling "look-back" basis. Portfolio assets are an institution's total assets less goodwill and other intangible assets, the institution's business property, and a limited amount of the institution's liquid assets.

     A savings association's failure to remain a QTL may result in: (i) limitations on new investments and activities; (ii) imposition of branching restrictions; (iii) loss of FHLB borrowing privileges; and (iv) limitations on the payment of dividends. If a savings institution that is a subsidiary of a savings and loan holding company fails to regain QTL status within one year of its loss of such status, the holding company must register as and will be deemed to be a bank holding company subject to, among other things, the business activity restrictions of the Bank Holding Company Act.

     The Bank's qualified thrift investments were in excess of 76.4% of its portfolio assets as of June 30, 1996.

     Classification of Assets. Savings associations are required to review their assets on a regular basis and classify them as "substandard," "doubtful" or "loss," if warranted. Adequate valuation allowances, consistent with generally accepted accounting principles, are required to be established for classified assets. If an asset is classified as a loss, the association must either establish a specific valuation allowance equal to the amount classified as loss or charge off such amount. An asset which does not currently warrant classification as substandard but which possesses potential weaknesses deserving close attention is required to be designated as "special mention." The association's OTS District Director has the authority to approve, disapprove or modify any asset classification and amount established as an allowance pursuant to such classification.

     Loans to One Borrower. Savings associations are generally subject to the loans to one borrower limitations that are applicable to national banks. With certain limited exceptions, the maximum amount that a savings association may lend to one borrower (including certain related entities of such borrower) is an amount equal to 15% of the savings association's unimpaired capital and unimpaired surplus, plus an additional 10% for loans fully secured by readily marketable collateral. Real estate is not included within the definition of "readily marketable collateral." At June 30, 1996, the maximum amount which the Bank could have loaned to any one borrower (and related entities) was $6.4 million. At such date, the largest aggregate amount of loans which the Bank had outstanding to any one borrower was $5.6 million.

     Additional Limitations on Activities. FIRREA generally provides that state-chartered savings associations may not engage as principal in any type of activity, or in any activity in an amount, not permitted for federally-chartered associations, or directly acquire or retain any equity investment of a type or in an amount not permitted for federally-chartered associations. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in if the association is and continues to be in compliance with fully phased-in capital standards.

     FIRREA generally prohibits any savings association (state or Federal) from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade. FIRREA also generally requires any savings association that proposes to establish or acquire a new subsidiary, or to conduct new activities through an existing subsidiary, to notify the FDIC and the OTS at least 30 days prior to the establishment or acquisition of any such subsidiary, or at least 30 days prior to conducting any such new activity. Any such activities must be conducted in accordance with the regulations and orders of the OTS.

     Ohio Regulation. As a savings and loan association organized under the laws of the State of Ohio, the Bank is subject to regulation by the Ohio Division of Financial Institutions (the "Division"). Regulation by the Division affects the Bank's internal organization as well as its savings, mortgage lending, and other investment activities. Periodic examinations by the Division are usually conducted on a joint basis with the OTS. Ohio law requires that the Bank maintain federal deposit insurance as a condition of doing business.

     Under Ohio law and regulations, an Ohio association may invest in loans and interests in loans, secured or unsecured, of any type or amount and for any purpose, subject to certain requirements including but not limited to: loans secured by liens on income-producing real estate may not exceed 20% of an association's assets; all loans for educational purposes may not exceed 5% of an association's assets; consumer loans, commercial paper and corporate debt securities may not exceed 20% of an association's assets; and loans for commercial, corporate, business or agricultural purposes may not exceed 10% of an association's assets (subject to certain exceptions). In addition, no association may make loans for the acquisition and development of undeveloped or partially developed land for primarily residential use to one borrower in excess of 2% of assets of the association. The total investment in commercial paper or corporate debt of any issuer cannot exceed 1% of an association's assets, with certain exceptions.

     Ohio law authorizes Ohio-chartered associations to, among other things: (i) invest up to 15% of assets in the capital stock, obligations and other securities of service corporations organized under the laws of Ohio, and an additional 20% of net worth may be invested in loans to majority owned service corporations; (ii) invest up to 10% of assets in corporate equity securities, bonds, debentures, notes, or other evidence of indebtedness; (iii) exceed limits otherwise applicable to certain types of investments (other than investments in service corporations) by between 3% and 10% of assets, depending upon the level of the institution's permanent stock, general reserves, surplus and undivided profits; and (iv) invest up to 15% of assets in any loans or investments not otherwise specifically authorized or prohibited, subject to authorization by the institution's board of directors.

     An Ohio association may invest in such real property or interests therein as its board of directors deems necessary or convenient for the conduct of the business of the association, but the amount so invested may not exceed the net worth of the association at the time the investment is made. Additionally, an association may invest an amount equal to 10% of its assets in any other real estate. This limitation does not apply, however, to real estate acquired by foreclosure, conveyance in lieu of foreclosure or other legal proceedings in relation to loan security interests.

     Notwithstanding the above powers authorized under Ohio law and regulation, a state-chartered savings association, such as the Bank, is subject to certain limitations on its permitted activities and investments under federal law which may restrict the ability of an Ohio-chartered association to engage in activities and make investments otherwise authorized under Ohio law. See "--Additional Limitations on Activities."

     Ohio has adopted a statutory limitation on the acquisition of control of an Ohio savings and loan association which requires the written approval of the Division prior to the acquisition by any person or entity of a controlling interest in an Ohio association. Control exists, for purposes of Ohio law, when any person or entity, either directly or indirectly, or acting in concert with one or more other persons or entities, owns, controls, holds with power to vote, or holds proxies representing, 15% or more of the voting shares or rights of an association, or controls in any manner the election or appointment of a majority of the directors.

     Under certain circumstances, interstate mergers and acquisitions involving associations incorporated under Ohio law are permitted by Ohio law. A savings and loan association or savings and loan holding company with its principal place of business in another state may acquire a savings and loan association or savings and loan holding company incorporated under Ohio law if the laws of such other state permit an Ohio savings and loan association or an Ohio holding company reciprocal rights.

     Ohio law requires prior written approval of the Ohio Superintendent of a merger of an Ohio association with another savings and loan association or a holding company affiliate.

FEDERAL AND STATE TAXATION

     The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Corporation or the Bank.

     Savings associations such as the Bank are generally taxed in the same manner as other corporations. For taxable years beginning prior to January 1, 1996, savings associations such as the Bank which met certain definitional tests primarily relating to their assets and the nature of their supervision and business operations ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, have been deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying real property loans," which are generally loans secured by certain interests in real property, may have been computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the reserve for nonqualifying loans (the "percentage of taxable income method"). The Bank's deduction with respect to nonqualifying loans was computed under the experience method, which essentially allows a deduction based on the Bank's actual loss experience over a period of several years. Each year the Bank selected the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve.

     Recently enacted legislation repealed the existing reserve method of accounting for bad debt reserves for tax years beginning after December 31, 1995. As a result, savings associations will no longer be able to calculate their deduction for bad debts using the percentage of taxable income method. Instead, savings associations will be required to compute their deduction based on specific charge offs during the taxable year or, if the savings association or its controlled group had assets of not more than $500 million, based on actual loss experience over a period of years. This legislation also requires a savings association (or its controlled group) with assets of more than $500 million to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves for qualifying real property loans and nonqualifying loans, thereby generating additional tax liability. A savings association (or its controlled group) with assets of not more than $500 million are required to recapture their bad debt tax reserve to the extent it exceeds the greater of (i) the applicable bad debt tax reserve as of the close of the last taxable year beginning before January 1, 1988, or (ii) what the savings association's applicable bad debt tax reserve would have been at the close of its last taxable year beginning before January 1, 1996 under the experience method. At December 31, 1995, the Bank's post-1987 reserves totalled approximately $3.9 million. The recapture may be suspended for up to two years if, during those years, the savings association satisfies a residential loan requirement.

     Under prior law, if the Bank failed to satisfy the qualifying thrift definitional tests in any taxable year, it would be unable to make additions to its bad debt reserve. Instead, the Bank would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions ratably over a multi-year period. At December 31, 1995, the Bank's total bad debt reserve for tax purposes was approximately $6.8 million. Among other things, the qualifying thrift definitional tests required the Bank to hold at least 60% of its assets as "qualifying assets." Qualifying assets generally include cash, obligations of the

United States or any agency or instrumentality thereof, certain obligations of a state or political subdivision thereof, loans secured by interests in improved residential real property or by savings accounts, student loans and property used by the Bank in the conduct of its banking business. Under current law, a savings association will not be required to recapture its pre-1988 bad debt reserves if it ceases to meet the qualifying thrift definitional tests.

     To the extent that a savings association has (i) pre-1988 bad debt reserves or (ii) supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distributions of a cash dividend by a savings association to a shareholder is treated as made: first out of the savings association's current and post-1951 accumulated earnings and profits; second out of the pre-1988 bad debt reserves; third out of the supplemental reserve for losses on loans; and fourth out of such other accounts as may be proper. Distributions in redemption of stock and distributions in partial or complete liquidation are treated as first made out of the pre-1988 bad debt reserves, then out of the supplemental reserve for losses on loans, then out of post-1951 accumulated earnings and profits and finally out of such other accounts as may be proper. To the extent a distribution to the Corporation by the Bank is deemed paid out of the Excess under these rules, the Excess would be reduced and the Bank's gross income for tax purposes would be increased by the amount of the distribution plus a "gross-up" reflecting the tax attributable to the distribution. Additionally, there are certain regulatory restrictions on the Bank's ability to pay dividends to the Corporation.

     In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to an alternative minimum tax. An alternative minimum tax is imposed at a tax rate of 20% on alternative minimum taxable income ("AMTI"), which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. Adjustments and preferences include depreciation deductions in excess of those allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), and, for 1990 and succeeding years, 75% of the excess of adjusted current earnings ("ACE") over AMTI. ACE equals pre-adjustment AMTI (i) increased or decreased by certain ACE adjustments, which include tax-exempt interest on municipal bonds, depreciation deductions in excess of those allowable for ACE purposes and, in certain cases, the dividend received deduction, and (ii) determined without regard to the ACE adjustment and the alternative tax net operating loss. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax, and alternative tax net operating losses can offset no more than 90% of AMTI. The payment of alternative minimum tax will give rise to a minimum tax credit which will be available with an indefinite carry forward period to reduce federal income taxes in future years (but not below the level of alternative minimum tax arising in each of the carry forward years). For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, were also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to alternative tax net operating losses and the deduction for the environmental tax) over $2 million.

     The Corporation, the Bank and other includable subsidiaries file consolidated federal income tax returns on a December 31 calendar year basis using the accrual method of accounting. The Corporation, the Bank and other includable subsidiaries have been audited by the Internal Revenue Service through December 31, 1994.

     The Bank is subject to the Ohio corporate franchise tax. As a financial institution, the Bank computes its franchise tax based on its net worth. Under this method, the Bank will compute its Ohio corporate franchise tax by multiplying its net worth (as determined under generally accepted accounting principles) as specifically adjusted pursuant to Ohio law, by the applicable tax rate, which is currently 1.5%. As an Ohio-chartered savings and loan association, the Bank also receives a credit against the franchise tax for a portion of the state supervisory fees paid by it.

     The Corporation is subject to an Ohio corporation franchise tax payable in an amount equal to the greater of a specified percentage of net income (currently 5.1% of the first $50,000 and 8.9% of the remainder, with an additional add-on tax not to exceed $5,000) or a specified percentage of net worth (currently approximately 0.6%, plus an add-on tax). In calculating net income for this purpose, dividends from wholly-owned subsidiaries, such as the Bank, would be excluded. In addition, in calculating net worth, the Corporation's investment and intercompany deposit in the Bank would be excluded for this purpose.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF METROPOLITAN

     The name and age of the directors and executive officers of Metropolitan and their position with Metropolitan and the Bank, are set forth in the following table. All persons who serve as directors of the Corporation also serve as directors of the Bank.

                                                             POSITIONS WITH CORPORATION
                NAME                      AGE                         AND BANK
- -------------------------------------   --------    --------------------------------------------
Robert M. Kaye.......................      59       Chairman of Corporation and Chairman of Bank
David G. Lodge.......................      57       President, Assistant Secretary, Assistant
                                                    Treasurer and Director of Corporation and
                                                    President of Bank
Malvin E. Bank.......................      66       Secretary, Assistant Treasurer and Director
                                                    of Corporation and Secretary of Bank
David P. Miller......................      64       Treasurer, Assistant Secretary and Director
                                                    of Corporation
Ralph D. Ketchum.....................      70       Director of Corporation
James A. Karman......................      59       Director of Corporation
Robert R. Broadbent..................      75       Director of Corporation
Marjorie M. Carlson..................      55       Director of Corporation
Lois K. Goodman......................      62       Director of Corporation
Marguerite B. Humphrey...............      54       Director of Corporation
Alfonse M. Mattia....................      54       Director of Corporation
Patrick W. Bevack....................      50       Executive Vice President, Treasurer and
                                                    Assistant Secretary of Bank

     Upon consummation of the offering, the Corporation's Articles will provide for the Board of Directors to be divided into three classes of directors to be as nearly equal in number as possible. Class I will consist of
                         ,                          ,
and                          and their term of office will expire at the next
annual meeting of shareholders; Class II will consist of             ,
            ,             and             and their term of office will expire
one year thereafter; and Class III will consist of             ,             and
            and their term of office will expire two years thereafter; and at each annual shareholders' meeting, that class of directors whose term has expired shall be elected for a term of three years. Upon the consummation of the offering, the Regulations will provide that the number of directors shall be determined from time to time only by a vote of the majority of the Board of Directors. See "Description of the Capital Stock" and "Risk
Factors -- Antitakeover Provisions." All of the officers listed will hold office until successors are appointed by the Board of Directors. There are no arrangements or understandings between any of the directors or officers or any other persons, pursuant to which any of the above directors have been selected as directors, or officers have been selected as officers. If any of the directors holds a directorship in a company or institution subject to the reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act"), that fact is noted below. There are no family relationships between the directors and executive officers of Metropolitan.

     During the past five years, the business experience of each of the directors and executive officers has been as follows:

     Mr. Kaye has served as Chairman of Metropolitan and the Bank since 1987. He has also served as President of Planned Residential Communities, Inc. since 1960. Planned Residential Communities, Inc. is actively engaged in every aspect of multifamily housing from new construction and rehabilitation to acquisition and management. He has also been a member of the Corporate Council of the Cleveland Museum of Art since its inception in 1993 and has been a member of the Board of Trustees of The Peddie School since 1988. Mr. Kaye has a BS from the University of Connecticut.

     Mr. Lodge joined Metropolitan in December 1988 as Executive Vice President. He has served as President of the Corporation and the Bank since August 1991. Mr. Lodge has also served as a Director of the Corporation and the Bank since 1991. Mr. Lodge has also served as Assistant Secretary and Assistant Treasurer of the Corporation since 1992. Mr. Lodge has served as a Director of University Circle Incorporated and Vocational Guidance Services since 1994 and became a member of the Board of Trustees of The Cleveland Play House in June 1995.

     Mr. Bank has served as a Director and as Secretary of the Corporation and the Bank since 1991. Mr. Bank also serves as Assistant Treasurer of the Corporation. Mr. Bank is a senior partner with the Cleveland law firm of Thompson Hine & Flory P.L.L. Mr. Bank also serves as a Director of Oglebay Norton Company. He has a BA from Pennsylvania State University and an LLB from Yale Law School.

     Mr. Miller has served as a Director of the Corporation and the Bank since 1992. Mr. Miller also serves as Treasurer and Assistant Secretary of the Corporation. Since 1986, Mr. Miller has been the Chairman and Chief Executive Officer of Columbia National Group, Inc., a Cleveland based scrap and waste materials wholesaler and steel manufacturer. He has also been a member of the Board of Trustees of The Cleveland Play House since 1992, and is currently commissioner of the Ohio Lottery. Mr. Miller has a BA from Ohio Wesleyan University.

     Mr. Ketchum has served as a Director of the Corporation and the Bank since 1991. Since 1987, Mr. Ketchum has been President of RDK Capital Inc., a general partner in a partnership formed for the purposes of acquiring and managing companies serving the aircraft industry. Prior thereto, he was a Senior Vice President and Group Executive for the General Electric Company, Lighting Group. Mr. Ketchum is also a member of the Board of Directors of Oglebay Norton Company, Thomas Industries, Pacific Scientific and Lithium Technology Corp. Mr. Ketchum has a BNS and BMSE from Tufts University.

     Mr. Karman has served as a Director of the Corporation and the Bank since 1992. Mr. Karman has been affiliated with RPM, Inc. since 1963, and in 1978 he became President of RPM, Inc., a manufacturer of protective coatings, sealants and specialty chemicals. Mr. Karman serves as a member of the Board of Directors of RPM, Inc., McDonald & Company Investments, Inc., A. Schulman, Inc., Shiloh Industries, Inc. and Sudbury, Inc. He has a BA from Miami University (Ohio) and an MBA from the University of Wisconsin.

     Mr. Broadbent has served as a Director of the Corporation and the Bank since 1992. From 1984 to 1989, Mr. Broadbent served as Chairman and Chief Executive Officer of The Higbee Company, a Cleveland-based clothing and housewares retailer. Mr. Broadbent served as the Chairman of the Rock and Roll Hall of Fame Museum, Inc. until May 1994 and is now on the advisory board. Mr. Broadbent also serves as a Director of Cardinal American and Physician Insurance Co. as well as a Trustee of the Murphy Foundation and a Trustee of Kent State University. Mr. Broadbent has a BS from the University of Akron.

     Ms. Carlson has served as a Director of the Corporation and the Bank since 1994. She also is the Director of Donor Relations for the Cleveland Foundation. Ms. Carlson is a member of the Board of Trustees for the College of Wooster, the Musical Arts Association, Judson Park Retirement Community, the Playhouse Square Foundation, and the Northern Planned Giving Council. Ms. Carlson has a BA from the College of Wooster and an MA from Case Western Reserve University.

     Ms. Goodman has served as a Director of the Corporation and the Bank since 1994. Since 1991, she has been President of the Work and Family Group, Inc., a consulting service for employers on managing working families. Ms. Goodman is also a member of the Board of Trustees for the Cleveland Opera, WomanSpace, and the Jewish Community Federation. Ms. Goodman has a BA from the University of Michigan and an MA from Case Western Reserve University.

     Ms. Humphrey has served as a Director of the Corporation and the Bank since 1994. Ms. Humphrey has been developing and implementing workshops for trustee education for the Cultural Arts Trustee Forum at the Cleveland Mandel Center from 1992 to 1995 and is a trustee for the American Symphony Orchestra League, the Cleveland Institute of Music, the Musical Arts Association, and Rainbow Babies and Children's Hospital. Ms. Humphrey has a BA from Vassar College.

     Mr. Mattia has served as a consultant to the Bank since 1987 and as a Director of the Corporation and the Bank since 1996. Mr. Mattia is a CPA and a founding partner of Amper, Politziner & Mattia, a New Jersey-based accounting and consulting firm. Mr. Mattia serves as an advisor to Rutgers University and has a BS from Rider University. He has also completed the OPM program at Harvard Business School.

     Mr. Bevack has been Executive Vice President of the Bank since May 1992. Mr. Bevack became Treasurer and Assistant Secretary of the Bank in 1993. Prior to joining Metropolitan, Mr. Bevack was Executive Vice President of TransOhio Savings Bank. He has a BA and an MBA from Cleveland State University and is a CPA in the State of Ohio.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation provided by Metropolitan during the year ended December 31, 1995, to its Chief Executive Officer and Metropolitan's other executive officers whose annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                 FISCAL      ANNUAL COMPENSATION
                  NAME AND                     YEAR ENDED    -------------------       ALL OTHER
             PRINCIPAL POSITION               DECEMBER 31     SALARY      BONUS     COMPENSATION(1)
- --------------------------------------------  ------------   --------    -------    ---------------
Robert M. Kaye,
  Chairman of the Board.....................      1995       $253,654         --        $ 4,620
                                                  1994        218,846         --          3,150
David G. Lodge,
  President.................................      1995        175,757    $50,000          4,571
                                                  1994        151,078     40,000          3,150
Patrick W. Bevack,
  Executive Vice President(2)...............      1995        128,740      7,000          4,620
                                                  1994        117,403      4,000          2,549

- ---------------
(1) Represents the Bank's contribution to the Metropolitan Savings Bank of Cleveland 401(k) Plan.
(2) Mr. Bevack is Executive Vice President, Treasurer and Assistant Secretary of the Bank.

DIRECTOR COMPENSATION

     For their services as directors, each member of the Board of Directors of the Bank who is not an employee of the Corporation or the Bank receives a monthly consulting fee of $1,000. The Chairman of the Board of the Bank and all other members of the Board of the Bank, who are not employees of the Corporation or the Bank, receive a $250 attendance fee for each meeting of the Board attended. Members of the Board of Directors of the Corporation receive no fees for their services as such.

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND CERTAIN
TRANSACTIONS

     The Compensation Committee of Metropolitan's Board of Directors consists of Robert M. Kaye, Malvin E. Bank, Ralph D. Ketchum and James A. Karman.

     Mr. Kaye, the Selling Shareholder, is the sole shareholder of Planned Residential Communities, Inc. which receives a $96,000 annual fee for employee benefit related services and multifamily property consulting services provided to Metropolitan. Mr. Kaye was reimbursed by the Corporation for certain expenses incurred during 1994 and 1995 which were subsequently determined not to be deductible business expenses. Mr. Kaye has agreed to repay the Corporation for these expenses and the Corporation has clarified its expense reporting policies.

     The law firm of Thompson Hine & Flory P.L.L., of which Malvin E. Bank is a partner, provided legal services to the Corporation in 1995 and during the current fiscal year.

     The accounting firm of Amper, Politziner & Mattia, of which Alfonse M. Mattia is a partner, provided tax services to the Corporation in 1995 and during the current fiscal year.

     Several of the directors and executive officers of the Corporation purchased 1993 Subordinated Notes from Metropolitan during the private offering of the 1993 Subordinated Notes. These purchases were made on the same terms and at the same prices offered to unaffiliated investors. The 1993 Subordinated Notes earn interest at the rate of 10% per annun and mature on December 31, 2001. The directors and executive officers of the Corporation who are also holders of more than $60,000 principal amount of 1993 Subordinated Notes are set forth below.

Robert M. Kaye....................................................................  $515,000
Ralph D. Ketchum..................................................................   200,000
David P. Miller...................................................................   200,000

     In addition, the Metropolitan Savings Bank of Cleveland 401(k) Plan and the Planned Residential Communities Management Co. Inc. and Affiliates 401(k) Plan jointly own $400,000 principal amount of 1993 Subordinated Notes. Also, the Amper, Politziner & Mattia Profit Sharing Trust, of which Alfonse M. Mattia is a trustee, owns $200,000 principal amount of 1993 Subordinated Notes.

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Metropolitan's and the Bank's directors, officers, shareholders and associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and that do not involve more than the normal risk of collectibility or present other unfavorable terms.

                  SELLING SHAREHOLDER AND BENEFICIAL OWNERSHIP

     The following table sets forth certain information with respect to the Selling Shareholder, Robert M. Kaye and his beneficial ownership of the Common Stock. Mr. Kaye currently owns all of the outstanding capital stock of the Corporation and following completion of the offering, Mr. Kaye will continue to own approximately 80.1% of the outstanding Common Stock of the Corporation (77.2% if the Underwriter's over-allotment option is exercised in full). No other director or executive officer currently has any beneficial ownership of the Corporation's Common Stock. However, the Underwriter has agreed to reserve a
maximum of             shares of Common Stock for offering and sale at the
public offering price to certain directors and officers of the Corporation.

                                       SHARES OF COMMON
                                            STOCK             SHARES OF      SHARES OF COMMON STOCK
                                         BENEFICIALLY        COMMON STOCK         BENEFICIALLY
                                      OWNED PRIOR TO THE          TO             OWNED AFTER THE
                                           OFFERING            BE SOLD              OFFERING
                                     --------------------       IN THE       -----------------------
         NAME AND ADDRESS             NUMBER      PERCENT      OFFERING       NUMBER         PERCENT
- -----------------------------------  ---------    -------    ------------    ---------       -------
Robert M. Kaye.....................  3,125,635(1)   100%        300,000(2)   2,825,635(3)      80.1%(3)
21 Sheraton Lane
Rumson, NJ 07760

- ---------------

(1) After giving effect to the Corporation's 3,125,635-for-one stock split which occurred prior to the completion of the offering.

(2) 405,000 shares if the Underwriter's over-allotment option is exercised in full.

(3) 2,720,635 shares, or 77.2%, of the Corporation's outstanding Common Stock if the Underwriter's over-allotment option is exercised in full.

     The Huntington Bank Loan is secured by a pledge of all of the Selling Shareholder's interest in the capital stock of the Corporation pursuant to the terms of a Pledge and Collateral Assignment Agreement. If an Event of Default (as defined in the Huntington Loan Agreement), would occur, there could be a change in control of the Corporation. The Huntington Bank Loan was repaid with the proceeds of the sale of the 1995 Subordinated Notes, but the line of credit with The Huntington National Bank, secured by a pledge of all of the capital stock of the Corporation owned by Mr. Kaye and all of the capital stock of the Bank remains, and additional indebtedness under the line of credit could be incurred by Metropolitan subject to certain limitations contained in the Indenture. The Corporation is currently engaged in discussions with The Huntington National Bank regarding modification of the terms of the Huntington Loan Agreement. See "Description of Subordinated Notes."

                        DESCRIPTION OF THE CAPITAL STOCK

     Prior to the closing of the offering, the Corporation will amend and restate its Articles to increase the number of authorized shares of Common Stock, no par value, to ten million shares and authorize ten million shares of Preferred Stock, no par value. The amendment will also effect a 3,125,635-for-one stock split of the single share of Common Stock currently outstanding. Upon the completion of the offering, the Corporation will have 3,525,635 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. See "Potential Anti-Takeover Effects of Articles, Regulations and OGCL." Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Common Stock are entitled to receive dividends ratably if, as, and when, declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Corporation, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive rights and no right to convert their shares of Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board has the authority, without further action by the shareholders, to issue up to ten million shares of Preferred Stock in one or more series, and to fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, rights and terms of redemption, liquidation preferences, and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The Board, without shareholder approval, can issue Preferred Stock with voting, conversion, and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Corporation or to make removal of management more difficult. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Corporation without any further action by the shareholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The Corporation has no present plans to issue any Preferred Stock.

POTENTIAL ANTI-TAKEOVER EFFECTS OF ARTICLES, REGULATIONS AND OGCL

     As an Ohio corporation, the Corporation is subject to certain provisions of Ohio law which may discourage or render more difficult an unsolicited takeover of the Corporation. Among these are provisions that prohibit any person who owns 10% or more of a corporation's stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and certain other transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation's board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets certain criteria designed to ensure fairness to all remaining shareholders.

     In addition, under Ohio law, the acquisition of shares entitling the holder to exercise certain levels of voting power of a corporation (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the corporation elected or appointed by the directors, and directors of the corporation who are also employees and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition. In light of the fact that, upon completion of the offering, the

Selling Shareholder will own approximately 80.1% of the Corporation's outstanding Common Stock (77.2% if the Underwriter's over-allotment option is exercised in full), acquisitions of the foregoing levels of voting power by third parties will not be possible unless the Selling Shareholder votes in favor thereof.

     Upon consummation of the offering, the Corporation's Regulations will require reasonable advance notice by a shareholder of a proposal or director nomination that such shareholder desires to present at any annual meeting of shareholders. In addition, the Regulations will provide that vacancies created by an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the directors in office, although less than a quorum. Only vacancies resulting from an increase in the size of the Board due to action by the shareholders may be filled by holders of a majority of the Corporation's voting stock.

     The Corporation's Regulations will also require the holders of at least 75% of the voting stock to approve any amendment to certain provisions of the Regulations, including the provisions regarding the number and classification of directors, filling of Board vacancies, the removal of directors, advance notice of shareholder proposals, and nominations. See "Management -- Directors and Executive Officers of Metropolitan."

     It is possible that these provisions, as well as the classification of the Board of Directors provided for in the Articles and the ability of the Board of Directors to issue Preferred Stock, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Corporation. See "Risk Factors -- Antitakeover Provisions."

TRANSFER AGENT AND REGISTRAR

                         has been appointed as the transfer agent and registrar
for the Corporation's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Corporation will have 3,525,635 shares of Common Stock outstanding. All shares of Common Stock sold in the offering will be freely transferable without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of the Corporation (as that term is defined in Rule 144 under the Securities Act). The remaining 2,825,635 outstanding shares of Common Stock (2,720,635 if the Underwriter's over-allotment option is exercised in full) held by Mr. Kaye constitute "restricted securities," within the meaning of Rule 144 and are eligible for sale in the open market after the offering subject to the contractual lockup provisions and applicable requirements of Rule 144 described below.

     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least two years has elapsed since the later of the date on which restricted securities were acquired from the Corporation and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell a number of shares of Common Stock within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 35,256 shares immediately after the offering) or
(ii) the average weekly reported volume of trading of the shares of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Corporation. Affiliates also must sell shares of Common Stock not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date on which restricted securities were acquired from the Corporation and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares of Common Stock immediately without regard to the volume limitations and other conditions described above.

     Sales of a significant number of shares of Common Stock could have an adverse impact on the market price of the shares of Common Stock. The Corporation and all of the Corporation's executive officers and directors have agreed not to offer, sell or otherwise dispose of, any shares of Common Stock or securities convertible into or exchangeable or exercisable for such shares, for a period of 180 days after the date of this Prospectus, without the prior written consent of the Underwriter.

                       DESCRIPTION OF SUBORDINATED NOTES

     By Private Placement Memorandum dated October 25, 1993, Metropolitan sold $4.9 million principal amount of 1993 Subordinated Notes for an aggregate purchase price of $4.9 million. The 1993 Subordinated Notes will mature on December 31, 2001. Interest on the 1993 Subordinated Notes accrues at the rate of 10% per annum and is payable quarterly in arrears on the last day of each March, June, September and December. The terms of the 1993 Subordinated Notes prohibit the Corporation from paying any cash dividend while any of the 1993 Subordinated Notes are outstanding. The Corporation may redeem the 1993 Subordinated Notes, in whole or in part, at any time and from time to time, by paying the outstanding principal amount plus accrued interest and a prepayment premium. The prepayment premium is 10% of the principal amount prepaid during the first year following the issuance of the 1993 Subordinated Notes and is reduced by 1% for each year thereafter. If the 1993 Subordinated Notes are prepaid more than seven years after issuance, the prepayment premium is 3%. The 1993 Subordinated Notes may also be repurchased in privately negotiated transactions.

     If Robert M. Kaye desires to sell, transfer, or exchange a majority interest in the capital stock of the Corporation to any other person or entity while any of the 1993 Subordinated Notes are outstanding, each holder will have the option to have its 1993 Subordinated Notes redeemed at the outstanding principal amount plus accrued interest. In addition, upon the death of Robert M. Kaye, if Mr. Kaye continues to own a majority interest in the capital stock of the Corporation immediately prior thereto, each holder of the 1993 Subordinated Notes will have the option to have a fraction of the principal amount of the holder's 1993 Subordinated Notes redeemed.

     In December 1995, $14.0 million of the 1995 Subordinated Notes were issued in a public offering pursuant to the Indenture. The 1995 Subordinated Notes will mature on January 1, 2005. Interest on the 1995 Subordinated Notes accrues at the rate of 9 5/8% per annum and is payable monthly. The 1995 Subordinated Notes are not redeemable, in whole or in part, by the Corporation prior to December 1, 1998. After December 1, 1998, the 1995 Subordinated Notes may be redeemed by the Corporation according to the following schedule:

      IF REDEEMED DURING THE         REDEMPTION
       12 MONTHS BEGINNING             PRICE
- ----------------------------------   ----------
December 1, 1998..................       103%
December 1, 1999..................       101 1/2%
December 1, 2000 and thereafter...       100%

     The 1995 Subordinated Notes may also be repurchased in privately negotiated or open market transactions.

     The terms of the 1995 Subordinated Notes are governed by the Indenture. The Indenture limits the amount of Funded Indebtedness of the Corporation and all of its subsidiaries to 80% of Consolidated Net Worth. "Funded Indebtedness" and "Consolidated Net Worth" are defined in the Indenture. In addition, the Indenture prohibits the Corporation from paying dividends on its equity securities (except in the form of those securities) unless the Corporation's ratio of tangible equity to total assets is in excess of 7.0%. For purposes of the Indenture "tangible equity" is Consolidated Net Worth (as defined in the Indenture) less goodwill.

     The terms of the Indenture further state that in the event of a Fundamental Structural Change or a Significant Subsidiary Disposition (both as defined in the Indenture), each holder of the 1995 Subordinated Notes will have the right to have the Corporation purchase the holder's 1995 Subordinated Notes at the outstanding principal amount plus accrued interest. The right of the holders is not exercisable if within 40 days after the occurrence of such event the 1995 Subordinated Notes have received a specified rating from a nationally recognized statistical rating organization. This offering does not constitute a Fundamental Structural Change for purposes of the Indenture.

                                  UNDERWRITING

     McDonald & Company Securities, Inc. has agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase 400,000 shares of Common Stock from the Corporation and 300,000 shares of Common Stock from the Selling Shareholder.

     The Underwriter has advised the Corporation and the Selling Shareholder that the Underwriter proposes to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus. The
Underwriter may allow selected dealers a concession not exceeding $          per
share, and the Underwriter may allow, and such selected dealers may re-allow, a
concession not exceeding $          per share to certain other dealers. After
the initial public offering, the public offering price and the concession to dealers may be changed by the Underwriter.

     The Selling Shareholder has granted to the Underwriter an option, exercisable within 30 days of the date of this Prospectus, to purchase up to an additional 105,000 shares of Common Stock at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriter may exercise such option only to cover over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The nature of the Underwriter's obligation under the Underwriting Agreement is such that all shares of Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriter, must be purchased if any shares of Common Stock are purchased.

     Prior to this offering, there has been no public market for any class of the Corporation's capital stock. The initial public offering price for the shares of Common Stock offered hereby has been determined by negotiations among the Corporation, the Selling Shareholder, and the Underwriter. Among the factors considered in determining the initial public offering price were prevailing market and general economic conditions, the price-to-earnings ratio of publicly traded companies that the Corporation and the Underwriter believed to be somewhat comparable to the Corporation, the revenues and earnings of the Corporation in recent periods, the current financial condition of the Corporation, estimates of the business potential of the Corporation, the present state of the Corporation's development, and other factors deemed relevant. Additionally, consideration was given to the general status of the securities market, the market conditions for new issues of securities, and the demand for securities of comparable companies at the time the offering is made.

     The Corporation and the Selling Shareholder have agreed to indemnify the Underwriter against certain liabilities which may be incurred in connection with the offering including liabilities under the Securities Act.

     The Underwriter has agreed to reserve a maximum of           shares of
Common Stock for offering and sale at the public offering price to certain directors, officers and employees of the Corporation and to certain other persons designated by the Corporation who are directly related to the conduct of its business.

     The Corporation and its directors and officers, who will, upon completion of this offering, in the aggregate hold at least 2,720,635 shares of Common Stock, have agreed that they will not offer, sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of McDonald & Company Securities, Inc. for a period of 180 days from the effective date of this Prospectus.

                                 LEGAL MATTERS

     Thompson Hine & Flory P.L.L., 3900 Key Center, 127 Public Square, Cleveland, Ohio will render an opinion on the legality of the Common Stock being offered hereby. No members of the law firm currently own stock of Metropolitan or the Bank, but members of the law firm may own shares of Common Stock as a result of the offering. Malvin E. Bank, a partner of Thompson Hine & Flory P.L.L., is a member of Metropolitan's and the Bank's Board of Directors. The law firm is not employed on a contingent basis. Calfee, Halter & Griswold, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio will pass upon certain legal matters for the Underwriter.

                                    EXPERTS

     The financial statements of Metropolitan as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Crowe, Chizek and Company LLP independent auditors, as stated in their report appearing herein, and have been so included in reliance upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Metropolitan is subject to the informational requirements of the Exchange Act and the rules and regulations thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission may be inspected, without charge, at the offices of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, including Metropolitan.

     This Prospectus does not contain all of the information set forth in the Registration Statement which Metropolitan has filed with the Commission under the Securities Act of which this Prospectus is a part, and to which reference is made for further information with respect to Metropolitan and the shares of Common Stock offered hereby.

                          METROPOLITAN FINANCIAL CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Report of Independent Auditors.......................................................    F-2
Consolidated Financial Statements
  Consolidated Statements of Financial Condition as of June 30, 1996, (unaudited)
     December 31, 1995 and 1994......................................................    F-3
  Consolidated Statements of Operations for the Six Months Ended June 30, 1996 and
     1995 (unaudited) and for the Years Ended December 31, 1995, 1994 and 1993.......    F-4
  Consolidated Statements of Shareholder's Equity for the Six Months Ended June 30,
     1996 (unaudited) and for the Years Ended December 31, 1995, 1994 and 1993.......    F-5
  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996 and
     1995 (unaudited) and for the Years Ended December 31, 1995, 1994 and 1993.......    F-6
Notes to Consolidated Financial Statements...........................................    F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Metropolitan Financial Corp.
Cleveland, Ohio

     We have audited the accompanying consolidated statements of financial condition of Metropolitan Financial Corp. as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Financial Corp. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, the Corporation changed its method of accounting for mortgage servicing rights and impaired loans in 1995 and for certain investment securities in 1994 to comply with new accounting guidance.

                                            /s/ Crowe, Chizek and Company LLP

                                            Crowe, Chizek and Company LLP

Cleveland, Ohio
February 23, 1996

                          METROPOLITAN FINANCIAL CORP.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

            JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995 AND 1994


                                                    JUNE 30,
                                                      1996             1995             1994
                                                  ------------     ------------     ------------
                                                  (UNAUDITED)
ASSETS
Cash and cash equivalents.......................  $ 12,342,110     $ 18,170,473     $ 11,565,524
Securities available for sale (Note 2)..........    12,136,190       22,806,178        7,640,625
Mortgage-backed securities available for sale
  (Notes 2, 3 and 9)............................    41,820,903       39,155,500       16,785,141
Loans held for sale.............................    10,686,026        1,504,348           83,500
Loans receivable, net (Notes 4 and 9)...........   563,883,170      478,345,398      424,943,995
Federal Home Loan Bank stock, at cost (Note
  9)............................................     3,852,000        3,568,700        2,311,200
Accrued interest receivable (Note 5)............     4,239,664        3,707,742        2,707,826
Premises and equipment, net (Note 6)............     8,791,012        7,499,939        3,149,733
Real estate owned, net..........................       218,821          257,593           53,283
Cost in excess of fair value of net assets
  acquired......................................     3,079,295        3,188,412        3,408,527
Cost of loan servicing rights (Note 7)..........     8,692,737        9,129,558        4,824,586
Prepaid expenses and other assets...............     3,043,688        2,761,156        1,909,841
                                                  ------------     ------------     ------------
       Total assets.............................  $672,785,616     $590,094,997     $479,383,781
                                                  ============     ============     ============
LIABILITIES
Deposits (Note 8)...............................  $558,793,688     $503,742,420     $436,197,716
Other borrowings (Note 9).......................    77,073,673       46,873,673       15,503,673
Accrued interest payable........................     3,126,741        4,551,061        1,713,803
Official check float account....................     3,778,038        2,778,632        1,313,176
Other liabilities...............................     3,399,954        6,682,796        4,375,436
                                                  ------------     ------------     ------------
       Total liabilities........................   646,172,094      564,628,582      459,103,804
                                                  ------------     ------------     ------------
Commitments (Notes 10 and 13)

SHAREHOLDER'S EQUITY (Note 14)
Common stock, no par value, 250,000 shares
  authorized, 1 share issued and outstanding....           100              100              100
Additional paid-in capital......................     7,801,283        7,801,283        7,801,283
Retained earnings...............................    18,509,139       16,928,083       13,385,664
Unrealized gain (loss) on securities available
  for sale, net of tax..........................       303,000          736,949         (907,070)
                                                  ------------     ------------     ------------
       Total shareholder's equity...............    26,613,522       25,466,415       20,279,977
                                                  ------------     ------------     ------------
          Total liabilities and shareholder's
            equity..............................  $672,785,616     $590,094,997     $479,383,781
                                                  ============     ============     ============

          See accompanying notes to consolidated financial statements.

                          METROPOLITAN FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                               SIX MONTHS ENDED
                                                   JUNE 30,                   YEARS ENDED DECEMBER 31,
                                           -------------------------   ---------------------------------------
                                              1996          1995          1995          1994          1993
                                           -----------   -----------   -----------   -----------   -----------
                                                  (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans.............  $23,040,268   $19,316,433   $39,654,779   $29,762,338   $22,584,198
  Interest on mortgage-backed
     securities..........................    1,264,530       655,955     2,492,744       692,673     1,142,744
  Interest and dividends on other
     investments.........................      682,824       395,160       979,566       933,594       720,999
                                           -----------   -----------   -----------   -----------   -----------
     Total interest income...............   24,987,622    20,367,548    43,127,089    31,388,605    24,447,941
                                           -----------   -----------   -----------   -----------   -----------
INTEREST EXPENSE
  Interest on deposits (Note 8)..........   13,345,349    10,950,522    23,521,751    14,917,447    10,777,828
  Interest on other borrowings (Note
     9)..................................    2,103,413     1,436,982     3,294,520     1,074,344       437,457
                                           -----------   -----------   -----------   -----------   -----------
     Total interest expense..............   15,448,762    12,387,504    26,816,271    15,991,791    11,215,285
                                           -----------   -----------   -----------   -----------   -----------
NET INTEREST INCOME......................    9,538,860     7,980,044    16,310,818    15,396,814    13,232,656
Provision for loan losses (Note 4).......      685,559       479,026       958,573       765,664       739,921
                                           -----------   -----------   -----------   -----------   -----------
Net interest income after provision for
  loan losses............................    8,853,301     7,501,018    15,352,245    14,631,150    12,492,735
                                           -----------   -----------   -----------   -----------   -----------
NON-INTEREST INCOME
Loan servicing income, net...............      632,387       390,645     1,067,767       641,625       601,595
  Gain on sale of loans..................       35,710       113,381       444,313        52,443     1,393,451
  Net gain on sale of mortgage-backed
     securities and mutual funds.........                                  388,581        34,204       318,279
  Loan option income (Note 13)...........      406,296       420,000       559,256
  Loan credit discount income (Note 4)...                    406,205       640,262
  Other operating income.................      972,190       631,483     1,431,946     1,122,460     1,067,274
                                           -----------   -----------   -----------   -----------   -----------
     Total non-interest income...........    2,046,583     1,961,714     4,532,125     1,850,732     3,380,599
                                           -----------   -----------   -----------   -----------   -----------
NON-INTEREST EXPENSE
  Salaries and related personnel costs...    4,071,117     3,258,984     6,819,383     5,348,509     3,834,309
  Occupancy and equipment expense........    1,124,386     1,024,821     2,134,862     1,487,558     1,130,121
  Federal deposit insurance premiums.....      639,455       548,040     1,132,125       928,969       793,684
  Data processing expense................      295,069       327,816       586,260       381,431       360,644
  Marketing expense......................      284,682       225,515       542,838       392,481       256,231
  State franchise taxes..................      232,193       151,671       306,518       283,503       177,884
  Amortization of intangibles............      109,117       110,998       220,115       221,996       221,996
  Other operating expenses...............    1,606,679     1,103,756     2,445,150     2,013,503     1,499,233
                                           -----------   -----------   -----------   -----------   -----------
     Total non-interest expense..........    8,362,698     6,751,601    14,187,251    11,057,950     8,274,102
                                           -----------   -----------   -----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  CHANGE IN ACCOUNTING PRINCIPLE.........    2,537,186     2,711,131     5,697,119     5,423,932     7,599,232
Provision for income taxes (Note 11).....      956,130     1,032,200     2,154,700     1,987,143     2,829,200
                                           -----------   -----------   -----------   -----------   -----------
INCOME BEFORE CUMULATIVE CHANGE IN
  ACCOUNTING PRINCIPLE...................    1,581,056     1,678,931     3,542,419     3,436,789     4,770,032
Cumulative change in accounting principle
  (Note 1)...............................                                                             (300,000)
                                           -----------   -----------   -----------   -----------   -----------
NET INCOME...............................  $ 1,581,056   $ 1,678,931   $ 3,542,419   $ 3,436,789   $ 4,470,032
                                           ===========   ===========   ===========   ===========   ===========
EARNINGS PER SHARE (NOTE 1)..............  $      0.51   $      0.54   $      1.13   $      1.10   $      1.43
                                           ===========   ===========   ===========   ===========   ===========
WEIGHTED AVERAGE SHARES (NOTE 1).........    3,125,635     3,125,635     3,125,635     3,125,635     3,125,635

          See accompanying notes to consolidated financial statements.

                          METROPOLITAN FINANCIAL CORP.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                 SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                          UNREALIZED
                                                                            UNREALIZED      GAIN/
                                                                              LOSS ON     (LOSS) ON
                                                 ADDITIONAL                 MARKETABLE    SECURITIES       TOTAL
                                        COMMON    PAID-IN      RETAINED       EQUITY      AVAILABLE    SHAREHOLDER'S
                                        STOCK     CAPITAL      EARNINGS     SECURITIES     FOR SALE       EQUITY
                                        ------   ----------   -----------   -----------   ----------   -------------
Balance, January 1, 1993..............   $100    $7,801,283   $ 5,478,843    $ (169,244)                $ 13,110,982
Recovery of unrealized loss on
  marketable equity securities........                                          169,244                      169,244
Net income............................                          4,470,032                                  4,470,032
                                         ----    ----------   -----------    ----------                 ------------
Balance, December 31, 1993............    100     7,801,283     9,948,875           -0-                   17,750,258
Unrealized gain on securities
  available for sale upon adoption of
  SFAS No. 115 on January 1, 1994
  (Note 1)............................                                                    $   16,255          16,255
Net income............................                          3,436,789                                  3,436,789
Change in unrealized gain/ (loss) on
  securities available for sale, net
  of tax..............................                                                      (923,325)       (923,325)
                                         -----   ----------   -----------    ----------   ----------    ------------
Balance, December 31, 1994............    100     7,801,283    13,385,664           -0-     (907,070)     20,279,977
Net income............................                          3,542,419                                  3,542,419
Change in unrealized gain/ (loss) on
  securities available for sale, net
  of tax..............................                                                     1,644,019       1,644,019
                                         -----   ----------   -----------    ----------   ----------    ------------
Balance, December 31, 1995............    100     7,801,283    16,928,083           -0-      736,949      25,466,415
Net income............................                          1,581,056                                  1,581,056
Change in unrealized gain/ (loss) on
  securities available for sale, net
  of tax..............................                                                      (433,949)       (433,949)
                                         -----   ----------   -----------    ----------   ----------    ------------
Balance, June 30, 1996................   $100    $7,801,283   $18,509,139    $      -0-   $  303,000    $ 26,613,522
                                         =====   ==========   ===========    ==========   ==========    ============

          See accompanying notes to consolidated financial statements.

                          METROPOLITAN FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                           SIX MONTHS ENDED
                                               JUNE 30,                      YEARS ENDED DECEMBER 31,
                                      ---------------------------   ------------------------------------------
                                          1996           1995           1995           1994           1993
                                      ------------   ------------   ------------   ------------   ------------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................  $  1,581,056   $  1,678,931   $  3,542,419   $  3,436,789   $  4,470,032
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Net amortization and
       depreciation.................     1,634,172      1,062,799      2,036,614      1,737,049        875,887
     Gain on sale of mortgage-backed
       securities and mutual
       funds........................                                    (388,581)       (34,204)      (318,279)
     Provision for loan losses......       685,559        479,026        958,573        765,664        739,921
     Deferred taxes.................                     (454,764)        (9,326)      (121,000)        95,200
     Loans originated for sale......   (22,716,870)   (28,421,143)   (45,327,774)   (41,059,540)  (138,660,080)
     Loans purchased for sale.......   (10,044,889)   (15,476,148)   (16,210,821)
     Proceeds from sale of loans....    24,561,840     27,242,098     59,830,616     50,965,820    132,256,830
     Gain on sale of real estate
       owned........................        (2,131)       (11,693)         3,307         28,887       (248,017)
     FHLB stock dividend............      (127,500)       (93,600)      (216,200)      (126,900)       (91,100)
     Changes in:
       Prepaid expenses and other
          assets....................      (814,454)    (2,566,187)    (2,603,437)    (1,634,617)       493,840
       Other liabilities............    (3,502,238)     5,809,753      6,588,239      1,594,937       (159,672)
                                      ------------   ------------   ------------   ------------   ------------
     Net cash provided by operating
       activities...................    (8,745,455)   (10,750,928)     8,203,629     15,552,885       (545,438)
                                      ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities, calls
     and repayments of securities
     available for sale.............                                   2,000,000      2,000,000
  Purchases of securities available
     for sale.......................    (9,122,338)    (4,101,250)   (23,464,948)                  (10,167,902)
  Proceeds from sale of securities
     available for sale.............    19,405,161                     7,000,000                    19,759,740
  Disbursement of loan proceeds.....  (118,419,780)   (41,572,713)  (117,432,139)  (143,508,572)   (69,253,170)
  Purchases of loans................   (33,584,461)   (33,771,897)   (86,134,911)   (71,704,818)   (69,988,227)
  Proceeds from loan principal
     repayments.....................    59,599,244     30,193,976     96,163,166     73,780,215     71,652,634
  Purchase of mortgage-backed
     securities available for
     sale...........................    (6,540,625)                                  (6,078,881)   (11,163,168)
  Proceeds from mortgage-backed
     security principal repayments
     and maturities.................     3,607,371                     3,525,478        706,239      5,218,546
  Proceeds from sale of
     mortgage-backed securities.....                                  29,142,705      1,245,585     16,224,114
  Proceeds from sale of loans.......     4,914,956
  Proceeds from sales of real estate
     owned and premises and
     equipment......................        40,903         64,976        102,678      1,308,418        478,396
  Purchase of premises and
     equipment......................    (1,588,457)    (2,632,197)    (4,869,739)    (1,135,060)      (611,499)
  Purchase of FHLB stock............      (155,800)    (1,041,300)    (1,041,300)       (45,800)      (223,100)
  Purchase of mortgage loan
     servicing rights...............      (445,445)    (4,685,882)    (5,329,415)    (3,516,570)    (1,434,484)
                                      ------------   ------------   ------------   ------------   ------------
     Net cash used for investing
       activities...................   (82,289,271)   (57,546,287)  (100,338,425)  (146,949,244)   (49,508,120)
                                      ------------   ------------   ------------   ------------   ------------

                                  (Continued)

                          METROPOLITAN FINANCIAL CORP.

            SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                            SIX MONTHS ENDED
                                                JUNE 30,                     YEARS ENDED DECEMBER 31,
                                       ---------------------------   -----------------------------------------
                                           1996           1995           1995           1994          1993
                                       ------------   ------------   ------------   ------------   -----------
                                               (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposit accounts.....  $ 55,006,363   $ 18,536,809   $ 67,369,745   $103,475,533   $63,217,915
  Proceeds from borrowings...........   120,650,000    217,800,000    340,700,000    118,718,388    59,605,285
  Repayment of borrowings............   (90,450,000)  (168,630,000)  (309,330,000)  (118,960,000)  (55,680,000)
                                       ------------   ------------   ------------   ------------   -----------
     Net cash provided by financing
       activities....................    85,206,363     67,706,809     98,739,745    103,233,921    67,143,200
                                       ------------   ------------   ------------   ------------   -----------
Net change in cash and cash
  equivalents........................    (5,828,363)      (590,406)     6,604,949    (28,162,438)   17,089,642
Cash and cash equivalents at
  beginning of year..................    18,170,473     11,565,524     11,565,524     39,727,962    22,638,320
                                       ------------   ------------   ------------   ------------   -----------
Cash and cash equivalents at end of
  year...............................  $ 12,342,110   $ 10,975,118   $ 18,170,473   $ 11,565,524   $39,727,962
                                       ============   ============   ============   ============   ===========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for:
     Interest........................  $ 14,024,442   $ 11,582,151   $ 23,979,013   $ 15,156,138   $11,117,774
     Income taxes....................       895,000        804,000      2,749,000      1,751,200     2,857,318
  Transfer from loans receivable to
     other real estate...............                       45,722        326,709        442,689       941,130
  Securities classified as available
     for sale upon adoption of SFAS
     No. 115.........................                                                 23,584,000
  Loans securitized..................                    7,802,987     53,795,086

          See accompanying notes to consolidated financial statements.

                          METROPOLITAN FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Metropolitan Financial Corp. (the "Corporation") is an Ohio corporation organized for the operation of a savings and loan holding company. The accounting policies of the Corporation conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

     Consolidation Policy: The Corporation and its subsidiaries, MetroCapital Corporation and Metropolitan Savings Bank (the "Bank"), and its wholly-owned subsidiaries, Kimberly Construction Company, Incorporated, and Metropolitan Savings Service Corporation and its wholly-owned subsidiary Metropolitan Securities Corporation are included in the accompanying consolidated financial statements. All significant intercompany balances have been eliminated.

     Industry Segment Information: Metropolitan Financial Corp. is a savings and loan holding company engaged in the business of originating and purchasing multifamily and commercial real estate loans in Ohio, Central and Northern New Jersey, Michigan, Kentucky and Western Pennsylvania and residential real estate loans in Northeastern Ohio. The majority of the Corporation's income is derived from commercial and retail lending activities.

     Use of Estimates in Preparation of Financial Statements: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues and expenses as well as affecting the disclosures provided. Future results could differ from current estimates. Areas involving the use of management's estimates and assumptions primarily include the allowance for losses on loans, the valuation of loan servicing rights, the value of loans held for sale, fair value of certain securities, the carrying value and amortization of intangibles, the determination and carrying value of impaired loans, and the fair value of financial instruments. Estimates that are more susceptible to change in the near term include the allowance for losses on loans, the valuation of servicing rights, the value of loans held for sale and the fair value of securities.

     Statement of Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions, interest bearing deposits, investments purchased with an initial maturity of three months or less, overnight repurchase agreements and federal funds sold. Generally, federal funds and overnight repurchase agreements are sold for one-day periods. The Corporation reports net cash flows for deposit transactions and deposits made with other financial institutions.

     Securities: Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This accounting guidance requires the Corporation to classify debt and marketable equity securities as held to maturity, trading or available for sale. The cumulative effect on shareholder's equity at January 1, 1994, of adopting SFAS No. 115, is included as a separate component of shareholder's equity in the consolidated statement of financial condition and represents the after tax effect of adjusting securities available for sale to fair value. Prior to the adoption of SFAS No. 115, the Corporation classified investment securities as held for sale.

     Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Securities available for sale are carried at fair value with unrealized gains and losses included as a separate

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

component of shareholder's equity, net of tax. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

     Loans: Loans held for investment are stated at the principal amount outstanding adjusted for amortization of premium and accretion of discount using the interest method. Sales of loans are dependent upon various factors, including interest rate movements, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers, and liquidity and capital requirements. The Bank re-evaluates its intent to hold loans at each balance sheet date based on the then current environment and, if appropriate, reclassifies loans as held for sale and records them at the lower of cost or market. For multifamily and commercial real estate loans held for sale, the Bank enters into a sales agreement concurrent with loan origination. As such, these loans are recorded at cost, which approximates market. At June 30, 1996 and December 31, 1995 and 1994, management had the intent and the Bank had the ability to hold all loans being held for investment purposes for the foreseeable future. Gains and losses on the sale of loans are determined by the identified loan method and are reflected in operations at the time of sale.

     Allowance for Losses on Loans: Because some loans may not be repaid in full, an allowance for losses on loans is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     SFAS No. 114 was adopted January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for losses on loans to such loans. If these allocations cause the allowance for losses on loans to require an increase, such increase is reported as a provision for loan losses. Based on the analysis prepared, no provision for loan losses was recorded in connection with adopting this standard. As allowed, management excludes all consumer loans and residential single family loans with balances less than $200,000 from classification as impaired.

     SFAS No. 118 was adopted January 1, 1995. Under this standard a creditor is allowed to use existing methods for income recognition on an impaired loan. All impaired loans for purposes of SFAS No. 114 are placed on non-accrual status.

     Real Estate Owned: Real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are recorded at fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Expenses to carry real estate owned are charged to operations as incurred.

     Premises and Equipment: Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes. For tax purposes, depreciation on certain assets is computed using accelerated methods. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     Cost in Excess of Fair Value of Net Assets Acquired: The cost in excess of fair value of the net assets acquired resulting from the acquisition of the Bank is being amortized to expense on a straight-line basis over a period of 25 years beginning in July 1987. This amount is a reduction from shareholder's equity in calculating tangible capital for regulatory purposes.

     Loan-Servicing Rights: The cost of loan-servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of loan-servicing rights purchased and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues. The Bank evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

     Effective January 1, 1995 the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires lenders who sell or securitize originated loans and retain the servicing rights to recognize as separate assets the rights to service mortgage loans for others. SFAS No. 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. For purposes of measuring impairment, management stratifies loans by loan type, interest rate and investor.

     Purchase Accounting Adjustment: The purchase accounting adjustment, which was recorded as a result of the 1990 acquisition of Independent Share Corp. and Independent Savings Bank approximated $1.4 million. It is being amortized on a straight line basis over the expected lives of the deposits; five years for demand deposits and ten years for savings deposits.

     Interest Income on Loans: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if interest accrual should be discontinued based on the estimated fair market value of the collateral. Under SFAS No. 114, as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses.

     Loan Fees and Costs: Origination and commitment fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using the level yield method. The net amount deferred is reported in the consolidated statements of financial condition as a reduction of loans.

     Income Taxes: The Corporation and its subsidiaries are included in the consolidated federal income tax return of the Corporation. Income taxes are provided on a consolidated basis and allocated to each entity based on its proportionate share of consolidated income. Deferred income taxes are provided on items of income or expense that are recognized for financial reporting purposes in periods different than when such items are recognized for income tax purposes.

     Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting For Income Taxes." The statement requires, among other things, a change from the deferred method to the liability method of accounting for deferred income taxes. The cumulative effect of adopting SFAS No. 109 was to reduce 1993 income by $300,000 and is included in the consolidated statements of operations as a "cumulative effect of change in accounting principle."

     Earnings Per Share: In connection with the initial public offering of stock, the Board of Directors will approve a 3,125,635-for-one stock split, effected in the form of a stock dividend during October 1996. All per share information has been retroactively adjusted to reflect the effect of the stock dividend.

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     Concentration of Credit Risk: The Bank originates and purchases commercial real estate loans, residential real estate loans, consumer loans and business loans. At June 30, 1996, real estate loans secured by residential apartments approximated 47% of the Bank's total loan portfolio. The remainder of the portfolio was comprised of one- to four-family residential loans (16%) commercial real estate loans (19%), residential construction and land acquisition and development loans (9%), consumer loans (7%), and business loans (2%). Additionally, at June 30, 1996, 62% of the Bank's total real estate loans are secured by real estate in the State of Ohio, 12% in the State of Michigan, 6% in the state of California and 5% in the state of New Jersey. At December
31, 1995, real estate loans secured by residential apartments approximated 46% of the Bank's total loan portfolio. The remainder of the portfolio was comprised of one- to four-family residential loans (15%), commercial real estate (21%), residential construction and land acquisition and development loans (10%), consumer loans (6%) and business loans (2%). Additionally, 63% of the Bank's total real estate loans are secured by real estate in the State of Ohio, 12% in the State of Michigan and 8% in the States of New Jersey and California, respectively. At December 31, 1994, real estate loans secured by residential apartments approximated 44% of the Bank's total loan portfolio. The remainder of the portfolio was comprised of one- to four-family residential loans (30%), commercial real estate and land acquisition and development loans (20%), and consumer loans (6%). Additionally, at December 31, 1994, 65% of the Bank's total real estate loans were secured by real estate in the State of Ohio and 7% in the State of California.

     Loan Option Income: The Bank purchases real estate loans for sale and simultaneously writes an option giving the holder the option to purchase those loans at a specified price within a specified time period. At the time the transaction is complete the Bank recognizes a non-refundable fee in income.

     Trust Department Assets and Income: Property held by the Corporation in a fiduciary or other capacity for its trust customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation.

     Interim Financial Statements: The interim financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995, are unaudited. The interim financial statements reflect all adjustments, consisting of normal recurring accruals, in the opinion of management which are necessary for a fair presentation of the interim periods presented.

NOTE 2 -- SECURITIES

     The amortized cost, gross unrealized gains and losses and fair values of investment securities available for sale at June 30, 1996, are as follows:

                                                          GROSS          GROSS
                                         AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                           COST           GAINS          LOSSES          VALUE
                                        -----------     ----------     ----------     -----------
    U.S. Treasury securities..........  $ 6,112,385      $  28,925     $ (111,790)    $ 6,029,520
    Mutual funds......................    1,131,670                                     1,131,670
    FNMA preferred stock..............    5,000,000                       (25,000)      4,975,000
                                        -----------      ---------     ----------     -----------
         Totals.......................   12,244,055         28,925       (136,790)     12,136,190
    Mortgage-backed securities........   41,235,914        624,169        (39,180)     41,820,903
                                        -----------      ---------     ----------     -----------
         Totals.......................  $53,479,969      $ 653,094     $ (175,970)    $53,957,093
                                        ===========      =========     ==========     ===========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     The amortized cost and fair value of debt securities available for sale at June 30, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         AMORTIZED         FAIR
                                                           COST            VALUE
                                                        -----------     -----------
            Due after one year through five years.....  $ 6,112,385     $ 6,029,520
            Mortgage-backed securities................   41,235,914      41,820,903
                                                        -----------     -----------
                 Total debt securities available for
                   sale...............................  $47,348,299     $47,850,423
                                                        ===========     ===========

     The amortized cost, gross unrealized gains and losses and fair values of investment securities available for sale at December 31, 1995 and 1994 are as follows:

                                                                 1995
                                       ---------------------------------------------------------
                                                         GROSS          GROSS
                                        AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                          COST           GAINS          LOSSES          VALUE
                                       -----------     ----------     ----------     -----------
    U.S. Treasury securities.........  $12,195,274     $  277,102      $ (29,896)    $12,442,480
    Mutual fund......................   10,363,698                                    10,363,698
                                       -----------     ----------     ----------     -----------
        Total investment securities..   22,558,972        277,102        (29,896)     22,806,178
    Mortgage-backed securities.......   38,286,116        869,384                     39,155,500
                                       -----------     ----------     ----------     -----------
        Totals.......................  $60,845,088     $1,146,486      $ (29,896)    $61,961,678
                                       ===========     ==========      =========     ===========

                                                                 1994
                                      ----------------------------------------------------------
                                                        GROSS           GROSS
                                       AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                         COST           GAINS          LOSSES           VALUE
                                      -----------     ----------     -----------     -----------
    U.S. Treasury securities........  $ 8,168,505                    $  (527,880)    $ 7,640,625
    Mortgage-backed securities......   17,581,330                       (796,189)     16,785,141
                                      -----------                    -----------     -----------
        Totals......................  $25,749,835                    $(1,324,069)    $24,425,766
                                      ===========                    ===========     ===========

     The amortized cost and fair value of debt securities available for sale at December 31, 1995, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               AMORTIZED         FAIR
                                                                 COST            VALUE
                                                              -----------     -----------
            Due after one year through five years...........  $12,195,274     $12,442,480
            Mortgage-backed securities......................   38,286,116      39,155,500
                                                              -----------     -----------
                Total debt securities available for sale....  $50,481,390     $51,597,980
                                                              ===========     ===========

     Proceeds from the sale of securities available for sale were $19.4 million for the six months ended June 30, 1996. Gross gains of $60,000 and gross losses of $61,000 were realized on those sales. Proceeds from the sale of mortgage-backed securities available for sale were $29.1 million in 1995, $1.2 million in 1994 and $16.2 million in 1993. Gross gains realized on those sales were $476,000 in 1995, $38,000 in 1994 and $467,000 in 1993. Gross losses of
$87,000 and $3,000 were realized in 1995 and 1994, respectively. Proceeds from the sale of mutual funds were $7 million in 1995 and $19.8 million in 1993. No gain or loss was realized in 1995 and a gross loss of $149,000 was realized on the sale in 1993.

     On November 17, 1995, the Corporation transferred securities with an amortized cost of $51,345,071 previously classified as held to maturity to available for sale. The unrealized gain on the securities transferred totaled $771,664. On November 17, 1995, the Corporation's equity increased $509,298 as a result of the transfer.

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

NOTE 3 -- MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities available for sale at June 30, 1996 are summarized as follows:

                                            PRINCIPAL    UNEARNED     AMORTIZED       FAIR
                                             BALANCE     DISCOUNTS      COST          VALUE
                                           -----------   ---------   -----------   -----------
    GNMA pass-through certificates.......  $10,369,238   $ (51,382)  $10,317,856   $10,460,072
    FHLMC participation certificates.....   10,710,487      22,071    10,732,558    10,747,899
    FNMA pass-through certificates.......   20,080,958    (385,919)   19,695,039    20,122,471
    Sears Mortgage Corporation
      pass-through certificates..........      490,461                   490,461       490,461
                                           -----------   ---------   -----------   -----------
         Totals..........................  $41,651,144   $(415,230)  $41,235,914   $41,820,903
                                           ===========   ==========  ===========   ===========

     Mortgage-backed securities available for sale at December 31, 1995 and 1994 are summarized as follows:

                                                                  1995
                                           ---------------------------------------------------
                                            PRINCIPAL    UNEARNED     AMORTIZED       FAIR
                                             BALANCE     DISCOUNTS      COST          VALUE
                                           -----------   ---------   -----------   -----------
    GNMA pass-through certificates.......  $11,220,448   $ (55,923)  $11,164,525   $11,348,122
    FHLMC participation certificates.....    4,638,552     (21,012)    4,617,540     4,715,366
    FNMA pass-through certificates.......   22,356,699    (395,468)   21,961,231    22,549,192
    Sears Mortgage Corporation
      pass-through certificates..........      542,820                   542,820       542,820
                                           -----------   ---------   -----------   -----------
         Totals..........................  $38,758,519   $(472,403)  $38,286,116   $39,155,500
                                           ===========   ==========  ===========   ===========

                                                                  1994
                                           ---------------------------------------------------
                                            PRINCIPAL    UNEARNED     AMORTIZED       FAIR
                                             BALANCE     DISCOUNTS      COST          VALUE
                                           -----------   ---------   -----------   -----------
    GNMA pass-through certificates.......  $12,032,366   $ (61,671)  $11,970,695   $11,274,437
    FHLMC participation certificates.....    5,088,007     (32,039)    5,055,968     4,956,037
    Sears Mortgage Corporation
      pass-through certificates..........      554,667                   554,667       554,667
                                           -----------   ---------   -----------   -----------
         Totals..........................  $17,675,040   $ (93,710)  $17,581,330   $16,785,141
                                           ===========   =========   ===========   ===========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

NOTE 4 -- LOANS RECEIVABLE

     The composition of the loan portfolio at June 30, 1996 is as follows:

                                                ORIGINATED       PURCHASED          TOTAL
                                               ------------     ------------     ------------
    Real estate loans
      Construction loans
         Residential single family...........  $ 39,424,251                      $ 39,424,251
         Commercial..........................     2,325,000                         2,325,000
         Land................................    14,472,855                        14,472,855
         Loans in process....................   (28,094,952)                      (28,094,952)
                                               ------------                      ------------
           Construction loans, net...........    28,127,154                        28,127,154
      Permanent loans
         Residential single family...........    67,190,265     $ 24,864,437       92,054,702
         Multifamily.........................   152,363,721      117,686,029      270,049,750
         Commercial..........................    32,302,917       89,703,000      122,005,917
         Other...............................        95,302            5,617          100,919
                                               ------------     ------------     ------------
           Total real estate loans...........   280,079,359      232,259,083      512,338,442
    Consumer loans...........................    31,085,639       10,700,374       41,786,013
    Business and other loans.................    15,034,386                        15,034,386
                                               ------------     ------------     ------------
           Total loans.......................  $326,199,384     $242,959,457      569,158,841
                                               ============     ============
    Discount on loans, net...................                                         (84,309)
    Deferred loan fees, net..................                                      (1,755,036)
    Allowance for losses on loans............                                      (3,436,326)
                                                                                 ------------
                                                                                 $563,883,170
                                                                                 ============

     The composition of the loan portfolio at December 31, 1995 and 1994 is as follows:

                                                                    1995
                                               ----------------------------------------------
                                                ORIGINATED       PURCHASED          TOTAL
                                               ------------     ------------     ------------
    Real estate loans
      Construction loans
         Residential single family...........  $ 37,118,087                      $ 37,118,087
         Commercial..........................       440,000                           440,000
         Land................................    10,613,217                        10,613,217
         Loans in process....................   (23,373,232)                      (23,373,232)
                                               ------------                      ------------
           Construction loans, net...........    24,798,072                        24,798,072
      Permanent loans
         Residential single family...........    47,821,816     $ 28,437,082       76,258,898
         Multifamily.........................   118,441,339      113,017,691      231,459,030
         Commercial..........................    24,303,645       85,098,474      109,402,119
         Other...............................        36,415            2,394           38,809
                                               ------------     ------------     ------------
           Total real estate loans...........   215,401,287      226,555,641      441,956,928
    Consumer loans...........................    27,243,050        4,970,535       32,213,585
    Business and other loans.................     8,703,794                         8,703,794
                                               ------------     ------------     ------------
           Total loans.......................  $251,348,131     $231,526,176      482,874,307
                                               ============     ============
    Discount on loans, net...................                                        (543,770)
    Deferred loan fees, net..................                                      (1,220,475)
    Allowance for losses on loans............                                      (2,764,664)
                                                                                 ------------
                                                                                 $478,345,398
                                                                                 ============

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

                                                                    1994
                                               ----------------------------------------------
                                                ORIGINATED       PURCHASED          TOTAL
                                               ------------     ------------     ------------
    Real estate loans
      Construction loans
         Residential single family...........  $ 31,691,460                      $ 31,691,460
         Commercial..........................       440,000                           440,000
         Land................................     6,138,884                         6,138,884
         Loans in process....................   (19,338,158)                      (19,338,158)
                                               ------------                      ------------
           Construction loans, net...........    18,932,186                        18,932,186
      Permanent loans
         Residential single family...........    80,922,018     $ 31,917,896      112,839,914
         Multifamily.........................   105,788,151       82,139,355      187,927,506
         Commercial..........................    18,790,480       64,563,886       83,354,366
                                               ------------     ------------     ------------
           Total real estate loans...........   224,432,835      178,621,137      403,053,972
    Consumer loans...........................    20,272,898        5,673,573       25,946,471
    Business and other loans.................       171,400                           171,400
                                               ------------     ------------     ------------
           Total loans.......................  $244,877,133     $184,294,710      429,171,843
                                               ============     ============
    Discount on loans, net...................                                        (836,530)
    Deferred loan fees, net..................                                      (1,480,604)
    Allowance for losses on loans............                                      (1,910,714)
                                                                                 ------------
                                                                                 $424,943,995
                                                                                 ============

     Loans with adjustable rates, included above, totaled $402,159,000, $348,082,000 and $349,043,000 at June 30, 1996 and December 31, 1995 and 1994,
respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals of one month to five years.

     During 1995, the Bank received payoffs on loans originally purchased at discounts. The purchase discounts recorded were attributable to collectibility concerns and at payoff, the unamortized discounts totaling $406,205 and $640,262 were recorded as income at June 30, 1995 and December 31, 1995, respectively.

     Activity in the allowance for losses on loans is as follows:

                                          SIX MONTHS ENDED
                                              JUNE 30,                 YEARS ENDED DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1996         1995         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------
Balance at beginning of year.........  $2,764,664   $1,910,714   $1,910,714   $1,239,147   $  725,462
Provision for loan losses............     685,559      479,026      958,573      765,664      739,921
Net charge-offs......................     (13,897)     (39,981)    (104,623)     (94,097)    (226,236)
                                       ----------   ----------   ----------   ----------   ----------
                                       $3,436,326   $2,349,759   $2,764,664   $1,910,714   $1,239,147
                                       ==========   ==========   ==========   ==========   ==========

     Effective January 1, 1995, the Bank adopted the provisions of SFAS Nos. 114, "Accounting by Creditors for Impairment of a Loan" and 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 114 specifies that allowances for losses on impaired loans be determined using the present value of estimated future cash flows of the loan, discounted using the loan's effective interest rate. Management analyzes loans on an individual basis and considers a loan to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. Loans which are past

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

due two payments or less and that management feels are probable of being paid current within 90 days are not considered to be impaired loans. SFAS No. 118 allows a creditor to use existing methods for income recognition on an impaired loan.

     Information regarding impaired loans at June 30, 1996 and December 31, 1995 is as follows:

                                                                                      DECEMBER
                                                                     JUNE 30,           31,
                                                                       1996             1995
                                                                    ----------       ----------
Balance of impaired loans.......................................    $4,583,255       $3,569,074
Less portion for which no allowance for losses on loans is
  allocated.....................................................     2,650,591        3,569,074
                                                                    ----------       ----------
Portion of impaired loan balance for which an allowance for
  losses on loans is allocated..................................    $1,932,664       $        0
                                                                    ==========       ==========
Portion of allowance for losses on loans allocated to the
  impaired loan balance.........................................    $  175,164       $        0
                                                                    ==========       ==========

     Information regarding impaired loans is as follows for the six months ended June 30, 1996 and the year ended December 31, 1995:

                                                                                      DECEMBER
                                                                     JUNE 30,           31,
                                                                       1996             1995
                                                                    ----------       ----------
Average investment in impaired loans during the period..........    $4,958,205       $2,144,138
                                                                    ==========       ==========
Interest income recognized on impaired loans including interest
  income recognized on cash basis during the period.............    $   44,867       $   35,884
                                                                    ==========       ==========

     Loans on non-accrual status at December 31, 1994 approximated $2,240,000. If interest had been accrued on non-accrual loans, interest income would have increased by approximately $204,000 and $201,000 for the years ended December 31, 1994 and 1993, respectively.

NOTE 5 -- ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows:

                                                                          DECEMBER 31,
                                                      JUNE 30,      -------------------------
                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Loans receivable...............................  $3,753,638     $3,210,849     $2,474,152
    Mortgage-backed securities.....................     226,468        204,658         78,751
    Other..........................................     259,558        292,235        154,923
                                                     ----------     ----------     ----------
                                                     $4,239,664     $3,707,742     $2,707,826
                                                     ==========     ==========     ==========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

NOTE 6 -- PREMISES AND EQUIPMENT

     Premises and equipment consists of the following:

                                                                          DECEMBER 31,
                                                      JUNE 30,      -------------------------
                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Land...........................................  $2,208,105     $2,223,354     $  177,506
    Office buildings...............................   2,271,134      1,617,812        660,890
    Leasehold improvements.........................   2,287,875      2,239,329      1,919,851
    Furniture, fixtures and equipment..............   4,189,403      3,684,568      2,727,057
    Construction in progress.......................     720,556        351,979        107,222
                                                     ----------     ----------     ----------
         Total.....................................  11,677,073     10,117,042      5,592,526
    Accumulated depreciation.......................   2,886,061      2,617,103      2,442,793
                                                     ----------     ----------     ----------
                                                     $8,791,012     $7,499,939     $3,149,733
                                                     ==========     ==========     ==========

     Depreciation expense was $297,384 and $282,262 for the six months ended June 30, 1996 and 1995, respectively. Depreciation expense was $519,533, $369,946, and $304,020 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 7 -- LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                                        DECEMBER 31,
                                               JUNE 30,        -------------------------------
                                                 1996               1995              1994
                                            --------------     --------------     ------------
    Mortgage loans underlying pass-through
      securities
      FNMA................................  $  128,374,060     $  112,657,048     $ 41,796,403
    Mortgage loan portfolios serviced for
      FHLMC...............................     749,284,480        781,402,395      507,758,889
      FNMA................................     225,987,229        224,544,952      150,662,382
      Other...............................      31,969,759         63,611,413       39,207,397
                                            --------------     --------------     ------------
                                            $1,135,615,528     $1,182,215,808     $739,425,071
                                            ==============     ==============     ============

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $13,413,000 $14,198,000, and $5,600,000 at June 30,
1996 and December 31, 1995 and 1994, respectively.

     Following is an analysis of the changes in loan servicing rights acquired:

                                                    SIX MONTHS            YEAR ENDED
                                                      ENDED              DECEMBER 31,
                                                     JUNE 30,      -------------------------
                                                       1996           1995           1994
                                                    ----------     ----------     ----------
    Balance at beginning of period................  $8,587,831     $4,824,586     $2,295,017
    Additions.....................................    445,446       5,329,415      3,516,570
    Amortization..................................  (1,007,814)    (1,566,170)      (987,001)
                                                    ----------     ----------     ----------
    Balance at end of period......................  $8,025,463     $8,587,831     $4,824,586
                                                    ==========     ==========     ==========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     Following is an analysis of the changes in loan servicing rights originated:

                                                              SIX MONTHS         YEAR
                                                                ENDED           ENDED
                                                               JUNE 30,      DECEMBER 31,
                                                                 1996            1995
                                                              ----------     ------------
    Balance at beginning of period..........................   $541,727        $      0
    Additions...............................................    172,870         558,940
    Amortization............................................    (47,323)        (17,213)
                                                               --------        --------
    Balance at end of period................................   $667,274        $541,727
                                                               ========        ========

NOTE 8 -- DEPOSITS

     Deposits consist of the following:

                                                                           DECEMBER 31,
                                                          -----------------------------------------------
                                     JUNE 30, 1996                 1995                     1994
                                 ----------------------   ----------------------   ----------------------
                                    AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
                                 ------------   -------   ------------   -------   ------------   -------
Noninterest-bearing checking
  accounts.....................  $ 28,777,902       5%    $ 27,036,735       5%    $ 19,526,478       5%
Interest-bearing checking
  accounts -- 2.00% to 3.20%...    36,328,125       7       36,097,363       7       44,721,534      10
Passbook savings and statement
  savings -- 2.75% to 5.73%....   178,423,865      32      140,834,310      28      108,412,494      25
Certificates of deposit:
  4.00% or less................                                 22,619      --       12,978,221       3
  4.01% through 6.00%..........   242,476,882      43      159,599,187      32      219,403,246      50
  6.01% through 7.00%..........    37,700,718       7       66,373,748      13       28,188,441       6
  7.01% through 8.00%..........    35,302,537       6       74,039,703      15        3,359,056       1
  Greater than 8.00%...........                                                          44,450
                                 ------------     ---     ------------     ---     ------------     ---
  Total certificates of
     deposit...................   315,480,137      56      300,035,257      60      263,973,414      60
                                 ------------     ---     ------------     ---     ------------     ---
  Total deposits before premium
     and purchase accounting
     adjustment................   559,010,029     100%     504,003,665     100%     436,633,920     100%
                                                  ===                      ===                      ===
Premium on deposits............                                                             376
Purchase accounting
  adjustment...................      (216,341)                (261,245)                (436,580)
                                 ------------             ------------             ------------
                                 $558,793,688             $503,742,420             $436,197,716
                                 ============             ============             ============

     The weighted average interest rate on deposits at June 30, 1996 and December 31, 1995 and 1994 was 4.96%, 5.11% and 4.37%, respectively.

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     At June 30, 1996, scheduled maturities of certificates of deposit are as follows:

                                                                                   WEIGHTED
                                                                                   AVERAGE
                                                                                   INTEREST
                                                                     AMOUNT          RATE
                                                                  ------------     --------
    Six months ended December 31, 1996..........................  $129,360,974       5.54%
    Year ended December 31, 1997................................   146,683,377       5.76%
    Year ended December 31, 1998................................    13,995,409       5.98%
    Year ended December 31, 1999................................     5,905,107       6.20%
    Year ended December 31, 2000................................    15,306,870       7.28%
    Thereafter..................................................     4,228,400       5.96%
                                                                  ------------
                                                                  $315,480,137       5.76%
                                                                  ============

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $43,832,000 at June 30, 1996.

     At December 31, 1995, scheduled maturities of certificates of deposit are as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
            YEAR                                                           INTEREST
            ENDED                                           AMOUNT           RATE
            -----                                         ------------     --------
            1996........................................  $235,484,349       6.03%
            1997........................................    36,597,071       5.94%
            1998........................................     7,864,953       6.27%
            1999........................................     4,084,951       6.78%
            2000........................................    14,313,721       7.27%
            Thereafter..................................     1,690,212       6.04%
                                                          ------------
                                                          $300,035,257       6.10%
                                                          ============

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $41,930,000 and $12,657,000 at December 31, 1995
and 1994, respectively.

     Interest expense on deposits is summarized as follows:

                                      SIX MONTHS ENDED
                                          JUNE 30,                    YEAR ENDED DECEMBER 31,
                                  -------------------------   ---------------------------------------
                                     1996          1995          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------
NOW and interest-bearing
  checking......................  $   470,045   $   490,867   $   969,489   $ 1,441,566   $ 2,622,093
Passbook savings and statement
  savings.......................    3,855,640     2,561,122     5,632,861     3,164,059     1,887,931
Certificates of deposit.........    9,019,664     7,898,533    16,919,401    10,311,822     6,267,804
                                  -----------   -----------   -----------   -----------   -----------
                                  $13,345,349   $10,950,522   $23,521,751   $14,917,447   $10,777,828
                                  ===========   ===========   ===========   ===========   ===========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

NOTE 9 -- OTHER BORROWINGS

     Other borrowings consisted of the following:

                                                                         DECEMBER 31,
                                                   JUNE 30,       ---------------------------
                                                     1996            1995            1994
                                                  -----------     -----------     -----------
    Federal Home Loan Bank advances (5.7%, 5.75%
      and 7.0% at June 30, 1996, December 31,
      1995 and 1994, respectively)..............  $58,200,000     $28,000,000     $ 6,150,000
    Qualifying subordinated debt maturing May
      31, 1997 (10.75% variable rate)...........                                    1,200,000
    Subordinated debt maturing December 31, 2001
      (10% fixed rate)..........................    4,873,673       4,873,673       4,873,673
    Subordinated debt maturing January 1, 2005
      (9.625% fixed rate).......................   14,000,000      14,000,000
    Term loan maturing July, 1995 (8.5% variable
      rate).....................................                                    3,280,000
                                                  -----------     -----------     -----------
                                                  $77,073,673     $46,873,673     $15,503,673
                                                  ===========     ===========     ===========

     Federal Home Loan Bank advances outstanding at June 30, 1996, mature as follows: $38,200,000 in 1996, $5,000,000 in 1997, and $15,000,000 in 1998. All
advances outstanding at December 31, 1995 mature in 1996. Federal Home Loan Bank advances are collateralized by FHLB stock, first mortgage loans and mortgage-backed securities with an aggregate carrying value of $117,000,000, $42,000,000 and $9,225,000 at June 30, 1996 and December 31, 1995 and 1994.

     On May 31, 1990, the Bank issued a $2 million subordinated term note to Robert M. Kaye due May 31, 1997. Mr. Kaye is the sole shareholder of the Corporation. Interest accrued at a rate of 3% in excess of the prime rate adjustable quarterly. The outstanding balance was paid in full during 1995.

     In 1993 and early 1994, the Corporation issued subordinated notes totaling $4,873,673. Interest on the notes is paid quarterly and principal will be repaid when the notes mature December 31, 2001. Total issuance costs of approximately $185,000 were incurred and will be amortized on a straight line basis over the life of the notes. The notes are unsecured.

     In December 1995, the Corporation issued subordinated notes totaling $14,000,000. Interest on the notes is paid monthly and principal will be repaid when the notes mature January 1, 2005. Total issuance costs of approximately $1,170,000 will be amortized on a straight line basis over the life of the notes. The notes are unsecured.

     The term loan outstanding at December 31, 1994 was with another savings bank. Interest on the loan was payable quarterly at the lender's prime rate. The loan was secured by the stock of the Corporation and a personal guarantee of its sole shareholder, Robert M. Kaye. The outstanding balance was paid in full during 1995.

     On February 22, 1995, the Corporation entered into an agreement for a $5,000,000 variable rate 18-month revolving credit converting to a 30-month variable rate term note. The terms of the loan require interest only payments for eighteen months, then quarterly principal payments based on an 84-month amortization with a balloon payment at maturity. The loan, which is guaranteed by the Corporation's sole shareholder, Robert M. Kaye, and collateralized by stock of the Corporation and the Bank, was paid in full during 1995. In May, 1996, the Corporation renegotiated certain terms of this agreement. The maximum borrowing was decreased to $4,000,000, the revolving term was extended to May, 1998, at which time any then outstanding

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

balance converts to a term loan with quarterly principal payments based on a 60-month amortization with a balloon payment due at maturity in May, 2001. At June 30, 1996, there were no borrowings outstanding under this agreement.

     Interest expense on borrowings is summarized as follows:

                                           SIX MONTHS ENDED
                                               JUNE 30,                YEAR ENDED DECEMBER 31,
                                        -----------------------   ----------------------------------
                                           1996         1995         1995         1994        1993
                                        ----------   ----------   ----------   ----------   --------
Term loan.............................               $   42,640   $   42,640   $  246,076   $226,510
FHLB advances.........................  $1,113,100      744,871    1,758,800      203,413     26,142
Qualifying subordinated debt..........                   62,170      108,773      121,192    152,877
Subordinated debt maturing December
  31, 2001............................     272,951      253,215      510,435      499,734     27,807
Subordinated debt maturing December
  31, 2005............................     710,904                    73,263
Line of credit........................       3,333      124,571      332,466
Reverse repurchase agreement..........                  207,515      462,848
Interest on escrows/impounds..........       3,125        2,000        5,295        3,929      4,121
                                        ----------   ----------   ----------   ----------   --------
                                        $2,103,413   $1,436,982   $3,294,520   $1,074,344   $437,457
                                        ==========   ==========   ==========   ==========   ========

NOTE 10 -- LEASE COMMITMENTS

     The Bank leases certain of its branches under lease agreements whose initial lease terms are renewable periodically. Rent expense for the six months ended June 30, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993 was $406,038, $442,130, $839,849, $539,636 and $351,839, respectively.

     The future minimum annual rental commitments as of June 30, 1996 for all noncancelable leases are as follows:

          Six months ended December 31, 1996.........................    $  459,544
          Year ended December 31, 1997...............................       839,752
          Year ended December 31, 1998...............................       363,194
          Year ended December 31, 1999...............................       293,243
          Year ended December 31, 2000...............................       284,970
          Year ended December 31, 2001...............................       171,802
          Thereafter.................................................       462,585
                                                                         ----------
                                                                         $2,875,090
                                                                         ==========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     The future minimum annual rental commitments as of December 31, 1995 for all noncancelable leases are as follows:

              1996...................................................  $  820,253
              1997...................................................     794,782
              1998...................................................     318,223
              1999...................................................     287,320
              2000...................................................     284,970
              Thereafter.............................................     634,388
                                                                       ----------
                                                                       $3,139,936
                                                                       ==========

NOTE 11 -- INCOME TAXES

     The provision for income taxes consists of the following components:

                                          SIX MONTHS ENDED
                                              JUNE 30,                YEAR ENDED DECEMBER 31,
                                        ---------------------   ------------------------------------
                                          1996        1995         1995         1994         1993
                                        --------   ----------   ----------   ----------   ----------
Current expense.......................  $749,438   $1,486,964   $2,164,026   $2,108,143   $2,734,000
Deferred expense (benefit)............   206,692     (454,764)      (9,326)    (121,000)      95,200
                                        --------   ----------   ----------   ----------   ----------
                                        $956,130   $1,032,200   $2,154,700   $1,987,143   $2,829,200
                                        ========   ==========   ==========   ==========   ==========

     Deferred income taxes are provided for temporary differences. The components of the Corporation's net deferred tax asset (liability) consist of the following:

                                          SIX MONTHS ENDED
                                              JUNE 30,                YEAR ENDED DECEMBER 31,
                                       -----------------------   ---------------------------------
                                          1996         1995        1995        1994        1993
                                       -----------   ---------   ---------   ---------   ---------
Deferred tax assets
  Deferred loan fees.................  $   232,765   $ 129,700   $ 283,118   $ 186,971   $ 327,584
  Loan servicing rights..............      252,978                 159,129       6,801       1,701
  Investments recorded at market
     value for tax purposes..........                                                       26,829
  Other..............................       10,218      13,409       2,576       4,181       5,174
                                       -----------   ---------   ---------   ---------   ---------
                                           495,961     143,109     444,823     197,953     361,288
                                       -----------   ---------   ---------   ---------   ---------
Deferred tax liabilities
  Debt issuance costs................     (353,222)               (373,738)
  Bad debt deduction.................     (272,497)   (136,006)    (54,465)   (116,557)   (459,268)
  Employment contract................      (99,495)   (114,906)   (102,605)   (108,823)   (115,042)
  Depreciation expense...............      (46,800)    (32,468)    (25,666)    (25,960)    (31,389)
  Other..............................     (109,989)       (567)    (67,699)   (135,289)     (9,080)
                                       -----------   ---------   ---------   ---------   ---------
                                          (882,003)   (283,947)   (624,173)   (386,629)   (614,779)
                                       -----------   ---------   ---------   ---------   ---------
     Net deferred tax liability......  $  (386,042)  $(140,838)  $(179,350)  $(188,676)  $(253,491)
                                       ===========   =========   =========   =========   =========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     A reconciliation from income taxes at the statutory rate to the effective provision for income taxes is as follows:

                                     SIX MONTHS ENDED
                                         JUNE 30,                   YEAR ENDED DECEMBER 31,
                                 ------------------------    --------------------------------------
                                    1996          1995          1995          1994          1993
                                 ----------    ----------    ----------    ----------    ----------
Statutory rate................           34%           34%           34%           34%           34%
Income taxes at statutory
  rate........................   $  862,643    $  921,785    $1,937,020    $1,844,137    $2,583,739
Officer's life premium........       27,592        27,592        55,185        27,833
Amortization of purchased
  intangibles.................       52,230        67,608       134,414       135,028       134,424
Tax exempt income.............      (16,974)                                  (43,248)      (31,063)
Writedown of mutual fund......                                                               50,736
Other.........................      (30,639)       15,215        28,081        23,393        91,364
                                 ----------    ----------    ----------    ----------    ----------
  Provision for income
     taxes....................   $  956,130    $1,032,200    $2,154,700    $1,987,143    $2,829,200
                                 ==========    ==========    ==========    ==========    ==========

     Taxes attributable to security's gains totaled $121,548, $10,699 and $99,558 for the years ended December 31, 1995, 1994 and 1993, respectively.

NOTE 12 -- SALARY DEFERRAL -- 401(K) PLAN

     The Corporation maintains a 401(k) plan covering substantially all employees who have attained the age of 21 and have completed one year of service with the Corporation. This is a salary deferral plan, which calls for matching contributions by the Corporation based on a percentage (50%) of each participant's voluntary contribution (limited to a maximum of eight percent (8%) of a covered employee's annual compensation). In addition to the Corporation's required matching contribution, a contribution to the plan may be made at the discretion of the Board of Directors. Employee voluntary contributions are vested at all times, whereas employer contributions vest 20% per year through year five at which time employer contributions are fully vested. The Corporation's matching contributions were $60,775, $47,842, $96,902, $81,214 and $59,105 for the six months ended June 30, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993, respectively. No discretionary contributions have been made by the Corporation for the periods presented.

     The 401(k) plan has invested $400,000 in the 10% subordinated debt maturing December 31, 2001, which was issued by the Corporation in late 1993 and early 1994.

NOTE 13 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank can be a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

     As of June 30, 1996, the Bank had fixed and variable rate commitments to originate and/or purchase loans (at market rates) of approximately $18,891,000 and $23,724,000, respectively. In addition, the Bank had commitments to sell loans totaling $1,483,000 at June 30, 1996.

     As of December 31, 1995, the Bank had fixed and variable rate commitments to originate and/or purchase loans (at market rates) of approximately $18,543,000 and $11,152,000, respectively. In addition, the Bank had commitments to sell loans totaling $2,006,500 at December 31, 1995.

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     During the first six months of 1996, the Bank purchased approximately $10,000,000 of real estate loans and sold non-refundable options to a third party to purchase these same loans at a later date. A gain of $406,296 was recognized on the sale of these options. All of these loans were held for sale at June 30, 1996.

     During 1995, the Corporation purchased approximately $16,000,000 of real estate loans and sold non-refundable options to a third party to purchase these same loans at a later date. Substantially all of the options had been exercised at December 31, 1995 and the Corporation recognized a gain of $559,256 on the sale of these options during the year ended December 31, 1995. At December 31, 1995, loans with a carrying value of $458,146 were held for sale in connection with an outstanding purchase option.

NOTE 14-RESTRICTIONS ON RETAINED EARNINGS AND CAPITAL REQUIREMENTS

     Under the Internal Revenue Code, the Bank is permitted to determine taxable income after deducting a provision for bad debts in excess of such provision recorded in the financial statements. Accordingly, retained earnings at June 30, 1996 and December 31, 1995 and 1994, includes approximately $2,883,000, for which no provision for federal income taxes has been made. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

     Savings institutions insured by the Federal Deposit Insurance Corporation are required to meet three regulatory capital requirements. If a requirement is not met, regulatory authorities may take legal or administrative actions, including restrictions on growth or operations or, in certain cases, seizure. Institutions not in compliance may submit a recapitalization plan.

     Under these capital requirements, at June 30, 1996, the subsidiary Bank had:

                                                   TANGIBLE          CORE         RISK-BASED
                                                    CAPITAL         CAPITAL         CAPITAL
                                                  -----------     -----------     -----------
    GAAP capital................................  $42,821,678     $42,821,678     $42,821,678
    Nonallowable assets
      Goodwill..................................   (2,947,902)     (2,947,902)     (2,947,902)
      Unrealized gain on securities available
         for sale...............................     (303,000)       (303,000)       (303,000)
      Purchase accounting adjustment............     (216,245)
      Other identifiable intangibles............      (75,559)
    Additional capital items
      General valuation allowance...............                                    2,891,000
                                                  -----------     -----------     -----------
    Regulatory capital..........................   39,278,972      39,570,776      42,461,776
    Minimum capital requirement.................   10,003,000      26,687,000      38,500,000
                                                  -----------     -----------     -----------
    Regulatory capital-excess...................  $29,275,972     $12,883,776     $ 3,961,776
                                                  ===========     ===========     ===========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

     Under these capital requirements, at December 31, 1995, the subsidiary Bank had:

                                                   TANGIBLE          CORE         RISK-BASED
                                                    CAPITAL         CAPITAL         CAPITAL
                                                  -----------     -----------     -----------
    GAAP capital................................  $37,549,253     $37,549,253     $37,549,253
    Nonallowable assets
      Goodwill..................................   (3,040,023)     (3,040,023)     (3,040,023)
      Nonqualifying PMSR........................     (715,519)       (715,519)       (715,519)
      Unrealized gain on securities available
         for sale...............................     (736,949)       (736,949)       (736,949)
      Purchase accounting adjustment............     (261,245)
      Other identifiable intangibles............      (90,809)
    Additional capital items
      General valuation allowance...............                                    2,473,202
                                                  -----------     -----------     -----------
    Regulatory capital..........................   32,704,708      33,056,762      35,529,964
    Minimum capital requirement.................    8,747,000      23,361,000      32,892,000
                                                  -----------     -----------     -----------
    Regulatory capital-excess...................  $23,957,708     $ 9,695,762     $ 2,637,964
                                                  ===========     ===========     ===========

     The Bank is required to maintain certain minimum capital levels. Minimum capital requirement ratios for tangible, core and risk-based capital are 1.5%, 4.0% and 8.0%, respectively. Actual tangible core and risk-based capital ratios were 5.89%, 5.93%. and 8.82%, respectively, at June 30, 1996. Therefore, the Bank had excess tangible core and risk-based capital ratios at June 30, 1996 of 4.39%, 1.93%, and 0.82%, respectively. Actual tangible, core and risk-based capital ratios were 5.6%, 5.7% and 8.6%, respectively, at December 31, 1995. Therefore, the Bank had excess tangible, core and risk-based capital ratios at December 31, 1995 of 4.1%, 1.7% and 0.6%, respectively.

     The subordinated debt maturing December 31, 2001 prohibits the payment of any dividends by the Corporation until the notes are retired. The subordinated debt maturing January 1, 2005 prohibits the payment of dividends when the Bank's tangible equity to total assets is less than 7%. At June 30, 1996 and December 31, 1995 the Corporation was precluded from paying dividends based on these restrictions.

NOTE 15 -- RELATED PARTY TRANSACTIONS

     In the six months ended June 30, 1996 and 1995, the Corporation expensed $48,000 for management fees relating to services provided by an affiliate. In each of the years ended December 31, 1995, 1994 and 1993 the Corporation expensed $96,000 for management fees relating to services provided by an affiliate.

     Certain directors and executive officers of the Corporation and its subsidiaries were loan customers of the Corporation. The aggregate borrowings of related parties totaled $1,385,639, $1,136,770 and $390,524 at June 30, 1996 and
December 31, 1995 and 1994, respectively.

     Certain directors and executive offices of the Corporation and its subsidiaries hold an interest in the subordinated debt maturing December 31, 2001. The aggregate interest in the subordinated debt held by related parties totaled $1,065,284 at June 30, 1996, and December 31, 1995 and 1994. In
addition, the Corporation's 401(k) salary deferral plan held a $400,000 interest in the subordinated debt at June 30, 1996, and December 31, 1995 and 1994.

NOTE 16 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Corporation disclose the estimated fair values of its financial instruments. The following table shows those values and the related carrying values. Items which are not financial instruments are not included.

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

                                        JUNE 30, 1996                 DECEMBER 31, 1995               DECEMBER 31, 1994
                                -----------------------------   -----------------------------   -----------------------------
                                  CARRYING        ESTIMATED       CARRYING        ESTIMATED       CARRYING        ESTIMATED
                                   AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                -------------   -------------   -------------   -------------   -------------   -------------
Cash and equivalents..........  $  12,342,110   $  12,342,110   $  18,170,473   $  18,170,473   $  11,565,524   $  11,565,524
Securities....................     12,136,190      12,136,190      22,806,178      22,806,178       7,640,625       7,640,625
Mortgage-backed securities....     41,820,903      41,820,903      39,155,500      39,155,500      16,785,141      16,785,141
Loans, net....................    574,569,196     571,221,419     479,849,746     483,330,240     425,027,495     418,725,605
Federal Home Loan Bank
  stock.......................      3,852,000       3,852,000       3,568,700       3,568,700       2,311,200       2,311,200
Loan servicing rights.........      8,692,737       9,977,724       9,129,558       9,294,631       4,824,586       5,758,220
Accrued interest receivable...      4,239,664       4,239,664       3,707,742       3,707,742       2,707,826       2,707,826
Demand and savings deposits...   (243,313,551)   (243,313,551)   (203,707,163)   (203,707,163)   (172,224,302)   (172,224,302)
Time deposits.................   (315,480,137)   (317,971,737)   (300,035,257)   (302,230,363)   (263,973,414)   (261,001,496)
Other borrowings..............    (77,073,673)    (75,664,181)    (46,873,673)    (46,983,664)    (15,503,673)    (15,503,673)
Official check float
  account.....................     (3,778,038)     (3,778,038)     (2,778,632)     (2,778,632)     (1,313,176)     (1,313,176)
Accrued interest payable......     (3,126,741)     (3,126,741)     (4,551,061)     (4,551,061)     (1,713,803)     (1,713,803)

     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at June 30, 1996 or December 31, 1995 or 1994, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at June 30, 1996 or December 31, 1995 or 1994 should not necessarily be considered to apply at subsequent dates.

     For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and equivalents, the official check float account, accrued interest receivable and accrued interest payable is considered to approximate cost due to the short term nature of these instruments. The estimated fair value for securities and mortgage-backed securities is based on quoted market values for the individual securities or for equivalent securities. Loans were segregated into three main groups: those with adjustable rates, those with fixed rates and those which are held for sale. For the loans held for sale, the carrying value was considered a reasonable estimate of fair value. The fixed and adjustable rate loans held for investment were further divided between those secured by one- to four-family real estate and those secured by multifamily and commercial real estate. For these loans, estimated fair value was determined using a discounted cash flow analysis. The estimated fair value of Federal Home Loan Bank stock is considered to approximate cost since it may be redeemed at par under certain circumstances. Loan servicing rights includes loan servicing rights acquired and loan servicing rights originated after the adoption of SFAS No. 122. The estimated fair value of the servicing rights is based on a discounted cash flow analysis. The estimated fair value of demand and savings deposits, which have no stated maturity, is equal to the amount payable. The estimated fair value for certificates of deposit, Federal Home Loan Bank advances and the fixed rate subordinated debt is based on estimates of the rate the Corporation would pay on such deposits, advances and debt, applied for the time period until maturity using a discounted cash flow analysis. The estimated fair value of subordinated debt with variable interest rate is based on the carrying value. The estimated fair value of commitments is not material.

     In addition, other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill and similar items.

NOTE 17 -- CONDENSED FINANCIAL INFORMATION

     Below is condensed financial information of Metropolitan Financial Corp. (parent company only). In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

                              PARENT COMPANY ONLY
                       STATEMENTS OF FINANCIAL CONDITION

                                                                         DECEMBER 31,
                                                                  ---------------------------
                                                                     1995            1994
                                                   JUNE 30,       -----------     -----------
                                                     1996
                                                  -----------
                                                  (UNAUDITED)
    ASSETS
    Cash........................................  $   755,796     $ 4,790,234     $   613,942
    Securities available for sale...............    1,131,670       1,102,243
    Loans receivable, net.......................       50,000          50,000          50,000
    Investment in Metropolitan Savings Bank.....   42,821,678      37,549,253      27,826,334
    Cost in excess of fair value of net assets
      acquired..................................       55,835          57,580          61,069
    Prepaid expenses and other assets...........    1,207,324       1,253,500         212,020
                                                  -----------     -----------     -----------
                                                  $46,022,303     $44,802,810     $28,763,365
                                                  ===========     ===========     ===========
    LIABILITIES
    Other borrowings............................  $18,873,673     $18,873,673     $ 8,153,673
    Other liabilities...........................      535,108         462,722         329,715
                                                  -----------     -----------     -----------
                                                   19,408,781      19,336,395       8,483,388
                                                  -----------     -----------     -----------
    SHAREHOLDER'S EQUITY
    Common stock................................          100             100             100
    Additional paid-in capital..................    7,801,283       7,801,283       7,801,283
    Retained earnings...........................   18,509,139      16,928,083      13,385,664
    Unrealized gains(losses) on securities
      available for sale, net of tax............      303,000         736,949        (907,070)
                                                  -----------     -----------     -----------
                                                   26,613,522      25,466,415      20,279,977
                                                  -----------     -----------     -----------
                                                  $46,022,303     $44,802,810     $28,763,365
                                                  ===========     ===========     ===========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

                              PARENT COMPANY ONLY
                            STATEMENTS OF OPERATIONS

                                         SIX MONTHS ENDED
                                             JUNE 30,                 YEARS ENDED DECEMBER 31,
                                      -----------------------   ------------------------------------
                                         1996         1995         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------
                                            (UNAUDITED)
Interest on loans and securities....  $   31,757   $    2,479   $    7,211   $    4,191   $    3,500
Interest on other borrowings........     987,188      420,425      958,804      745,810      254,317
                                      ----------   ----------   ----------   ----------   ----------
Net interest expense................    (955,431)    (417,946)    (951,593)    (741,619)    (250,817)
Non-interest income
  Equity in net income of
     Metropolitan Savings Bank......   2,356,375    2,077,380    4,408,900    4,070,421    4,733,184
  Other operating income............       2,957        2,911       47,859       18,226      (35,801)
                                      ----------   ----------   ----------   ----------   ----------
                                       2,359,332    2,080,291    4,456,759    4,088,647    4,697,383
                                      ----------   ----------   ----------   ----------   ----------
Non-interest expense
  Amortization of intangibles.......       1,745        1,745        3,490        3,490        3,490
  State franchise taxes.............      12,336          700        4,833        1,794        2,170
  Other operating expenses..........     165,764      142,969      315,424      186,955      104,674
                                      ----------   ----------   ----------   ----------   ----------
                                         179,845      145,414      323,747      192,239      110,334
                                      ----------   ----------   ----------   ----------   ----------
Income before income taxes..........   1,224,056    1,516,931    3,181,419    3,154,789    4,336,232
     Federal income tax benefit.....    (357,000)    (162,000)    (361,000)    (282,000)    (133,800)
                                      ----------   ----------   ----------   ----------   ----------
Net income..........................  $1,581,056   $1,678,931   $3,542,419   $3,436,789   $4,470,032
                                      ==========   ==========   ==========   ==========   ==========

                          METROPOLITAN FINANCIAL CORP.

         JUNE 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995, 1994 AND 1993

                              PARENT COMPANY ONLY
                            STATEMENTS OF CASH FLOWS

                                     SIX MONTHS ENDED
                                         JUNE 30,                   YEARS ENDED DECEMBER 31,
                                 -------------------------   ---------------------------------------
                                    1996          1995          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------
                                        (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income...................  $ 1,581,056   $ 1,678,931   $ 3,542,419   $ 3,436,789   $ 4,470,032
  Adjustments to reconcile net
     income to net cash
     provided by operating
     activities:
       Equity in net income of
          Metropolitan Savings
          Bank.................   (2,356,375)   (2,077,380)   (4,408,900)   (4,070,421)   (4,733,184)
       Dividends received from
          Metropolitan Savings
          Bank.................      650,000       375,000       850,000       375,000       180,000
       Amortization............        1,745         1,745         3,490         3,490         3,490
       Change in other assets
          and liabilities......       89,136        29,003      (908,474)     (154,990)      106,119
                                 -----------   -----------   -----------   -----------   -----------
            Net cash from
               operating
               activities......      (34,438)        7,299      (921,465)     (410,132)       26,457
                                 -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchase of securities
     available for sale........                               (1,102,243)
  Capital contributions to
     subsidiary bank...........   (4,000,000)   (1,720,000)   (4,520,000)                 (3,475,000)
                                 -----------   -----------   -----------   -----------   -----------
       Net cash from investing
          activities...........   (4,000,000)   (1,720,000)   (5,622,243)                 (3,475,000)
                                 -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Proceeds from borrowings.....                  5,000,000    19,000,000     1,368,388     3,505,285
  Repayment of borrowings......                 (3,280,000)   (8,280,000)     (360,000)     (180,000)
                                 -----------   -----------   -----------   -----------   -----------
  Net cash from financing
     activities................                  1,720,000    10,720,000     1,008,388     3,325,285
                                 -----------   -----------   -----------   -----------   -----------
     Net change in cash and
       cash equivalents........   (4,034,438)        7,299     4,176,292       598,256      (123,258)
Cash and cash equivalents at
  beginning of year............    4,790,234       613,942       613,942        15,686       138,944
                                 -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at
  end of year..................  $   755,796   $   621,241   $ 4,790,234   $   613,942   $    15,686
                                 ===========   ===========   ===========   ===========   ===========

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SELLING SHAREHOLDER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary.................................................      3
Risk Factors.......................................................      6
Use of Proceeds....................................................     11
Dividend Policy....................................................     11
Dilution...........................................................     11
Capitalization.....................................................     12
Selected Consolidated Financial
  Information......................................................     13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations....................................................     14
Business...........................................................     31
Regulation and Supervision.........................................     53
Management.........................................................     62
Selling Shareholder and Beneficial
  Ownership........................................................     65
Description of the Capital Stock...................................     66
Shares Eligible for Future Sale....................................     67
Description of Subordinated Notes..................................     68
Underwriting.......................................................     69
Legal Matters......................................................     69
Experts............................................................     70
Available Information..............................................     70
Index to Consolidated Financial
  Statements.......................................................    F-1



                                 700,000 SHARES




                              [METROPOLITAN LOGO]




                                  METROPOLITAN
                                FINANCIAL CORP.

                                  COMMON STOCK




                            ------------------------

                                   Prospectus

                            ------------------------




                               MCDONALD & COMPANY
                                SECURITIES, INC.
                                     , 1996




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the amount of fees and expenses (other than underwriting discount) payable by the Corporation in connection with the sale of the shares of Common Stock being registered. The Corporation is paying the expenses of the Selling Shareholder, other than the underwriting discount.

Securities and Exchange Commission registration fee..................   $  3,054
National Association of Securities Dealers, Inc. filing fee..........   $  1,386
Nasdaq National Market application fee...............................   $  9,025
Legal fees and expenses..............................................   $150,000
Transfer agent fees and expenses.....................................   $  3,000
Accounting fees and expenses.........................................   $ 50,000
Printing expenses....................................................   $ 75,000
Blue Sky fees and expenses...........................................   $ 15,000
Miscellaneous........................................................   $ 18,535
                                                                        --------
     TOTAL...........................................................   $325,000
                                                                        ========

- ---------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure, insurance for such persons.

     Metropolitan's Regulations provide that Metropolitan shall indemnify, subject to certain limitations, any person (and the heirs, executors and administrators of each such person) made or threatened to be made a party to any action, suit, proceeding or claim by reason of the fact that he is or was a director or officer of Metropolitan or of another corporation for which he was serving as a director or officer at the request of Metropolitan for all expenses and liabilities incurred by him in connection with the defense of any such action, suit or proceeding or claim.

     Under a directors' and officers' liability insurance policy, directors and officers of the Registrant are insured against certain liabilities, including certain liabilities under the Securities Act.

     Pursuant to the terms of the Underwriting Agreement, the Underwriter agrees to indemnify Metropolitan, the Bank, the Selling Shareholder and other officers and directors for certain liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     No securities of the Corporation that were not registered under the Securities Act have been issued or sold by the Corporation within the last three years, except as follows: by Private Placement Memorandum dated October 25, 1993, Metropolitan sold $4,873,673 principal amount of 1993 Subordinated Notes for an aggregate purchase price of $4,873,673. The 1993 Subordinated Notes bear interest at the rate of 10% per annum and mature in 2001. The 1993 Subordinated Notes were sold only to purchasers who were familiar with either Metropolitan, its directors, executive officers, or sole shareholder. The private placement was made pursuant to the exemption from registration found at Rule 506 of the Securities Act. The Corporation relied on the facts that the 1993 Subordinated Notes were acquired by no more than 35 persons other than accredited investors and that each non-accredited investor, either alone or together with his purchaser representative(s), was capable of evaluating the investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     Exhibits:
        1        Form of Underwriting Agreement.*

        3.1      Amended and Restated Articles of Incorporation of Metropolitan Financial
                 Corp.*

        3.2      Amended and Restated Code of Regulations of Metropolitan Financial Corp.*

        4        Metropolitan Financial Corp. agrees to provide the Commission, upon request, copies of any agreement defining rights of long-term debt holders.

        5        Form of Opinion of Thompson Hine & Flory P.L.L. with respect to the legality of the securities being registered.*

        21       Subsidiaries of Metropolitan Financial Corp. (filed as Exhibit 21 to
                 Metropolitan's Amendment No. 1 to Registration Statement on Form S-1, filed
                 November 13, 1995 and, incorporated herein by reference).

        23.1     Consent of Thompson Hine & Flory P.L.L. (included as part of Exhibit 5).*

        23.2     Consent of Crowe, Chizek and Company LLP.

        24       Powers of Attorney.

        27       Financial Data Schedule.

        99.1     Specimen Subordinated Note relating to the 9 5/8% Subordinated Notes due
                 January 1, 2005 (found at Sections 2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to Metropolitan's Amendment No. 1 to Registration Statement on
                 Form S-1, filed November 13, 1995 and, incorporated herein by reference).

        99.2     Form of Indenture entered into on December 1, 1995 between the Corporation and
                 Boatmen's Trust Company (filed as Exhibit 4.1 to Metropolitan's Amendment No.
                 1 to Registration Statement on Form S-1 filed November 13, 1995 and, incorporated herein by reference.)

        99.3     Specimen Subordinated Note relating to the 10% Subordinated Notes due December
                 31, 2001 (filed as Exhibit 99.1 to Metropolitan's Registration Statement on
                 Form S-1, filed October 20, 1995 and, incorporated herein by reference).

        99.4     The Loan Agreement (the "Loan Agreement") by and between The Huntington
                 National Bank and Metropolitan Financial Corp., dated as of February 22, 1995, relating to the Huntington Bank Loan (filed as Exhibit 99.2 to Metropolitan
                 Financial Corp.'s to Registration Statement on Form S-1, filed October 20,
                 1995 and, incorporated herein by reference).

        99.5     Amendments 1, 2 and 3 to Loan Agreement (filed as Exhibit 99.1 to
                 Metropolitan's Quarterly Report on Form 10-Q for the period ended March 31,
                 1996 filed May 15, 1996 and, incorporated herein by reference).

        99.6     Amendment 4 to the Loan Agreement (filed as Exhibit 99.1 to Metropolitan's
                 Quarterly Report on Form 10-Q for the period ended June 30, 1996 filed August
                 13, 1996 and, incorporated herein by reference).

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* To be filed by amendment.

(b)     Financial Statement Schedules:

                The financial statement schedules for Metropolitan have been included in the consolidated financial statements or the related footnotes, or they are either inapplicable or not required. The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

ITEM 17. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on September 19, 1996.

                              METROPOLITAN FINANCIAL CORP.
                                Registrant

                              By: /s/ DAVID G. LODGE
                                 ------------------------------------

                                 David G. Lodge, President, Assistant Secretary, Assistant Treasurer, and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                              By: /s/ DAVID G. LODGE
                                 ------------------------------------

                                 David G. Lodge, President, Assistant Secretary, Assistant Treasurer, and Director
                                 (Principal Financial and Accounting Officer)
                                 September 19, 1996

Robert M. Kaye, Chairman of the Board and Director (Principal Executive and Operating Officer); Malvin E. Bank, Secretary, Assistant Treasurer, and Director; David P. Miller, Treasurer, Assistant Secretary and Director; Ralph D. Ketchum, Director; James A. Karman, Director; Robert R. Broadbent, Director; Marjorie M. Carlson, Director; Lois K. Goodman, Director; Marguerite B. Humphrey, Director; Alfonse M. Mattia, Director

                              By: /s/ DAVID G. LODGE
                                 ------------------------------------
                                 David G. Lodge
                                 Attorney-in Fact
                                 September 19, 1996

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    EXHIBIT DESCRIPTION
- -------   -------------------
     1    Form of Underwriting Agreement.*

     3.1  Amended and Restated Articles of Incorporation of Metropolitan Financial Corp.*

     3.2  Amended and Restated Code of Regulations of Metropolitan Financial Corp.*

     4    Metropolitan Financial Corp. agrees to provide the Commission, upon request, copies of any agreement defining rights of long-term debt holders.

     5    Form of Opinion of Thompson Hine & Flory P.L.L. with respect to the legality of the securities being registered.*

    21    Subsidiaries of Metropolitan Financial Corp. (filed as Exhibit 21 to Metropolitan's
          Amendment No. 1 to Registration Statement on Form S-1, filed November 13, 1995 and, incorporated herein by reference).

    23.1  Consent of Thompson Hine & Flory P.L.L. (included as part of Exhibit 5).*

    23.2  Consent of Crowe, Chizek and Company LLP.

    24    Powers of Attorney.

    27    Financial Data Schedule.

    99.1  Specimen Subordinated Note relating to the 9 5/8% Subordinated Notes due January 1,
          2005 (found at Sections 2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to
          Metropolitan's Amendment No. 1 to Registration Statement on Form S-1, filed November
          13, 1995 and, incorporated herein by reference).

    99.2  Form of Indenture entered into on December 1, 1995 between the Corporation and
          Boatmen's Trust Company (filed as Exhibit 4.1 to Metropolitan's Amendment No. 1 to
          Registration Statement on Form S-1 filed November 13, 1995 and, incorporated herein by reference.)

    99.3  Specimen Subordinated Note relating to the 10% Subordinated Notes due December 31,
          2001 (filed as Exhibit 99.1 to Metropolitan's Registration Statement on Form S-1,
          filed October 20, 1995 and, incorporated herein by reference).

    99.4  The Loan Agreement (the "Loan Agreement") by and between The Huntington National
          Bank and Metropolitan Financial Corp., dated as of February 22, 1995, relating to the Huntington Bank Loan (filed as Exhibit 99.2 to Metropolitan Financial Corp.'s to
          Registration Statement on Form S-1, filed October 20, 1995 and, incorporated herein by reference).

    99.5  Amendments 1, 2 and 3 to Loan Agreement (filed as Exhibit 99.1 to Metropolitan's
          Quarterly Report on Form 10-Q for the period ended March 31, 1996 filed May 15, 1996 and, incorporated herein by reference).

    99.6  Amendment 4 to the Loan Agreement (filed as Exhibit 99.1 to Metropolitan's Quarterly
          Report on Form 10-Q for the period ended June 30, 1996 filed August 13, 1996 and, incorporated herein by reference).

- ---------------

* To be filed by amendment.